UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Bristol-Myers Squibb Company
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2020 Annual Meeting of Shareholders

430 E. 29th Street, 14th Floor New York, New York 10016
Notice of Annual Meeting of Shareholders

Notice is hereby given that the 2020 Annual Meeting of Shareholders will be held at Bristol-Myers Squibb Company, 3401 Princeton Pike, Lawrence Township, New Jersey, on May 5, 2020, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:
•	to elect to the Board of Directors the 12 persons nominated by the Board, each for a term of one year;
•	to conduct an advisory vote to approve the compensation of our Named Executive Officers;
•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2020;
•	to consider two shareholder proposals, if presented at the meeting; and
•	to transact such other business as may properly come before the meeting or any adjournments thereof.
Holders of record of our common and preferred stock at the close of business on March 16, 2020 will be entitled to vote at the meeting.
We are monitoring developments regarding the coronavirus or COVID-19, including protocols that federal, state and local governments have imposed. We are sensitive to the health and safety concerns related to this ongoing pandemic and our top priority is to protect the health and well-being of our shareholders, employees and the general public. In the event we determine it is necessary or appropriate to hold the meeting by remote communication, we will announce this decision in advance, and details will be posted on our company website and filed with the Securities and Exchange Commission.
By Order of the Board of Directors

Katherine R. Kelly
Vice President, Associate General Counsel
and Corporate Secretary
Dated: March 25, 2020

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1) Go to www.proxyvote.com and vote via the Internet;
(2) Call the toll free telephone number (800) 690-6903 (this call is toll-free in the United States); or
(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

Dear BMS shareholders,
At the time that we are issuing this Proxy Statement, we are in the midst of a global pandemic. COVID-19 is taking a significant human toll, and our hearts go out to those who have been impacted and everyone managing through this difficult and uncertain time. As a responsible global citizen, we are taking steps to protect the health and safety of the public and our global workforce, contribute to relief efforts in communities deeply affected by the virus, and carry out our mission of providing life-saving medicines to the patients who depend on us.
At Bristol Myers Squibb (“BMS”), our vision is to transform patients’ lives through science. To do this, we must continually innovate – we must find novel ways to treat some of the most complex and devastating diseases, like cancer. After welcoming our new colleagues from Celgene Corporation (“Celgene”), we are in a better place than ever to do so. Over the last year, we have achieved:
•	Excellent initial results from our Celgene integration efforts;
•	Strong business performance across our portfolio;
•	A 16% increase in Total Revenues, with 10% attributable to the legacy BMS business;
•	A (33%) decrease in GAAP diluted earnings per share (EPS) and an 18% increase in non-GAAP diluted EPS;
•	One-year total shareholder return of 28%;
•	Implementation of a 10% increase in our dividend, marking an increase in dividends for the 11th year in a row; and
•	Strong external recognition of the excellence of our governance, environmental, and social programs.
We demonstrate ethics, integrity and quality in everything we do. We have evolved our company behaviors for 2020 into six company values: passion, innovation, urgency, accountability, integrity and inclusion. These core values align with our new culture and aspirational ways of working, engaging employees and strengthening performance. Our ability to innovate is amplified by our talent, passion for science, curiosity for discovery, commitment to quality, and determination to translate scientific and technological advances into new medicines that make a difference for patients and their families. Through company-wide programs, we foster a culture of diversity and inclusion. It is only through the diverse experiences and perspectives of our employees that we elicit the best ideas, drive innovation, and achieve transformative business results.
For example, we have eight People and Business Resource Groups (PBRGs), each focused on a specific element of diversity, which empower employees to apply their perspectives and experiences to drive our patient-focused mission within BMS and in the communities where we live and work. Our more than 15,000 PBRG members have helped to improve health outcomes across several disease areas and populations through work both inside and outside the company, and inspired and worked with young people from diverse backgrounds on STEM education and initiatives. We invite you to read our 2019 Annual Report on our website for additional stories on the impact of these groups.
The result of our efforts, and the milestones we achieved in 2019, reinforce the value of our investments in the business and our culture. I am proud of all that we have accomplished in 2019 and am excited as we further expand the important work we do for patients, embed a new culture and build a leading biopharma company in 2020 and beyond.
We ask for your support for our directors and our pay plans that have carefully designed features governing each of our distinct integration timeframes as well as our long-term operations and sustainability. We also invite your feedback, your participation in our annual meeting, and your future investment. Thank you for helping to enable our work and supporting our patients and all our people. We hope you and your loved ones stay safe and healthy during this uncertain time.
Sincerely,

Giovanni Caforio, M.D.
Chairman of the Board and Chief Executive Officer

Dear Fellow shareholders and stakeholders,
In the letter from our Chairman and CEO Giovanni Caforio, you read about how we at Bristol Myers Squibb (“BMS”) successfully managed a momentous and transformative year, including our approximately $80.3 billion acquisition of Celgene Corporation, and our steady integration of the two companies.
As BMS’s Lead Independent Director, I want to thank everyone from both companies who helped make our 2019 possible. I also want to thank my fellow directors: each of us, as well as every committee of the Board, was actively involved in the Celgene transaction and our ongoing integration.
We started the year with a strong governance foundation that we believe helped support these actions: we have majority voting; 3/3/20/20 proxy access; annual director elections; one share, one vote; special meeting rights; no super majority voting provisions; proactive shareholder engagement; and emphasis on board refreshment and effectiveness. Our environmental and social programs focus on our critical risks and opportunities, with targets to accelerate innovation, enhance patient access to medicines, be an employer of choice, and reduce our environmental footprint. Our Board will continue to provide critical oversight of our management team as they execute our strategy to create long-term shareholder value and support the pursuit of our Mission.
But these facts tell only part of our governance story. No governance structure is as important as the people it surrounds, so I want to draw your attention in this short letter to the caliber of the people who served on the BMS Board in 2019.
First, we will use this opportunity to thank Michael Grobstein and Alan Lacy for their many years of dedicated service to the Bristol Myers Squibb Board of Directors and our shareholders. The Board is extremely grateful to Mr. Grobstein and Mr. Lacy for their contributions. Mr. Grobstein and Mr. Lacy will retire from the Board of Directors effective after this Annual Meeting.
Consistent with our focus on bringing together the best in biotech with the best of pharma, we have been fortunate with our new directors, Julia Haller, M.D., Michael Bonney and Phyllis Yale, to further enhance our board’s expertise in gene therapy, biotech and critically important payor matters. Over a third of our Board is diverse by gender or race, and represents the diverse skills and experiences most relevant to our future. Our steady refreshment reflects our commitment to anticipating, leading, and benefitting from evolving science, an ever-changing environment, and simply the value of fresh eyes. We will continue our pro-active engagement with our shareholders as we focus on executing a successful integration and delivering the value of the combined company.
You will read in the compensation sections of this Proxy Statement how we have created plans that are aligned with the completion of our integration, the unique needs of 2020, and our opportunities from 2021 onward.
Our pay plans, our principles, our governance, and our broader valuing of good environmental and social practices reflect our belief that if we take care of our people, they will take care of our patients, which enables us to do well for you, our shareholders.
I ask for your support for the items our company has put forth in this Proxy Statement and encourage you to read the following pages to inform your vote. Thank you for your faith and investment in us, which we work hard to earn.

Vicki L. Sato, Ph.D.
Lead Independent Director
Chair, Committee on Directors and Corporate Governance

Bristol Myers Squibb:
The Story

Our vision is to transform patients’ lives through science.
At Bristol Myers Squibb, we are in the business of breakthroughs. Each day, our employees strive to discover, develop, and deliver innovative medicines that help patients prevail over serious diseases. Patients are at the center of everything we do. They inspire us. They are the reason we come to work each day.

Patients depend on our medicines to help battle serious diseases such as cancer, cardiovascular disease, and rheumatoid arthritis. And through our science, we are pursuing new treatments for diseases including more forms of cancer, heart failure, fibrosis, multiple sclerosis, psoriasis, IBD and neurological disease. Our goal is to transform patients' lives through science.

We are a biopharma leader.
We combine the agility of a biotech company with the reach and resources of an established pharmaceutical company to create a global leading biopharma company. We are a differentiated biopharma company focused on innovative medicines. For us, that means being a company that leads scientific innovation, collaborates at the center of the biotech ecosystem, leverages our global scale and agility, and is driven by the best employees in the industry.

We are committed to quality, integrity, and ethics in everything we do.
Above all else, we value our integrity and we hold ourselves accountable to the highest ethical standards. Our people, patients, and communities are at the center of everything that we do. We strive to deliver transformative medicines, increase access to treatment, and create a positive impact in the communities where we live, work, and serve patients.

Our patients depend on us. They need our very best in every treatment - every dose, every day. We focus on quality and accountability across the entire company: in our laboratory practices, clinical practices, manufacturing processes, and distribution networks.

We value diversity and inclusion.
We embrace a diverse workforce and promote an inclusive culture. We believe that the diverse experiences and perspectives of all our employees help to bring out our best ideas, drive innovation and achieve transformative business results. The health, safety, professional development, work-life balance, and equitable and respectful treatment of our workforce are among our highest priorities.

We touch the lives of those you love.
You, or one of your loved ones, likely know us through the medicines we make. Our top medicines include Revlimid, used to treat patients with a form of cancer called multiple myeloma; Eliquis, used to treat and prevent blood clots and stroke; Opdivo, used to treat multiple forms of cancer; and Orencia, a treatment for rheumatoid arthritis.

We are more than just our medicines. We are more than 30,000 dedicated employees who come to work each day with one mission: To discover, develop, and deliver innovative medicines that help patients prevail over serious diseases.

We Made Great Progress in 2019
2019 was a transformative year for Bristol Myers Squibb, as we acquired Celgene in one of the largest mergers ever in our sector. Though we have only been working together for a few months, we are already realizing benefits from the transaction. Those benefits include:

• An even stronger commercial presence in key disease franchises of oncology, hematology, immunology and cardiovascular disease, led by high-performing commercial teams;
•  Multiple near-term opportunities to launch exciting new medicines for patients;
•  A significantly enhanced early-stage pipeline and new scientific platforms;
• A broader range of discovery modalities
that further strengthen the pipeline;
•  Opportunities to improve collaboration and scale among research and development teams; and
•  Improved global manufacturing and distribution.

As a combined company, we continue to innovate. Among other achievements, in 2019, we launched INREBIC® (fedratinib) and REBLOZYL® (luspatercept-aamt) for the treatment of certain blood disorders in the U.S., continued to strengthen the profile of Eliquis through multiple, robust real-world studies, submitted regulatory filings for luspatercept and ozanimod in the U.S. and Europe, completed two positive first-line lung cancer trials, and laid the groundwork for regulatory submission for CC-486, which showed a significant improvement in overall survival for some leukemia patients.

Financially, it was also a strong year. We delivered strong business performance across the portfolio. We strengthened our balance sheet through the sale of Otezla. We increased our dividend for the eleventh year in a row and implemented a robust accelerated share repurchase program. And we made great strides integrating Celgene.

Bristol Myers Squibb has never been stronger.

Who We Are:
2020 Director
Nominees
Our Board of Directors
Our Board of Directors has nominated 12 current directors, Peter J. Arduini, Robert Bertolini, Michael W. Bonney, Giovanni Caforio, M.D., Matthew W. Emmens, Julia A. Haller, M.D., Dinesh C. Paliwal, Theodore R. Samuels, Vicki L. Sato, Ph.D., Gerald L. Storch, Karen H. Vousden, Ph.D., and Phyllis R. Yale, to serve as directors of Bristol Myers Squibb. The directors will hold office from election until the 2021 Annual Meeting. We believe that tone is set at the top—not just for integrity, but for excellence, so we open this section on our Board of Directors by introducing you to who we are. We follow that with sections on how we are selected and elected, how we govern and are governed, how we are organized, how you can communicate with us and how we are paid. We ask in Item 1 for your voting support so we can continue our important work and build on our significant successes in 2020.
Item 1—Election of the Board of Directors
2020 Director Nominees

The following biographies of our director nominees reflect their Board Committee membership and Chair positions as of the date of this year’s Annual Meeting.

Giovanni Caforio, M.D. Chairman and Chief Executive Officer of the Company Director Since: 2014 Age: 55 Board Committees • Integration Committee
Experience
• Bristol Myers Squibb Chief Executive Officer (May 2015-present); Chairman of the Board (May 2017-present); Chief Operating Officer (June 2014-May 2015); Executive Vice President and Chief Commercial Officer (November 2013-June 2014); President, U.S. (October 2011-November 2013); Senior Vice President, Global Commercialization and Immunology (May 2010-October 2011); Senior Vice President, Oncology, U.S. and Global Commercialization (March 2009-May 2010): Senior Vice President, U.S. Oncology (January 2007-March 2009): Senior Vice President, European Marketing and Brand Commercialization (May 2004-January 2007)

Key Skills and Experience
• Healthcare
• International
• Financial

Education
• University of Rome, M.D.

Other
• Member, Board of Trustees of Hun School of Princeton
• Member, Business Roundtable
• Member, CEO Roundtable on Cancer
• Chairman, Pharmaceutical Research and Manufacturers of America
• Member, The Prium

Vicki L. Sato, Ph.D.
Lead Independent Director

Director Since: 2006
Age: 71

Board Committees
• Committee on Directors and Corporate Governance (Chair)
• Science & TechnologyCommittee

Other Public Boards
• Denali Therapeutics, Inc. (Chair)
• BorgWarner, Inc.
• Chairman of VIR Biotechnology, Inc. (Chair)

Former
• PerkinElmer Corporation
• Syros Pharmaceuticals

Experience
• President of Vertex Pharmaceuticals Incorporated (2000-2005); Chief Scientific Officer, Senior Vice President of Research and Development and Chair of the Scientific Advisory Board
• Professor of management practice at the Harvard Business School (July 2005-June 2017)
• Professor of the practice of molecular and cell biology at Harvard University (July 2005-October 2014)

Key Skills and Experience
• Academia / Non-Profit
• Science / Technology / Innovation
• Healthcare
• Risk Management
• International

Education
• Harvard and Radcliffe Colleges, A.B., Biology
• Harvard University, A.M. and Ph.D., Biology

Other
• Co-Chair on the Task Force on Science and Engineering at Harvard University
• Co-Chair on the Advisory Council of LifeSci NYC

Peter J. Arduini

Director Since: 2016
Age: 55

Board Committees
• Audit Committee
• Compensation and Management Development Committee
• Integration Committee

Other Public Boards
• Integra LifeSciences Holding Corporation

Experience
• President and Chief Executive Officer at Integra LifeSciences Holdings Corporation, a global medical technology company (January 2012-present), President and Chief Operating Officer (November 2010-January 2012)
• Corporate Vice President and President of Medication Delivery, Baxter Healthcare (2005-2010)
• Spent 15 years at General Electric Healthcare in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business

Key Skills and Experience
• Public Company CEO/CFO
• Healthcare
• Financial
• Sales & Marketing
• Science / Technology / Innovation
• Risk Management
• International

Education
• Susquehanna University, B.S., Business Management
• Northwestern University, Kellogg School of Management, M.B.A.

Other
• Board of Directors of ADVAMED (the Advanced Medical Technology Association)
• Board of Directors of MDIC (the Medical Device Innovation Consortium)
• Board of Directors of the National Italian American Foundation
• Board of Trustees of Susquehanna University

Robert Bertolini

Director Since: 2017
Age: 58

Board Committees
• Audit Committee (Chair)
• Committee on Directors and Corporate Governance

Other Public Boards
• Charles River Laboratories International, Inc.
• Idorsia Ltd.

Experience
• President and Chief Financial Officer of Bausch & Lomb Incorporated until its acquisition by Valeant Pharmaceuticals (February 2013-August 2013)
• Executive Vice President and Chief Financial Officer at Schering Plough Corp. through its merger with Merck & Co., Inc. (November 2003-November 2009) with responsibility for tax, accounting and financial asset management
• Spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice

Key Skills and Experience
• Public Company CEO/CFO
• Financial
• Science / Technology / Innovation
• Sales & Marketing
• Risk Management
• Healthcare
• International

Education
• Rutgers, B.A., Economics

Michael W. Bonney

Director Since: 2019
Age: 61

Board Committees
• Audit Committee
• Science & Technology Committee

Other Public Boards
• Kaleido Biosciences, Inc. (Chair)
• Alnylam Pharmaceuticals (Chair)
• Magenta Therapeutics (Chair)

Former
• Celgene Corporation
• Global Blood Therapeutics, Inc.
• NPS Pharmaceuticals, Inc.
• Sarepta Therapeutics Inc.
• Syros Pharmaceuticals

Experience
• Executive Chair of the Board of Kaleido Biosciences, Inc. (August 2018-present); Chief Executive Officer and Chairman (June 2017-August 2018)
• Partner of Third Rock Ventures, LLC. (January-July 2016)
• Chief Executive Officer and a member of the Board of Directors of Cubist Pharmaceuticals Inc. until acquired by Merck & Co., Inc. (June 2003-December 2014)
• Vice President, Sales and Marketing at Biogen, Inc.
• Spent eleven years at Zeneca Pharmaceuticals
• Chair of the Board of Trustees of Bates College (2010-2019)

Key Skills and Experience
• Public Company CEO/CFO
• Healthcare
• Financial
• Science / Technology / Innovation
• Sales & Marketing
• Risk Management
• Academia / Non-Profit

Education
• Bates College, B.A., Economics

Other
• Director of Life Sciences Cares
• Director of Gulf of Maine Research Institute
• Board member of the non-profit Rare

Matthew W. Emmens

Director Since: 2017
Age: 68

Board Committees
• Compensation and Management Development Committee
• Integration Committee
• Science & Technology Committee

Other Public Boards

Former
• Vertex Pharmaceuticals

Experience
• Chief Executive Officer of Shire PLC (2003-2008); Chairman of the Board (2008-2014)
• Chairman, President and Chief Executive Officer of Vertex Pharmaceuticals Incorporated (2009-2012)
• President, Worldwide Pharmaceuticals of Merck KGaA (1999-2003)
• Chief Executive Officer, Commercial Operations of Astra Merck Inc. (1992-1999)
Sales, Marketing and Administration positions for Merck & Co., Inc. (1974-1991)

Key Skills and Experience
• Public Company CEO/CFO
• Science / Technology / Innovation
• Healthcare
• Financial
• Risk Management
• Sales & Marketing
• International

Education
• Fairleigh Dickinson University, B.S., Business Administration

Julia A. Haller, M.D. Director Since: 2019 Age: 65 Board Committees • Science & Technology Committee • Integration Committee Other Public Boards Former • Celgene Corporation
Experience
• Ophthalmologist-in-Chief of Wills Eye Hospital in Philadelphia, PA, where she holds the William Tasman, M.D. Endowed Chair (2007-present)
• Professor and Chair of the Department of Ophthalmology at Sidney Kimmel Medical College at Thomas Jefferson University and Thomas Jefferson University Hospitals (present)
• Member of the Johns Hopkins faculty, where she held the Katharine Graham Chair in Ophthalmology (until 2007)
• Trained at the Wilmer Eye Institute at Johns Hopkins where she served as the first female Chief Resident

Key Skills and Experience
• Academia / Non-Profit
• Healthcare
• Science / Technology / Innovation
• Financial
• Risk Management

Education
• Princeton University, A.B., Philosophy
• Harvard Medical School, M.D.

Other
• Director (former President), Association of University Professors of Ophthalmology
• Board of Governors, ARVO Foundation for Eye Research (AFER)
• Vice Chair of Board of Trustees, The College of Physicians of Philadelphia

Dinesh C. Paliwal

Director Since: 2013
Age: 62

Board Committees
• Integration Committee (Chair)
• Committee on Directors and Corporate Governance
• Compensation and Management Development Committee

Other Public Boards
• Nestlé S.A.
• Raytheon Company

Former
• ADT Corporation

Experience
• President and Chief Executive Officer at Harman International (2007-April 2020); Chairman until its acquisition by Samsung (July 2008-March 2017)
• Member of the Group Executive Committee of ABB Ltd. (January 2001-June 2007); President of Global Markets and Technology (January 2006-June 2007), Chairman and Chief Executive Officer of ABB North America (January 2004-June 2007), President and Chief Executive Officer of ABB Automation Technologies Division (October 2002-December 2005)

Key Skills and Experience
• Public Company CEO/CFO
• International
• Financial
• Science / Technology / Innovation
• Risk Management
• Sales & Marketing

Education
• St. Johns College, Agra University, India, B.S., Physics and Chemistry
• Indian Institute of Technology at Roorkee, Roorkee, India, M.S., Engineering
• Miami University, Oxford, Ohio, M.S., Applied Science and Engineering, M.B.A.

Other
• Member of the CEO Business Roundtable
• Member of the advisory board of the Woodrow Wilson Center
• Member of the Board of Directors of the Business Advisory Council of Farmer School of Business, Miami University of Ohio
• Member of the Board of Directors of the U.S. Indian Business Council

Theodore R. Samuels Director Since: 2017 Age: 65 Board Committees • Audit • Compensation and Management Development Committee Other Public Boards • Perrigo Company plc • Stamps.com
Experience
• President of the Capital Guardian Trust Company (2010-2016); Capital Group representative for Focusing Capital on the Long Term (2014-2015); Board member, Capital Group (2005-2009); Capital Group Audit Committee; Capital Group Finance Committee (2013-2016); Chair of Capital International (North America) Proxy Committee; Capital Guardian Trust Company (North American) Management Committee member; portfolio manager 1990-2016 and analyst 1981-1990

Key Skills and Experience
• Financial
• Sales & Marketing
• Risk Management
• International

Education
• Harvard University, A.B., Economics
• Harvard Business School, M.B.A.

Other
• Director of BJC Healthcare System
• Director of Children’s Hospital Los Angeles, where he served as Co-chair of the Board of Trustees from 2012 until 2015
• Director of the Edward Mallinckrodt, Jr. Foundation
• Director of The Fund for Partnership for Success!, where he also serves as an advisor.
• Director, Research Corporation Technologies, Inc.
• Trustee of the John Burroughs School
• Executive Committee, Harvard College Fund

Gerald L. Storch Director Since: 2012 Age: 63 Board Committees • Audit • Compensation and Management Development Committee (Chair) Other Public Boards Former • Supervalu Inc.
Experience
• Chief Executive Officer of Storch Advisors (November 2017-present) and (November 2013-January 2015)
• Chief Executive Officer of Hudson’s Bay Company, a leading owner and operator of department stores, including Saks Fifth Avenue, Lord & Taylor, Hudson’s Bay Department Stores, Home Outfitters, Saks OFF 5th, Kaufhof, Inno and the e commerce business Gilt. (January 2015-November 2017)
• Toys “R” Us, Inc., Chairman (February 2006-November 2013), Chief Executive Officer (February 2006-May 2013)
• Target Corporation (1993-2006); joined as Senior Vice President of Strategy and served in roles of increasing seniority until Vice Chairman
• Partner at McKinsey & Company

Key Skills and Experience
• Public Company CEO/CFO
• International
• Financial
• Sales & Marketing
• Risk Management

Education
• Harvard University, A.B., Government & Economics
• Harvard University, M.B.A.
• Harvard University, J.D.

Other
• Director of Fanatics, Inc.

Karen H. Vousden, Ph.D. Director Since: 2018 Age: 62 Board Committees • Science & Technology Committee (Chair) • Compensation and Management Development Committee • Integration Committee
Experience
• Senior Group Leader at the Francis Crick Institute in London (February 2017-present)
• Chief Scientist of Cancer Research UK (July 2016-present)
• Director of the Cancer Research—UK (CRUK) Beatson Institute in Glasgow (2002-2016)
• Held leadership roles at the National Cancer Institute in Maryland (1995-2002)

Key Skills and Experience
• Public Company CEO/CFO
• Academia / Non-Profit
• Healthcare
• Science / Technology / Innovation
• International

Education
• Queen Mary College-University of London, B.Sc., Genetics & Microbiology
• Queen Mary College-University of London, Ph.D., Genetics

Other
• Member of the Science Advisory Board of Oncode Institute, the Gurdon Institute, The Netherlands Cancer Institute, the University Cancer Center Frankfurt, Grail, Inc., Ludwig Institute for Cancer Research, PMV Pharma, Raze Therapeutics and Swiss Institute for Experimental Cancer Research
• Council member of the European Molecular Biology Organization
• President of the British Association of Cancer Research
• Fellow of the Royal Society and a Foreign Associate of the National Academy of Sciences

Phyllis R. Yale Director Since: 2019 Age: 62 Board Committees • Committee on Directors and Corporate Governance Other Public Boards • DaVita, Inc.
Experience
• With Bain & Company (1982-present); Advisory Partner
• Has served in a number of leadership roles and has been a leader in building Bain's healthcare practice

Key Skills and Experience
• Financial
• Risk Management
• Healthcare
• Academia / Non-Profit

Education
• Harvard and Radcliffe Colleges, A.B., Economics
• Harvard Business School, M.B.A.

Other
• Chair of the Board of Blue Cross Blue Shield of Massachusetts
• Member of the advisory board of Harvard Business School Healthcare Initiative
• Member of the advisory board of the Health Policy and Management Department at the Harvard Chan School of Public Health
• Member of the board of The Bridgespan Group
• Member of the board of The Trustees of Reservations, a conservation and preservation organization

How We Are
Selected and
Elected
Our executives and employees put a great deal of thought into talent recruitment and retention, and we at the Board level are similarly committed to identifying and attracting the best directors for our company. In the subsections that follow we describe our standards, policies and processes to achieving this goal.
Majority Vote Standard and Mandatory Resignation Policy

A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender their resignation as a director within 10 business days after the certification of the shareholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering their resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering their resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the shareholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the U.S. Securities and Exchange Commission (SEC) on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Criteria for Board Membership

As specified in our Corporate Governance Guidelines, members of our Board should be persons with broad experience in areas important to the operation and long-term success of our company. These include areas such as business, science, medicine, finance/accounting, law, business strategy, crisis management, corporate governance, education or government. Board members should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. The Corporate Governance Guidelines also express the Board’s belief that its membership should continue to reflect a diversity of gender, race, ethnicity, age, sexual orientation and gender identity.
All Director Nominees Possess:

Director Independence

11 of our 12 director nominees are currently independent
Our Corporate Governance Guidelines provide that a substantial majority of Board members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. Our Board has determined that, except for Giovanni Caforio, M.D., who is our Chief Executive Officer, each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol Myers Squibb and its management.
Process for Determining Independence
In accordance with our Corporate Governance Guidelines, our Board undertakes an annual review of director independence. In February 2020, the Board considered all commercial and charitable relationships of our independent directors and director nominees, including the following relationships, which were deemed immaterial under our categorical standards (see Exhibit A):
•
Messrs. Bertolini, Paliwal and Samuels and Ms. Yale are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

•
Drs. Sato, Haller and Vousden, Mr. Samuels and Ms. Yale, or one of their immediate family members, is employed by, or serves as a director of, a business or educational or medical institution with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institutions and the payments made did not exceed the greater of $1 million or 2% of such institutions’ respective consolidated gross revenues.

•
Mr. Samuels is a director of a charitable or nonprofit organization to which the Bristol Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of such organizations’ respective consolidated gross revenues.

The Board determined that none of these relationships impair the independence of these directors under the New York Stock Exchange’s independence standards or otherwise.
Director Succession Planning and Identification of Board Candidates

Regular Assessment of Our Board Composition
The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of our Board. This assessment incorporates the results of the Board’s annual evaluation process, which was recently enhanced in 2017 as described more fully under “Annual Evaluation Process” beginning on page 13. The Committee also considers succession planning for its directors.
Identification and Selection of Director Nominees
In connection with the Board’s ongoing director identification process, the Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of prospective nominees against the established Board membership criteria discussed above. The Committee also reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind the Board’s commitment to maintain members of diverse experience and background. In particular, the Board is committed to identifying and evaluating highly qualified women and underrepresented ethnic group candidates as well as candidates with other diverse backgrounds, industry experience and other unique characteristics. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, shareholders or others. Search firms together with management and directors develop a candidate profile that includes the relevant skills and experiences being sought at that time and incorporates the Board membership criteria. Prospective candidates are identified based on the profile. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the members of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors, as applicable. After completing this evaluation and interview process, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate. In connection with the Celgene Transaction, the company agreed to add two members of the Celgene Board effective at the closing of the transaction. Dr. Haller and Mr. Bonney were elected to join the Board, effective November 20, 2019, and were identified as a potential candidates for election to our Board from among the existing Celgene board members and were interviewed by members of the Board and vetted by a third party search firm retained by the Committee on Directors and Corporate Governance. Ms. Yale, who was elected to serve on the Board, effective November 20, 2019, was identified and vetted as a potential candidate for election to our Board by a third-party search firm retained by the Committee on Directors and Corporate Governance and was interviewed by members of the Board.
Shareholder Nominations for Director
The Committee on Directors and Corporate Governance considers and evaluates shareholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Shareholder recommendations must be accompanied by disclosure, including written information about the recommended nominee’s business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the required documents to: Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.
Proxy Access Shareholder Right
Following extensive engagement with our shareholders, our Board determined to adopt proxy access in 2016, permitting a shareholder or group of up to 20 shareholders holding 3% of our outstanding shares of common stock for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in detail in our Bylaws. If you wish to propose any action pursuant to our proxy access bylaw provision, you must deliver a notice to BMS containing certain information set forth in our Bylaws, not less than 120 but not more than 150 days before the anniversary of the prior year’s filing of the proxy materials. For our 2021 Annual Meeting, we must receive this notice between October 27, 2020 and November 25, 2020. Shareholders should send their notices to: Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.
Annual Evaluation Process

Our Board recognizes the critical role Board and Committee evaluations play in ensuring the effective functioning of our Board. It also believes in the importance of continuously improving the functioning of our Board and committees. Under the leadership and guidance of our Lead Independent Director, the Committee on Directors and Corporate Governance continuously assesses the Board evaluation process. In 2017, following discussions with and input from the full Board of Directors, the Committee enhanced the Board assessment process to include a written questionnaire. This year, the directors completed the questionnaire electronically. The formal 2019 Board and Committee evaluation processes are as follows:
•
Board: Directors completed an electronic questionnaire on an unattributed basis responding to questions about the Board and Committee structure and responsibilities, Board culture and dynamics, adequacy of information to the Board, Board skills and effectiveness, and Committee effectiveness. The robust feedback and comments from the directors were anonymously compiled and then were presented by the Chairman and the Lead Independent Director to the full Board for discussion and action. The 2019 Board evaluation was completed in February 2020.

•
Committees: Committee chairs selected a list of topics for their respective committees to evaluate and discuss, covering both substantive and process aspects of committee performance. The list of discussion topics for each committee was distributed to committee members in advance for consideration. Committee chairs led discussions in executive sessions of their respective committees. Committee chairs then reported to the full Board the results of their respective committee’s evaluation and any follow-up actions. The 2019 Committee evaluations were completed in the beginning of 2019 and reported to the Board in February 2020.

The formal annual Board and Committee evaluations are supplemented by regular informal one-on-one discussions between the Chairman and Chief Executive Officer and each director throughout the year. The Lead Independent Director actively conveys directors’ feedback on an ongoing basis to our Chairman and Chief Executive Officer and has regular one-on-one discussions with the other members of the Board.
In response to feedback received from the annual evaluation process, we completed rotations in our committee memberships.

How We
Govern and
Are Governed
Director Orientation and Continuing Education

Director education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our company, including our business, strategy and governance. New directors participate in an orientation program with senior business and functional leaders from all areas of the company, during which there is discussion on strategic priorities and key risks and opportunities, and participate in site visits to one or more of our locations. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the biopharmaceutical industry, both from senior management and from experts outside of the company. We also encourage directors to enroll in continuing education programs sponsored by third parties at our expense.
Active Board Oversight of Our Governance

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board keeps itself informed of company business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol Myers Squibb; by reviewing materials provided to Board members by management and by outside advisors; and by participating in Board and Board Committee meetings.
The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The “Compensation Discussion and Analysis” beginning on page 33 discusses many of these policies and procedures.
The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews the Corporate Governance Guidelines and, from time to time, our Board revises them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.
Board’s Role in Strategic Planning and Risk Oversight

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our next steps as a company.

The Board plays a critical role in the determination of the types and appropriate levels of risk undertaken by the company.
•
Annual strategy deep-dive. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting.

•
Constant focus on strategy. Throughout the year, our Board provides guidance to management on strategy and helps to refine operating plans to implement the strategy. This was especially true in 2019. The Board was consistently involved and met 8 times between June 2018 and January 2019 to discuss the merits and risk of the opportunity to acquire Celgene.

•	Dedicated to oversight of risk management. Our Board is responsible for risk oversight as part of its fiduciary duty of care to monitor business operations effectively.
For further discussion on how our Board administers its strategic planning and risk oversight function as a whole and through its Board Committees, please see the discussion under the header “How We Are Organized” beginning on page 20.
Risk Assessment of Compensation Policies and Practices

The Compensation and Management Development Committee annually conducts a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive or inappropriate risk-taking behavior. These features include:
✔	Balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price	✔	Clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards
✔	Multiple metrics in our incentive programs that balance top-line, bottom-line and pipeline performance	✔	Share ownership and retention guidelines applicable to our senior executives
✔	Caps in our incentive program payout formulas	✔	Equity award policies that limit risk by having fixed annual grant dates
✔	Reasonable goals and objectives in our incentive programs	✔	Prohibition of speculative and hedging transactions by all employees and directors
✔	Payouts modified based upon individual performance, inclusive of assessments against our BMS Behaviors	✔
All non-sales managers and executives worldwide participate in the same annual plan program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee

✔	The Compensation and Management Development Committee’s ability to exercise downward discretion in determining incentive program payouts	✔
Mandatory training on our Principles of Integrity: BMS Standards of Business Conduct and Ethics (the Principles of Integrity) and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions

Meetings of Our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2019, the Board met 12 times. The average aggregate attendance of directors at Board and committee meetings was over 99%. No director attended fewer than 93% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met 10 times during 2019 to discuss such topics as our independent directors determined, including the evaluation of the performance of our current Chief Executive Officer.
Annual Meeting of Shareholders

Directors are strongly encouraged, but not required, to attend the Annual Meeting of Shareholders. All of the 2019 nominees for director attended our 2019 Annual Meeting of Shareholders except for Mr. Arduini, who had a long-standing previous commitment.
Codes of Conduct

The Principles of Integrity adopted by our Board of Directors set forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller.
In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Principles of Integrity by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units.
Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues.
The Principles of Integrity, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Principles, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.
Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted a written policy and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:
•
Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance (the “Governance Committee”).

•
The Governance Committee will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or ordinary circumstances and the related party’s interest in the transaction.

•
If it is impractical or undesirable to wait until a Governance Committee meeting to complete an interested transaction, the Chair of the Governance Committee, in consultation with the General Counsel, may review and approve the transaction, which approval must be ratified by the Governance Committee at its next meeting.

•
In the event the company becomes aware of an interested transaction that has not been approved, the Governance Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Governance Committee deems appropriate under the circumstances.

•
No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Governance Committee.

•
If an interested transaction is ongoing, the Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

•
Certain types of interested transactions are deemed to be pre-approved or ratified by the Governance Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

BlackRock, Inc. (BlackRock) and The Vanguard Group (Vanguard) are each considered a “Related Party” under our related party transaction policy because they each beneficially own more than 5% of our outstanding common stock. The Governance Committee ratified and approved the following related party transactions in accordance with our policy and Bylaws:
•
Certain of our retirement plans use BlackRock and its affiliates to provide investment management services. In addition, we have certain investments in BlackRock managed investment funds. In connection with these services, we paid BlackRock approximately $4.5 million in fees during 2019.

•
Vanguard acts as an investment manager with respect to certain investment options under our savings and thrift plans. Participants in the plans pay Vanguard’s investment management fees if they invest in investment options managed by Vanguard; neither the plans themselves nor the company pays fees directly to Vanguard. In connection with these services, Vanguard received approximately $594,118 in fees during 2019.

The Governance Committee ratified the above relationships on the basis that these entities’ ownership of our stock plays no role in the business relationship between us and them, and that the engagement of each entity was on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

Disclosure Regarding Political Activities

We provide semi-annual disclosure on our website at the link noted below of all political contributions to political committees, parties or candidates on both state and federal levels that are made by our employee political action committee, as well as annual disclosure of the portion of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures. Please see the company's website at: https://www.bms.com/about-us/sustainability/economic-responsibility/political-contributions.html under “Political Contributions.”
Global Corporate Citizenship & Sustainability

Patients are at the center of everything we do. Our work is focused on the discovery and development of medicines that transform patients’ lives in a way that incorporates good corporate citizenship, environmental stewardship and social responsibility. This year, we celebrate our 10th year as a member of the UN Global Compact and 20 years’ of setting global Sustainability Goals. These commitments reflect our comprehensive approach toward protecting human and natural resources, now and in the future. For us, Sustainability is much more than meeting targets – it is integrated into our culture and is part of our daily thought process. This includes ensuring our clinical trials reflect real world patient populations and the incorporation of innovative technologies to drive our R&D and manufacturing operations. We continue to bring hope to patients with serious disease by building capacity and strengthening community services to ensure no patient is left behind. Our Sustainability 2020 Goals are:
•
Accelerate innovation to develop transformative medicines—By 2020, enable Speed to Patients by optimizing development timelines such as R&D processes, regulatory review and data packaging. The goal also focuses on improving clinical trial patient diversity and satisfaction. For example, by 2020, we will recruit clinical trial patients representing the real world patient population and will conduct R&D programs with transparency, through public disclosure of all ongoing clinical trials and trial results for approved products.

•
Enhance patient access to medicines—Use existing approaches such as tiered pricing, voluntary licensing, reimbursement support, patient assistance programs and our Bristol-Myers Squibb Foundation partnerships to provide greater access to our medicines in global markets. For example, by 2020 all marketed products will have access plans.

•
Be the employer of choice and the champion of safety—Empower and engage our people by improving safe behaviors and building a more globally diverse and inclusive workforce; being a recognized employer of choice. For example, by 2020, we will engage our people in a culture of diversity and inclusion that drives business performance through the value chain, and leverages their insights to better meet patient needs.

•
Drive supply chain leadership on quality and integrity—Ensure reliable supply, engaging with our critical suppliers and assessing those in high-risk countries for conformance with labor and integrity standards. As an example, all critical manufacturing suppliers will be assessed for risk and risk mitigation performance, with results incorporated in sourcing decisions.

•
Innovate to support a green, healthy planet—Continue to improve our environmental footprint with greenhouse gas and water reduction goals and integrate green design and reduce waste throughout our product portfolio. Among Bristol Myers Squibb’s Sustainability 2020 Goal targets is to reduce water use and greenhouse gas emissions by 5 percent (absolute) or more from the 2015 baseline and integrate green design and reduce waste throughout our portfolio.

While we are pleased with the progress we have made to date, we know there is still much more work to do to ensure the health of the planet and its people. We are actively engaged with our shareholders and other key stakeholders on our environmental, social and governance performance relative to our financial results and on the development of our next generation sustainability strategy and goals for the integrated company. Our Board remains actively engaged on these issues with direct oversight by our Committee on Directors and Corporate Governance. For more information and to provide feedback, please see the company’s website at https://www.bms.com/about-us/sustainability.html under “Sustainability.”

Responsible Drug Pricing Strategy & Transparency

Our Commitment
We firmly believe that prescription medicines are such a vital part of human healthcare that everyone who needs them should have access to them. We have been, and remain, committed to facilitating access to our medicines, and to furthering our Mission to help patients prevail over serious diseases. We price our medicines based on a number of factors, including, among others, the value of scientific innovation for patients and society in the context of overall healthcare spend; economic factors impacting the healthcare systems’ capacity to provide appropriate, rapid and sustainable access to patients; and the necessity to sustain our research and development (R&D) investment in innovative, high-quality medicines that address the unmet medical needs of patients with serious diseases and improve their life needs.
At Bristol Myers Squibb, we believe in the value our medicines bring to patients and society and our role in transforming care to help patients live longer, healthier and more productive lives. We focus on medicines that meaningfully change patient outcomes and improve quality of life, and over the last 30 years, we have made significant contributions in areas such as HIV, hepatitis, cardiovascular disease and, most recently, immuno-oncology. After our acquisition of Celgene Corporation, we are now moving to the next generation of treatment options, such as CAR-T. We are pursuing medicines with transformational potential in diseases such as cancer, hematology, heart failure, fibrosis, multiple sclerosis, psoriasis and neuroscience. Many of our medicines are breakthroughs in innovation, truly differentiated medicines that have changed the standard of care and help patients live longer and healthier lives. For example, in melanoma, prior to the availability of immuno-oncology treatment options, 25% of patients diagnosed with metastatic melanoma survived one (1) year. This increased to 74% with immuno-oncology therapies. Through Revlimid and Pomalyst, we transformed the treatment of multiple myeloma. Advances like these have transformed the treatment of certain cancers and changed survival expectations for patients. Collectively, we have delivered nine (9) new products in the past five (5) years, including 18 major market approvals in 2019. These breakthrough medicines are possible because of our consistent investment in research and development. We have emerged as an industry leader in R&D investment, investing approximately $6 billion annually over the last three years, roughly 27% of our revenue. Therefore, our goal is to ensure access to currently approved medicines while continuing to fuel the development of medicines for the future.
Governance/Transparency
We take a thoughtful approach to pricing our products and have internal processes and controls in place to ensure that pricing decisions are thoroughly and appropriately vetted prior to implementation with involvement from the highest levels of management. This process includes routine presentations to the Board on drug pricing strategies. In addition, on balance, over the last few years, our revenue growth has been primarily attributable to increased volume arising from increased demand for our products rather than price increases. We have and continue to disclose in our annual report on Form 10-K and our quarterly reports on Form 10-Q, the average net selling price increase for our legacy BMS products. Our average net selling price increase for 2015, 2016, 2017, 2018 and 2019 was approximately, 3%, 5%, 2%, 0% and 0%, respectively. We believe we have the appropriate governance mechanisms and internal controls and processes in place to ensure that pricing decisions are made in line with our values and commitment.
In addition, the Compensation Management and Development Committee (“Committee”) annually completes a thoughtful and rigorous evaluation of our executive compensation program to ensure that the program is aligned with our Mission and delivers shareholder value, while not encouraging excessive or inappropriate risk-taking by our executives. When setting incentive plan targets each year, the Committee is aware of the risks associated with drug pricing, among other things, and ensures our plans do not incentivize risky behavior in order to meet targets.
Access/Regulatory Reform
We remain committed to working with policymakers, thought leaders, patient advocates and other stakeholders to shape a comprehensive system that provides accessible and affordable health care with the goal of achieving universal coverage and quality patient care, while continuing to fuel innovation. We support efforts to make medicines more affordable, from access assistance to innovative ways to address costs more directly. Individuals who cannot afford our medicines and have no other means of coverage, public or private, may be eligible to be provided with our medicines, at no charge, through a number of programs, including various independent charitable organizations, including the Bristol-Myers Squibb Patient Assistance Program Foundation, Inc., an independent 501(c)(3) charitable organization, and other company sponsored patient assistance programs. We estimate that in 2019 alone, we donated more than $1.3 billion worth of medicines to assist more than 100,000 patients in the United States at no cost to these patients.

We promote health equity globally and strive to increase access to life-saving medicines for populations disproportionately affected by serious diseases and conditions, giving new hope and help to some of the world’s most vulnerable people. Indeed, increasing access to patients is one of our 2020 Sustainability Goals. In addition to our patient assistance programs in the U.S. and outside of the U.S., we have different mechanisms of patient assistance programs, rebates and co-pay assistance programs in each country. For example, we support the use of tiered pricing between distinct groups of countries, in instances of disproportionate disease impact. For instance, for over a decade, Bristol Myers Squibb has maintained a policy of tiered pricing and voluntary licensing for our HIV and HCV medicines in an attempt to reduce barriers that delay broad and accelerated access to treatment for patients around the world. In addition, as part of our commitment to helping patients prevail over serious diseases, we also drive and support a number of programs designed to build capacity, raise patient awareness, including prevention and diagnosis and access to treatment and care. Through the Bristol-Myers Squibb Foundation, an independent 501(c)(3) charitable organization, we support community-based programs that promote cancer awareness, screening, care and support among high-risk populations in the United States, as well as China, Brazil and sub-Saharan Africa. Several examples are: SECURE THE FUTURE and Delivering Hope.
As a company, we have made remarkable improvements in delivering life-saving medicines to patients and offering creative solutions for access; however, we understand concerns that our healthcare system as a whole is too expensive, and we are interested in finding ways to improve our system. Therefore, we re-assert our commitment to proactively work with governments, payers, health care providers and other stakeholders around the world to develop sustainable solutions that will better assist patients in need.
How We Are
Organized
Board Leadership Structure

The company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the company. They establish well-defined responsibilities with respect to the Chairman and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Chairman is not an independent director. This information is set forth in more detail on our website at www.bms.com/ourcompany/governance.
Our Board has dedicated significant consideration to our leadership structure, particularly in connection with the election of Dr. Caforio as the Chairman of the Board at the 2017 Annual Meeting. The Board’s analysis of our leadership structure took into account many factors, including the specific needs of the Board and the company, the strong role of our Lead Independent Director, our Corporate Governance Guidelines (including our governance practices that provide for independent oversight of management), the acquisition of Celgene and integration of Celgene businesses into our company, the challenges specific to our company, and the best interests of our shareholders. After thoughtful and rigorous consideration, the Board determined that combining the Chairman and Chief Executive Officer positions and electing Dr. Caforio as the Chairman of the Board continues to be in the best interest of the company and our shareholders, and is the best leadership for the company and its shareholders at this time. Specifically, our Board believes that to have Dr. Caforio serve in the combined role of Chairman and Chief Executive Officer confers distinct advantages at this time, including:
•
having a Chairman who can draw on detailed institutional knowledge of the company and industry experience from serving as Chief Executive Officer, providing the Board with focused leadership, particularly in discussions about the company’s strategy;

•	a combined role ensures that the company presents its message and strategy to all stakeholders, including shareholders, employees and patients, with a unified voice; and
•	the structure allows for efficient decision-making and focused accountability.

The Board recognizes the importance of appointing a strong Lead Independent Director to maintain a counterbalancing structure to ensure that the Board functions in an appropriately independent manner. The Lead Independent Director is selected annually by the independent directors. The independent directors have elected Dr. Vicki Sato to serve in that position.
The Lead Independent Director’s responsibilities include, among others:
✔	Serving as liaison between the independent directors and the Chairman and Chief Executive Officer	✔	Approving the quality, quantity and timeliness of information sent to the Board
✔	Reviewing and approving meeting agendas and sufficiency of time	✔	Serving a key role in Board and Chief Executive Officer evaluations
✔	Calling meetings of the independent directors	✔	Responding directly to shareholder and stakeholder questions, as appropriate
✔	Presiding at all meetings of the independent directors and any Board meeting when the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors	✔	Providing feedback from executive sessions of the independent directors to the Chairman and Chief Executive Officer and other senior management
✔	Engaging with major shareholders, as appropriate	✔	Recommending advisors and consultants
The Board believes this structure provides an effective, high-functioning Board, as well as appropriate safeguards and oversight. Our Board will continue to evaluate its leadership structure in light of changing circumstances and will evaluate the Board’s leadership structure on at least an annual basis and make changes at such times as it deems appropriate.
Our Board administers its strategic planning and risk oversight function as a whole and through its Board Committees. The following are examples of how our Board Committees are involved in this process:
Audit Committee
Regularly reviews and discusses with management our process to assess and manage enterprise risks, including those related to market/environmental, strategic, financial, operational, legal, compliance, cyber security and reputation.

Compensation and Management Development Committee
Annually evaluates our incentive compensation programs to determine whether incentive pay encourages excessive or inappropriate risk-taking. In particular, the Committee evaluates the components of our executive compensation program that work to minimize excessive or inappropriate risk-taking, including, the use of different forms of long-term equity incentives, linking payout to each executive’s demonstration of our BMS Behaviors, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements.

Committee on Directors and Corporate Governance
Regularly considers and makes recommendations to the Board concerning the appropriate size, function and needs of the Board, determines the criteria for Board membership, provides oversight of our corporate governance affairs and reviews corporate governance practices and policies. Oversees the company’s political activities and routinely considers matters relating to the company’s responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company’s employees and shareholders.

Science and Technology Committee
Regularly reviews our pipeline and potential business development opportunities to evaluate our progress in achieving our near-term and long-term strategic research and development goals and objectives, and assures that we make well-informed choices in the investment of our research and development resources, among other things.

Integration Committee
Regularly oversees the overall integration of the respective businesses and operations of BMS and Celgene, including integration planning prior to Closing and providing regular reports to the Board on the progress of the Integration. Serves as an advisory committee to company management to provide input in connection with the integration. Oversees and monitors management’s plans for integration, including key milestones, timelines, organization, cost synergies and the budget for achieving such synergies, as well as the company’s progress in achieving its integration plans. Collaborates with the Audit Committee, Compensation and Management Development Committee and Science and Technology Committee to oversee and assess progress against key integration items relating to integration of systems, processes and controls, our pipeline, and our compensation programs and talent capabilities, respectively.

Committees of Our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, all of which are composed entirely of independent directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four standing committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at http://bms.com/ourcompany/governance/Pages/board_committees_charters.aspx. Each of these Board Committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.
The table below indicates the current members of our standing Board Committees and the Integration Committee and the number of meetings held in 2019:
Director	Audit(1)	Committee on Directors and Corporate Governance	Compensation and Management Development	Science and Technology	Integration
Peter J. Arduini	X		X		X
Robert Bertolini	C	X
Michael W. Bonney(2)	X				X
Giovanni Caforio, M.D.					X
Matthew W. Emmens			X	X	X
Michael Grobstein(3)	X		C
Julia A. Haller, M.D.(2)				X
Alan J. Lacy(3)	X	X
Dinesh C. Paliwal		X	X		C
Theodore R. Samuels(4)	X	X
Vicki L. Sato, Ph.D.		C		X
Gerald L. Storch(4)	X		X
Karen H. Vousden, Ph.D.(5)			X	C	X
Phyllis R. Yale(2)		X
Number of 2019 Meetings	10	5	10	10	4
“C”	indicates Chair of the committee.
1)
Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Arduini, Bertolini, Bonney, Grobstein, Lacy, Samuels and Storch each qualify as an “audit committee financial expert” under the applicable SEC rules.

2)
Mr. Bonney, Dr. Haller and Ms. Yale, each joined the Board on November 20, 2019. On January 1, 2020, Mr. Bonney became a member of our Audit Committee and our Integration Committee, Dr. Haller became a member of our Science & Technology Committee and Ms. Yale became a member of our Committee on Directors and Corporate Governance. Effective May 5, 2020, Mr. Bonney will rotate from our Integration Committee to the Science & Technology Committee and Dr. Haller will become a member of our Integration Committee.

3)	Mr. Grobstein and Mr. Lacy will retire from our Board effective after the 2020 Annual Meeting.
4)
Effective May 5, 2020, Mr. Storch will become Chair of our Compensation and Management Development Committee and Mr. Samuels will rotate from our Committee on Directors and Corporate Governance to our Compensation and Management Development Committee.

5)	Dr. Karen H. Vousden became a member of the Compensation and Management Development Committee effective May 29, 2019.
The following descriptions reflect each standing Board Committee’s membership and Chair effective as of May 5, 2020.
Audit Committee

Committee Chair Robert Bertolini Additional Members Peter J. Arduini Michael W. Bonney Theodore R. Samuels Gerald L. Storch
Key Responsibilities
• Overseeing and monitoring the quality of our accounting and auditing practices, including, among others, reviewing and approving the internal audit charter, audit plan, audit budget and decisions regarding appointment and replacement of Chief Audit Officer
• Appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting
• Assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) enterprise risk assessment and risk management policies and guidelines
• Reviewing our disclosure controls and procedures, periodic filings with the SEC, earnings releases and earnings guidance
• Producing the required Audit Committee Report for inclusion in our Proxy Statement
• Overseeing the implementation and effectiveness of our compliance and ethics program
• Reviewing our information security and data protection program

Committee on Directors and Corporate Governance

Committee Chair Vicki L. Sato, Ph.D. Additional Members Robert Bertolini Dinesh C. Paliwal Phyllis R. Yale
Key Responsibilities
• Providing oversight of our corporate governance affairs and reviewing corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board
• Identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of shareholders
• Reviewing and recommending annually to our Board the compensation of non-employee directors
• Considering questions of potential conflicts of interest involving directors and senior management and establishing, maintaining and overseeing related party transaction policies and procedures
• Evaluating and making recommendations to the Board concerning director independence and defining specific categorical standards for director independence
• Providing oversight of the company’s political activities
• Considering matters relating to the company’s responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company’s employees and shareholders
• Overseeing the annual evaluation process of the Board and its Committees

Compensation and Management Development Committee

Committee Chair Gerald L. Storch Additional Members Peter J. Arduini Mathew W. Emmens Dinesh C. Paliwal Theodore R. Samuels Karen H. Vousden
Key Responsibilities
• Reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs
• Reviewing corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending for approval by at least three-fourths of the independent directors of our Board the CEO’s compensation based on this evaluation
• Reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management
• Overseeing our management development programs, performance assessment of our most senior executives and succession planning
• Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement
• Establishing and overseeing our compensation recoupment policies
• Reviewing incentive compensation programs to determine whether incentive pay encourages inappropriate risk-taking throughout our business

Science and Technology Committee

Committee Chair Karen H. Vousden, Ph.D. Additional Members Michael W. Bonney Matthew W. Emmens Julia A. Haller, M.D. Vicki L. Sato, Ph.D.
Key Responsibilities
• Reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving near term and long term R&D objectives
• Reviewing and advising our Board on our internal and external investments in science and technology
• Identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company
•  Providing assistance to the Compensation and Management Development Committee in setting any pipeline performance metric under the company’s incentive compensation programs and reviewing the performance results

Integration Committee

Committee Chair Dinesh C. Paliwal Additional Members Peter J. Arduini Giovanni Caforio, M.D. Matthew W. Emmens Julia A. Haller, M.D. Karen H. Vousden, Ph.D.
Key Responsibilities
• Overseeing the overall integration of the respective businesses and operations of the BMS and Celgene, including integration planning prior to Closing
• Serving as an advisory committee to company management to provide input in connection with the integration
• Overseeing and monitoring management’s plans for integration, including key milestones, timelines, organization, cost synergies and the budget for achieving such synergies, as well as the company’s progress in achieving its integration plans
• Overseeing the company’s progress in achieving launch readiness and commercial execution for the near-term product launch opportunities
• Together with the Science and Technology Committee of the Board, overseeing the company’s progress towards integrating the company’s and Celgene’s pipelines and alliances into a combined portfolio, and monitoring portfolio prioritization and execution
• Together with the Compensation and Management Development Committee, overseeing and monitoring the retention of critical talent and capabilities and approving any integration performance metric under the company’s incentive compensation programs and reviewing the performance results
• Together with the Audit Committee, overseeing and monitoring the company’s progress on integrating systems, processes, and controls
• Providing regular reports to the Board on the progress of the Integration

In addition, in 2019, the Board established an ad hoc Board Finance Committee to oversee and approve additional acquisition finance-related matters, including, final terms of the notes issuance and debt exchange transactions that were contemplated by the Celgene transaction as well as future debt exchanges or other related financing transactions, among other things. The members of the Board Finance Committee were Peter J. Arduini, Giovanni Caforio, M.D., Theodore R. Samuels and Gerald L. Storch. The Board Finance Committee met two times during 2019.

How to
Communicate
With Us
We value input and offer many means to provide it.
We, members of the Board of Directors, know that we must actively seek information from a wide variety of sources—and not just from individuals and entities that work for us—to do our jobs optimally. We therefore create multiple means to hear from shareholders, employees at all levels, patients, medical professionals, policy experts and others to inform our work.
You can communicate with us via many of these means. You can provide us comments on your proxy when you are voting. You can attend our annual meeting and speak with us. You can accept our invitations to engage or ask us for a meeting when that is of value to you. You can participate in our various Investor Relations functions which we listen to both directly and indirectly. You can write to us via mail or use any of our reporting functions such as so-called Whistle Blower hotlines. And, of course, we pay close attention to your voting and investment decisions as well.
Written Communication

Our Board has created a process for anyone to communicate directly with our Board, any committee of the Board, the non-employee directors of the Board collectively or any individual director, including our Chairman and Lead Independent Director. Any interested party wishing to contact our Board may do so in writing by sending a letter to Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.
Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Governance Committee.
Our Corporate Secretary or her designee reviews all correspondence and forwards to the addressee all correspondence determined to be appropriate for delivery. Our Corporate Secretary periodically forwards to the Governance Committee a summary of all correspondence received. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board as well as copies of any such correspondence. Our process for handling communications to our Board has been approved by the independent directors.
Proactive Shareholder Engagement

We continued to place a high priority on our proactive engagement with our shareholders in 2019, reaching out to over 50 of our top shareholders, representing nearly 58% of our shares outstanding. In 2019, management and members of the Board, including our Lead Independent Director, met with many of our shareholders and had a productive dialogue on a number of topics, including board composition, company strategy and execution, sustainability and risk oversight, as well as executive compensation.
The feedback received was generally positive and was shared with the entire Board and members of senior management. In addition, we continued to engage with shareholders, seeking active feedback and offering additional insights on shareholder proposals included in our most recent Proxy Statements, including those related to drug pricing and executive compensation and the threshold to call special shareholder meetings.

We encourage our registered shareholders to use the space provided on the proxy card to let us know your thoughts about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.
Responsiveness to Shareholder Feedback

Through our outreach efforts, we actively solicited feedback from shareholders and offered additional insights on shareholder proposals that were included in our recent Proxy Statements, including those related to drug pricing and executive compensation and the threshold to call special shareholder meetings. The results of these discussions are noted below:
Proposal	Proponent	Shareholder Outreach Feedback	Company Response
Lower threshold to call a special meeting of shareholders from 25% to 15%	James McRitchie	Most shareholders deferred to Board’s determination of an appropriate threshold	The Board believes the current 25% threshold is reasonable, appropriate and aligned with our shareholders’ interests
Some shareholders inquired whether Board would consider lowering threshold if proposal received substantial support
The current threshold is designed to strike a balance between assuring that shareholders have the ability to call a special meeting and protecting against the risk that a small minority of shareholders could trigger the expense and distraction of a special meeting to pursue matters that do not need immediate attention

Board continues to evaluate the appropriateness of the current threshold, taking into account: (i) shareholder’s interest, (ii) shareholder support for the proposal, and (iii) continued feedback from our shareholders

How risks related to public concern over drug pricing strategies are integrated into the Company’s incentive compensation policies, plans and programs for senior executives	UAW Retiree Medical Benefits Trust, Trinity Health and multiple other co-filers
Robust engagement with proponents and other shareholders; proponents requested additional disclosure, including related to (i) key drivers for pricing and (ii) governance around price increases and Board’s oversight of pricing

Company collaborated with the proponents to include additional disclosure that was responsive to the proponents’ feedback and consistent with our shared desired outcome, which is included in this Proxy Statement beginning on page 19.

How We
Are Paid
Compensation of Directors

Director Compensation Program
We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance (when used in this Compensation of Directors’ section, the “Committee”) annually reviews our directors’ compensation program, including a review of the director compensation programs at our executive compensation peer groups. Furthermore, for 2019 planning, we again engaged an outside consultant, Frederic W. Cook & Co., Inc. (“FWC”), to review market data and competitive information on director compensation. FWC recommended, and the Committee determined, that our executive compensation peer groups should be the primary source for determining director compensation.
Upon reviewing FWC’s analysis in December 2018, the Committee determined to make no changes to the director compensation program for service as a director in 2019. However, in June 2019, in light of the substantial efforts of certain directors related to the acquisition and integration of Celgene Corporation, the Committee determined to increase the Lead Independent Director annual retainer by $15,000 and to establish committee chair and member annual retainers for the Celgene Integration Committee at $25,000 for the committee chair and $15,000 for the other committee members.
The Committee also engaged FWC to conduct an updated market assessment of our director compensation program in December 2019. In light of the fact that our core director compensation program had been unchanged since 2018 and was between the 25th percentile and median of our peer groups, among other reasons, the Committee determined to increase the annual equity award for service as a director for 2020 by $5,000 and the member annual retainer for service on the Committee on Directors and Corporate Governance by $7,500. The Committee submitted its recommendations for director compensation to the full Board for approval. Giovanni Caforio, M.D. does not receive any additional compensation for serving as a director.
The Committee believes the total compensation package for directors we offered in 2019 was reasonable, and appropriately aligned the interests of directors with the interests of our shareholders by ensuring directors have a proprietary stake in our company.
The Components of Our Director Compensation Program
In 2019, non-employee directors who served for the entirety of 2019 received:
Component	Value of Award
Annual Retainer	$100,000
Annual Equity Award	Deferred Share Units valued at $185,000
Lead Independent Director Annual Retainer	$35,000, with increase to $50,000 in June 2019
Committee Chair Annual Retainer	$25,000
Committee Member (not Chair) Annual Retainer – Audit, Compensation and Management Development, Science and Technology and Integration Committees	$15,000
Committee Member (not Chair) Annual Retainer – Committee on Directors and Corporate Governance	$7,500

Annual Equity Award
On February 1, 2019, all non-employee directors serving on the Board at that time received an annual award of deferred share units valued at $185,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred share units are non-forfeitable at grant and are settleable solely in shares of our common stock. A new member of the Board who is eligible to participate in the Plan receives, on the date the director joins the Board, a pro-rata number of deferred share units based on the number of share units payable to participants as of the prior February 1.
Compensation of our Lead Independent Director
Our Lead Independent Director received an additional annual retainer of $35,000, which was increased to $50,000 in June 2019. Our Board has determined to award this retainer in light of the increased duties and responsibilities demanded by this role, which duties and responsibilities are described in further detail on page 21.
Share Retention Requirements
All non-employee directors are required to acquire a minimum of shares and/or units of company stock valued at not less than five times their annual cash retainer within five years of joining the Board and to maintain this ownership level throughout their service as a Director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.
Deferral Program
A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds for compensation received in connection with service as a director in 2019 were credited to one or more of the following funds: a United States total bond index, a short term fund, a total market index fund or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of 10 annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.
Charitable Contribution Programs
Each director who joined the Board prior to December 2009 participates in our Directors’ Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to the company. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.
In addition, each director was able to participate in our company-wide matching gift program in 2019. We matched dollar for dollar a director’s contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2019, each of the following non-employee directors participated in our matching gift programs as indicated in the Director Compensation Table below: Drs. Haller, Sato and Vousden, Messrs. Arduini, Bertolini, Emmens, Grobstein, Lacy, Paliwal, Samuels and Ms. Yale.

Director Compensation Table
The following table sets forth information regarding the compensation earned by our non-employee directors in 2019.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
P. J. Arduini	$139,808	$185,000	$0	$30,000	$354,808
R. Bertolini	$132,500	$185,000	$0	$15,000	$332,500
M. W. Bonney	$11,413	$37,000	$0	$0	$48,413
M. W. Emmens	$139,808	$185,000	$0	$30,000	$354,808
M. Grobstein(5)	$140,000	$185,000	$0	$30,000	$355,000
J.A. Haller, M.D.	$11,413	$37,000	$0	$30,000	$78,413
A. J. Lacy(5)	$122,500	$185,000	$0	$30,000	$337,500
D. C. Paliwal	$138,846	$185,000	$0	$30,000	$353,846
T. R. Samuels	$122,500	$185,000	$0	$30,000	$337,500
V. L. Sato, Ph.D.	$183,241	$185,000	$0	$25,000	$393,241
G. L. Storch	$130,000	$185,000	$0	$0	$315,000
K.H. Vousden, Ph.D.	$143,668	$185,000	$0	$6,500	$335,168
P. R. Yale	$11,413	$37,000	$0	$30,000	$78,413
1)
Includes the annual retainer, committee chair retainers, committee membership retainers and Lead Independent Director retainer, as applicable. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2019, which amounts are included in the figures above. Mr. Bonney, Dr. Haller and Ms. Yale joined the Board effective November 20, 2019.

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Total Bond Index	Percentage of Deferred Amount Allocated to Short Term Fund	Percentage of Deferred Amount Allocated to Total Market Index Fund	Percentage of Company Deferred Amount Allocated to Deferred Share Units	Number of Company Deferred Share Units Acquired
P. J. Arduini	$139,808	0%	0%	0%	100%	2,728
R. Bertolini	$132,500	0%	0%	0%	100%	2,594
M. W. Bonney	$8,103	0%	0%	0%	71%	126
M. W. Emmens	$139,808	0%	0%	0%	100%	2,728
M. Grobstein	$70,000	0%	0%	0%	50%	1,370
J.A. Haller, M.D.	$11,413	0%	0%	0%	100%	178
A. J. Lacy	$122,500	0%	0%	0%	100%	2,398
D. C. Paliwal	$138,846	0%	0%	0%	100%	2,703
T. R. Samuels	$122,500	0%	0%	0%	100%	2,398
G. L. Storch	$130,000	0%	0%	0%	100%	2,545
K.H. Vousden, Ph.D.	$143,668	0%	0%	0%	100%	2,792
P. R. Yale	$11,413	0%	0%	0%	100%	178

2)
Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2019. On February 1, 2019, each of the non-employee directors then serving as a director received a grant of 3,708.158 deferred share units valued at $185,000 based on the fair market value on the grant date of $49.89. On November 20, 2019, in connection with their appointment to the Board effective upon the closing of the Celgene transaction, Mr. Bonney, Dr. Haller and Ms. Yale received a pro-rated grant of 655.913 deferred share units valued at $37,000 based on the fair market value on the grant date of $56.41. The aggregate number of deferred share units held by each of these directors as of December 31, 2019, is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units
P. J. Arduini	22,030
R. Bertolini	16,870
M. W. Bonney	782
M. W. Emmens	17,105
M. Grobstein	83,212
J.A. Haller, M.D.	834
A. J. Lacy	74,031
D. C. Paliwal	29,907
T. R. Samuels	15,640
V. L. Sato, Ph.D.	66,968
G. L. Storch	52,630
K.H. Vousden, Ph.D.	10,543
P. R. Yale	834
3)
There have been no stock options granted to directors since 2006 and no non-employee Director had stock options outstanding as of December 31, 2019. On November 20, 2019 in connection with their appointment to the Board effective upon the closing of the Celgene transaction, Mr. Bonney and Dr. Haller’s stock options from Celgene have been converted into BMS stock options. The aggregate number of all stock options held by Mr. Bonney and Dr. Haller as of December 31, 2019 are set forth below:

Name	# of Stock Options
M. W. Bonney	102,269
J.A. Haller, M.D.	83,469
4)	Amounts include company matches of charitable contributions under our matching gift program.
5)	Mr. Grobstein and Mr. Lacy will retire from our Board effective after the 2020 Annual Meeting.

Message from the Compensation
and Management Development
Committee Chair

2019 was an exciting year for Bristol Myers Squibb. The acquisition of Celgene Corporation has been a transformative event for our company, an important next step in our biopharma strategy. We believe that this combination will lead to great outcomes for our shareholders, patients, and employees.
Managing executive compensation through such a transaction is complex. The Compensation and Management Development Committee (when used in this CD&A, the “Committee” or “CMDC”) has been deeply involved in ensuring that the executive compensation programs, particularly during these transition years, align, support and reinforce the company’s business and people strategy. For our Named Executive Officers (or “NEOs”), our goal each year is to create an executive compensation framework that provides clear lines-of-sight into the key value drivers that we believe will create long-term value for our shareholders and patients.
From an executive compensation perspective, we had four distinct focus areas over the past year and these will also guide us in our work in 2020. As you read our Compensation Discussion & Analysis (“CD&A”), you will see these distinct focus areas reflected throughout. They include:
•
Formulating an effective and efficient compensation program for our legacy BMS executives for 2019, including adjusting the weighting of performance goals and measurement periods for outstanding long-term and annual incentive awards for these executives;

•	Honoring our commitments under the Celgene Transaction merger agreement;
•
Setting our 2020 compensation to motivate our executive team to continue to deliver on our core strategy while efficiently integrating Celgene. To achieve our synergy goals, this will require balancing investments in our pipeline and people; and

•	Planning for 2021 and beyond to unify compensation and benefit programs to be both competitive and sustainable across not only our NEOs but also our broader global employee population.
Our Committee also focuses on the development mandate outlined in our charter. In this regard, the Committee continued its longstanding practice of reviewing with the CEO the performance, potential and development opportunities for the senior executives who make up the leadership team, with a view toward prudent succession planning. As part of this effort, members of the Committee were involved in the interviews and onboarding of key Celgene executives who joined the BMS leadership team. Two of these executives are now NEOs.
During 2019 and into 2020, we have engaged with a large number of our shareholders on a variety of topics, including executive compensation as well as the impact of the Celgene Transaction. As we create the blueprint for the 2021 post-integration executive compensation program, we will continue to engage with shareholders and give full consideration to their feedback.
Finally, it has been an honor to serve as Chair of this Committee and as a member of your Board, advancing our mission for patients. It has been a pleasure to serve with such a dedicated and talented group of individuals, including Gerald Storch, who will succeed me as Chair of the Committee.
We welcome your input.

Michael Grobstein, Chair.

Compensation Discussion
and Analysis
Business Overview and Evolution

BMS delivered strong financial results for our shareholders in 2019; the most direct sign of this was our total return to shareholders, which was 28%. Our strong performance allowed us to increase our dividend by 10%.
2019 was an exciting year for the company. In January, we entered into an agreement to acquire Celgene Corporation (as used in this CD&A, “Celgene,” and the acquisition, the “Celgene Transaction” or “Transaction”), which was approved by BMS and Celgene shareholders in April and closed in November, bringing together two innovative companies to create a leading biopharmaceutical company focused on transforming patients’ lives through science. Our new company leadership includes executives from both BMS and Celgene and we welcomed two Celgene directors to our Board upon the closing of the Transaction (as used in this CD&A, the “Closing” or the “Close”). More information on the Transaction is available in the “Celgene Transaction” section beginning on page 36.
Following the Closing, we have a stronger portfolio of marketed medicines, a broader and deeper pipeline, and significant free cash flow generation potential, which will further increase our financial flexibility. We already see that happening; in 2019, our revenues grew by 16%, 10% of which came from our legacy BMS business led by Eliquis and Opdivo, and 6% of which came from net sales of Celgene products from November 20 through the end of the year led by Revlimid.
Over time, that potential to drive increased free cash flow will allow us to deliver on our commitments to reduce our debt, and continue to invest in future innovation to do what we do best: find ways to transform patients’ lives through science.
Our mission to help patients is fueled by our ability to develop innovative new medicines, and each year we focus on building and renewing our robust development pipeline. We are focused on innovative medicines for patients with cancer and other serious diseases. As a combined company, our pipeline is considerably broader, with platforms and technologies that provide significant opportunities for new approaches to the treatment of serious diseases.
Guided by our continued vision of transforming patients’ lives through science, during 2019 we redesigned the R&D and Commercialization organizations to drive the continued growth of our highly successful marketed portfolio, maximize the multiple near-term launch opportunities and deliver the value of the combined pipeline.
Pay Program

2019 was a busy executive compensation year at BMS. The Celgene Transaction and the associated changes in the composition of our executive team, demanded extensive attention from the Committee. That attention included broad transaction-related shareholder outreach (in addition to our robust annual engagement program). Collectively, the Committee reviewed and approved: (i) adjustments to in-progress short-term and long-term awards to account for the Transaction and (ii) development of a transition pay program to focus executives on our people and realizing the synergy in the new combined entity, while ensuring focus on executing the core of our strategy. In addition, the Committee reviewed initial plans for unified compensation and benefits arrangements for our employee population, including our Named Executive Officers (or “NEOs”).
2019 is the first year in a multi-year integration journey to bring our NEOs together under a common compensation and benefits framework. The following is a high-level roadmap on our plan to execute on executive compensation integration for the Celgene Transaction.

This Compensation Discussion and Analysis describes the actions taken by the Committee to develop the pre-acquisition BMS executive compensation program, including the adjustments to that program in light of the Celgene Transaction, the treatment of compensation for our new NEOs from Celgene, and the unified executive compensation program that we have put in place for our executive officers for 2020.
Over the next two years, we anticipate that you will continue to see the evolution of our executive compensation and benefits programs.
Named Executive Officers for 2019

This CD&A is intended to explain how our executive compensation program is designed and how it operates for our Named Executive Officers. The table below lists our 2019 NEOs, including both legacy BMS executives and former Celgene executives who joined our company on November 20, 2019, upon Closing.
Name	Principal Position
Giovanni Caforio, M.D.	Chairman & Chief Executive Officer
Charles A. Bancroft	EVP, Head of Integration and Strategy & Business Development (effective, November 20, 2019, former Chief Financial Officer)
David V. Elkins	EVP and Chief Financial Officer (effective November 20, 2019)
Christopher Boerner, Ph.D.	EVP and Chief Commercialization Officer
Sandra Leung	EVP and General Counsel
Rupert Vessey M.A, B.M., B.Ch., F.R.C.P., D.Phil.	EVP and President, Research and Early Development (effective November 20, 2019)
Thomas J. Lynch, Jr., M.D.	EVP and Chief Scientific Officer (through October 1, 2019)
In connection with the redesign of our R&D and Commercialization organizations as described above, we announced on June 5, 2019 that our then-Chief Scientific Officer, Thomas J. Lynch, Jr., M.D., would transition out of the company by October 1, 2019. At that time, we also announced that Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil., was appointed EVP and President, Research & Early Development (“R&ED”) to lead R&ED as a cohesive unit across Discovery, Early Development and Translational Medicine to advance promising programs and assets from discovery through proof-of-concept. Samit Hirawat, M.D., joined BMS in June 2019 as EVP & Chief Medical Officer, Global Drug Development to lead late-stage product development, Global Regulatory Safety & Biometrics, Global Clinical Operations and R&D Strategy and Planning across all therapeutic areas. Our Global Drug Development organization is tasked with ensuring the progression of pipeline assets from proof-of-concept to commercialization through world-class clinical trial design and operations. In the commercialization organization, effective as of the Closing, Dr. Boerner assumed an expanded role, overseeing the combined company’s Oncology, Immunology and Cardiovascular global businesses, Worldwide Value, Access and Pricing, and Worldwide Commercial Operations. The Global Medical organization is also reporting to Dr. Boerner. In addition, Mr. Nadim Ahmed was appointed EVP and President, Hematology, overseeing the company’s Hematology business, including Cell Therapy.
We also announced that our then-Chief Financial Officer, Charles A. Bancroft would transition from his role as CFO to Executive Lead for Integration. On March 16, 2020, after 35 years of service, Mr. Bancroft retired from the company. David V. Elkins assumed the role of CFO, upon the Closing.
2019 Business Results

2019 was a transformative year for the company. We made great progress against the execution of our strategy, delivering strong operational and financial performance in key areas, including continued growth across our in-line portfolio, while also completing the Celgene Transaction and beginning to integrate the legacy BMS and Celgene businesses.
Completed Celgene Transaction and Advanced Integration
•
Created a new company, well positioned to become the leading biopharmaceutical company, with multiple near-term launch opportunities, a broad and diversified early-stage pipeline together with financial flexibility to continue to invest in research and development

•	Completed swift divestiture of Otezla, securing regulatory approval with minimal delay and attaining significant value at $13.4 billion
•
Accomplished, prior to Closing, important progress on integration, including finalizing the top three layers of leadership and identifying key geographic business sites, and maintained high level of employee engagement

Delivered Strong Business Performance Across In-line Portfolio in 2019
•	Net sales of Eliquis reached $7.9 billion and Opdivo reached $7.2 billion, 23% and 7% higher than 2018, respectively
•	Orencia, Yervoy and Empliciti net sales also grew by double digits, 10%, 12% and 45%, respectively
•	Revlimid sales from November 20th through December 31st were $1.3 billion
Achieved Positive Clinical and Regulatory Achievements
•
Received eight approvals for new medicines and additional indications and formulations of currently marketed medicines, including approval of (i) Opdivo + Yervoy in renal cell carcinoma (RCC) in the EU; (ii) Opdivo + Yervoy in first-line metastatic melanoma in U.S.; (iii) Empliciti + Pomalyst in second-line multiple myeloma in the EU and Japan; (iv) Sprycel + chemotherapy for pediatric patients with acute lymphoblastic leukemia in EU; (v) Opdivo for second-line head & neck cancer in China; and (vi) Breakthrough Therapy Designations in the U.S. for: Opdivo + Yervoy for advanced hepatocellular carcinoma (HCC) and for Orencia for moderate to severe acute graft-versus-host disease in hematopoietic stem cell transplants from unrelated donors

•	Pre-closing, Celgene received U.S. approval of Rebloyzyl (luspatercept) and Inrebic (fedratinib), realizing two of the near-term launch opportunities in our combined pipeline
•
Reported positive clinical trial results, including a number of late-stage clinical trials and submitted regulatory applications for initial indications for ozanimod and liso-cel as well as for additional indications for Opdivo + Yervoy, Reblozyl, and Revlimid

•	Increased number of potential near-term launch opportunities; the company’s overall pipeline performance and key pipeline milestones are described in more detail on page 46

Key 2019 Financial Performance Highlights
•	Total revenues increased by 16%, with 10% attributable to the legacy BMS business
•
GAAP diluted earnings per share decreased by (33%), primarily due to taxes resulting from the Otezla divestiture, amortization of acquired intangible assets, the unwinding of inventory fair value adjustments and other costs and expenses resulting from the Celgene acquisition, partially offset by higher revenues; and non-GAAP diluted earnings per share increased by 18%, primarily as a result of higher revenues

•
Our strong operational and financial performance in 2019 continued to deliver value to our shareholders, as supported by our 28% one-year total shareholder return, which exceeded our primary peer group, while increasing our dividend by 10%, marking an increase in dividends for the 11th year in a row

Celgene Transaction

Under the terms of the merger agreement with Celgene (as used in this CD&A, the “Merger Agreement”), each outstanding Celgene share of common stock was exchanged for: one share of Bristol-Myers Squibb Company common stock; $50 cash; and one tradeable Contingent Value Right (“CVR”). The CVR entitles its holder to receive a one-time payment of $9.00 in cash upon approval by the U.S. Federal Drug Administration (“FDA”) in specified indications of all three of the following milestones: ozanimod (by December 31, 2020); liso-cel (JCAR017) (by December 31, 2020); and ide-cel (bb2121) (by March 31, 2021).
Outstanding Celgene equity compensation awards held by current and former Celgene employees were assumed by BMS at the time of the Transaction. In general, service-based awards (i.e., options and restricted stock units) were converted to BMS awards on a value-for-value basis while retaining their original vesting schedule. Performance-based Celgene awards were converted to service-based BMS restricted stock unit awards, with the number of shares converted determined by actual Celgene performance (the greater of either target performance or actual achievement above target) as of the close of the third quarter of 2019 and a value-for-value conversion ratio. Holders of certain outstanding equity compensation awards were granted and/or are eligible to receive CVRs upon the future vesting of such awards.
There was no single-trigger acceleration of vesting of outstanding equity awards held by continuing Celgene employees as a result of the Celgene Transaction. As noted, awards that were assumed and converted into BMS awards have continuing service-based vesting restrictions that match the original time vesting periods. For a more detailed discussion of the specific conversion elements for each award, shareholders are encouraged to read the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 20, 2019.
Shareholder Engagement

In 2019, we reached out to more than 50 of our top shareholders, representing more than 58% of our total shares outstanding. As in previous years, we engaged on many important topics related to our executive compensation and corporate governance programs, including board composition, tenure, board assessment, risk oversight, and board and company-wide diversity and other sustainability and social responsibility topics. The feedback we received from shareholders was generally positive and supportive of our intended compensation adjustments related to the Celgene Transaction (see the discussion under “2019 Executive Compensation Program Overview” and “2020 Executive Compensation Program Overview,” beginning on page 37). Our 2019 say-on-pay proposal was approved by 92% of our shareholders, confirming continued support for our executive compensation program.
In addition to our annual engagement efforts, in March and April 2019, we engaged shareholders regarding the Celgene Transaction, and solicited shareholder feedback on the treatment of executive compensation both during the Transaction year and over the expected integration period. Later in 2019, we engaged with shareholders on appropriate performance-based pay metrics to use during the integration period, and what time periods to evaluate those metrics over.

We used the feedback from these engagement conversations as vital input into Committee discussions. The feedback from these discussions helped shape the Key Integration metrics discussed below, which focus on human capital management and synergy realization and reemphasize the need to keep management focused on delivering on our strategy.
The Committee remains committed to ongoing shareholder engagement, and they actively consider shareholder feedback as they evaluate and adjust our executive compensation program.
2019 Executive Compensation Program Overview

In late 2018 and into early 2019, the CMDC designed and approved an executive compensation program that was largely in line with our 2018 executive compensation program. The Committee continues to believe this structure aligns with our ongoing commitment to emphasize variable, or “at risk,” compensation for our Named Executive Officers. Certain modifications, highlighted below, describe updates to the 2019 executive compensation program for the company generally. Updates noted with the dotted lines are those made in consideration of the Celgene Transaction. Of note, Operating Margin going forward remains an important measure of the success of the integration, as it serves as a proxy for long-term synergy capture. More details on this program are discussed later in this Proxy Statement.
2019 Compensation Plan: Changes Reflect Integration Planning and Execution

Base Salary

- Allows us to attract and retain talent in a highly competitive labor market
- Based on specialized qualifications, experience and role impact, and pay levels of comparable positions within peer group
- Salary increases based on competitive market, individual performance and size of company wide annual budget

Annual Incentive
(Paid in cash)

Company Performance Factors

Factor	Component	Description	
EPS (50%)	Critical measure of annual profitability, aligning our employees with our shareholders		
Revenues (25%)	Foundation of long-term sustainable growth and competitive superiority		
Pipeline (25%)	Near-Term Value (50%)	Regulatory submissions and product approvals	Increases focus on late-stage pipeline and development of a robust earlier pipeline
	Long-Term Growth Potential (50%)	Development Candidates, First in Human, Registrational Study Starts	
	Qualitative Overlay	Reflects management and the Board's holistic evaluation of our pipeline performance, including such considerations as the performance of high value assets and the integration of acquired assets, among other factors.	

Individual Performance Factor

- Committee judgment applied against pre-defined and measureable operational, financial, and strategic objectives
- Clear performance objectives are set at the beginning of each year to align with our company's goals
- Executives are assessed on "Results" and "Behaviors" – assessments are used as the basis for making individual compensation decisions
- *For our most senior leaders, considers actions taken toward successful integration planning and execution*

Long-Term Incentive
(Paid in shares)

Performance Share Units (60%)

- Rewards the achievement of financial goals and further aligns executive compensation with the interests of our shareholders -- Operating Margin (33%), Total Revenues (33%) and relative Total Shareholder Return (34%), each over an applicable three year performance period.
- *For 2018 and 2019 outstanding awards, for our most senior leaders, operating margin replaced by performance against key integration metrics and BMS revenue replaced by combined company revenue for the one and two-year "stub periods" postclosing.*

Market Share Units (40%)

- Important component of attracting specialized talent
- Rewards creation of incremental shareholder value
- Provides a mix of short, medium and long-term performance periods
- Multi-year vesting helps to promote retention while maintaining pay-for-performance link

2020 Executive Compensation Program Overview

Developing an integrated executive compensation program is a top priority for the Committee. Our engagement with shareholders has provided input into the design of our post-Transaction compensation program for our Named Executive Officers. With that feedback in mind, the Committee designed an interim compensation program. The 2020 design includes core financial, operational and integration metrics as well as a pipeline metric that represents the Committee’s ongoing commitment to creating a balanced approach to metrics, encouraging thoughtful, enterprise focus and long-term decision-making.
In 2020, all of our Named Executive Officers will have the same incentive award designs, and all employees at the Vice President level and above will have Key Integration metrics, including human capital management and synergy realization factors, in the annual incentive plan.
In addition to our financial metrics and Key Integration metrics, our pipeline metric continues to play a critical role in our annual incentive plan. Solidifying the direct line of sight into tangible pipeline objectives aligns our executives’ interests with our shareholders’ outcomes, including those shareholders holding CVRs. In particular, the 2020 pipeline goal will take into account the specific milestones associated with the CVR, namely, FDA approval in specified indications of ozanimod (by December 31, 2020), liso-cel (JCAR017) (by December 31, 2020) and ide-cel (bb2121) (by March 31, 2021).
Certain modifications, highlighted below with the dotted lines, describe updates to the 2020 executive compensation program that have been made in consideration of the Celgene Transaction and to encourage and reward our executives’ ongoing commitment to continue to successfully integrate the Celgene business and execute on our core strategy.
2020 Compensation Plan: Design Supports Successful Integration

<table>
<tr><td>Base Salary</td><td colspan="4">

Allows us to attract and retain talent in a highly competitive labor market
Based on specialized qualifications, experience and role impact, and pay levels of comparable positions within peer group
Salary increases based on competitive market, individual performance and size of company wide annual budget

</td></tr>
<tr><td rowspan="8">Annual Incentive
(Paid in cash)</td><td colspan="3">Company Performance Factors</td><td>Individual Performance Factor</td></tr>
<tr><td>EPS (30%)</td><td colspan="2">Critical measure of annual profitability, aligning our employees with our shareholders</td><td rowspan="7">

Committee judgment applied against pre-defined and measureable operational, financial, and strategic objectives
Clear performance objectives are set at the beginning of each year to align with our company's goals
Executives are assessed on "Results" and "Behaviors" – assessments are used as the basis for making individual compensation decisions

</td></tr>
<tr><td>Revenues (25%)</td><td colspan="2">Foundation of long-term sustainable growth and competitive superiority</td></tr>
<tr><td rowspan="3">Pipeline (25%)</td><td>Near-Term Value</td><td rowspan="3">Have evolved to:

Drive improved decision-making and operational rigor
Ensure alignment with combined company's portfolio

</td></tr>
<tr><td>Long-Term Growth Potential</td></tr>
<tr><td>Qualitative Overlay</td></tr>
<tr><td rowspan="2">Key Integration Metrics (20%)</td><td>Human Capital Management (50%)</td><td>Retain and develop critical talent to support our strategy and deliver on merger priorities</td></tr>
<tr><td>Synergies (50%)</td><td>Reflects commitment to deliver merger deal synergies.</td></tr>
<tr><td rowspan="4">Long-Term Incentive
(Paid in shares)</td><td colspan="4">Performance Share Units (60%)</td></tr>
<tr><td colspan="4">

Rewards the achievement of financial goals and further aligns executive compensation with the interests of our shareholders -- Operating Margin (33%), Total Revenues (33%) and relative Total Shareholder Return (34%), each over an applicable three year performance period.

</td></tr>
<tr><td colspan="4">Market Share Units (40%)</td></tr>
<tr><td colspan="4">

Important component of attracting specialized talent
Rewards creation of incremental shareholder value
Provides a mix of short, medium and long-term performance periods
Multi-year vesting helps to promote retention while maintaining pay-for-performance link

</td></tr>
</table>

Executive Compensation Philosophy and Principles

At Bristol Myers Squibb, the cornerstone of our compensation philosophy and program structure is aligning pay to the achievement of both our short-term and long-term goals, engagement of our employees, the achievement of our Mission and the delivery of value to our shareholders.
Each year, when evaluating company and senior management performance and making its compensation decisions, the Committee considers our compensation philosophy and program structure, which underscores competitive compensation and pay for performance, with the goal of striking the appropriate balance among (i) directly aligning executives’ compensation with the fulfillment of our Mission and the delivery of shareholder value; (ii) making a substantial portion of our executives’ compensation variable and at risk based on operational, financial, strategic and share price performance; and (iii) attracting, retaining and engaging executives who are capable of leading our business in a highly competitive, complex, and dynamic business environment.
After reviewing our financial and operational performance, our share price performance, and the individual performance of our executives, the Committee determined that the compensation of our executives under the program design continues to be appropriate.

In 2019, the Committee reviewed how all the elements of our compensation program design worked together, noting the balance between short-term and long-term compensation and performance, top-line and bottom-line results, absolute and relative factors, and internal and market-based performance metrics. In evaluating 2019 performance, the Committee determined that the compensation of our executives appropriately reflects:

• our financial and operational results;
• the execution and advancement of the company’s long-term strategy in 2019;
• the Committee’s holistic assessment of the individual performance of our executives; and
• the Closing of the Celgene Transaction and the execution and planning of integration.

We believe that the execution of our strategy will continue to create sustainable long-term value for shareholders.

Our Executive Compensation Philosophy Focuses on Two Core Elements:
Competitive Compensation
• We operate in a highly complex and competitive business environment that requires that we attract, retain and engage executives capable of leading our business.
• By providing compensation that is competitive with our peer companies, we reduce the risk that our competitors can successfully recruit our executives. We are also able to maintain the highest ongoing levels of engagement of these talented executives to facilitate and sustain high performance.

Pay for Performance
• We structure our compensation program to closely align the interests of our executives with those of our shareholders.
• We believe that an executive’s compensation should be directly tied to helping us achieve our mission and deliver value to our shareholders. Therefore, a substantial portion of our executives’ compensation is variable and at risk based on operational, financial, strategic and share price performance.

Based on this philosophy, our compensation program is designed with the following principles in mind:
✔
to pay our employees equitably based on the work they do, the capabilities and experience they possess, and the performance and behaviors they demonstrate (including, in 2019, passion, innovation, speed and accountability);

✔
to promote a non-discriminatory and inclusive work environment that enables us to benefit from and to use as a competitive advantage the diversity of thought that comes with a diverse and inclusive workforce;

✔	to motivate our executives and all our employees to deliver high performance with the highest integrity; and
✔	to implement best practices in compensation governance, including risk management and promotion of effective corporate policies.
Benchmarking Analysis and Compensation Peer Groups

Benchmarking Approach
In general, our executive compensation program seeks to provide total direct compensation at the median of our primary peer group (as defined below) when targeted levels of performance are achieved. In any given year, however, we may target total direct compensation for a particular executive above or below the median of our primary peer group due to multiple factors. These factors include competencies, qualifications, experience, responsibilities, contribution, individual performance, role criticality and/or potential as well as attracting and retaining talent within the highly competitive biopharmaceutical industry marketplace. We define total direct compensation as base salary plus target annual incentive award plus the grant date fair value of annual long-term equity incentive awards.
Paying at competitive levels when targeted levels of performance are achieved allows us to attract and retain the talent we need to continue driving performance, while enabling us to maintain a competitive cost base with respect to compensation expense.
Benchmarking Process
The Committee’s independent compensation consultant, Compensation Advisory Partners, LLC (“CAP”) annually conducts and shares with the Committee a review of the compensation for our Named Executive Officers, including compensation information compiled from publicly filed disclosures of our primary and extended peer groups. Pay levels of our peers, among other factors, are used as a reference point when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, if any, target annual incentive levels and long-term equity incentive award size).
2019 Peer Groups
We regularly monitor the composition of our peer groups and make changes when appropriate. Prior to the Celgene Transaction, the Committee, with the help of CAP, reviewed our peer groups for 2019 and determined that all of the peer companies continued to be appropriate and that we would not make any changes to the peer groups. In connection with the Celgene Transaction, the Committee reviewed the peer groups again and determined that the only change that would be made post-Closing was removing Celgene from the peer groups. With the exception of removing Celgene from our peer groups following Closing, our peer groups in 2019 remained unchanged and consisted of the following companies:
Primary Peer Group		Extended Peer Group(1)
AbbVie Inc.	Gilead Sciences Inc.	AstraZeneca PLC
Amgen Inc.	Johnson & Johnson	GlaxoSmithKline PLC
Biogen Inc.	Merck & Co.	Roche Holding AG
Celgene Corporation	Pfizer, Inc.	Novartis AG
Eli Lilly and Company		Sanofi
1)	Our extended peer group includes the primary peer group plus these five companies based outside the U.S. Following the Closing, Celgene was removed from the list of peer companies.

rimary Peer Group: The Committee believes the companies included in our 2019 primary peer group are appropriate given the unique nature of the biopharmaceutical industry. These companies represent our primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment.
In determining our primary peer group, we believe emphasis should be placed on whether a company competes directly with us for the specialized talent necessary to further drive our success in creating the leading global biopharmaceutical company. We also consider company size in determining our peer group. The companies in our primary peer group all had annual revenues of at least $10 billion.
Extended Peer Group:  We also review an extended peer group, which comprises the nine companies in our primary peer group (eight following the removal of Celgene) plus five companies based outside the U.S. This extended peer group serves as an additional reference point for compensation practices, including by providing an understanding of the competitive pay environment as it relates to the global nature of both our business and the competition for talent.
2019 Compensation Program – Legacy BMS Named Executive Officers

2019 Target Compensation Benchmarks
Target compensation for Dr. Caforio was at approximately the median of Chief Executive Officers within our primary peer group. The Committee believes Dr. Caforio’s compensation package positions him appropriately among his peers when taking multiple factors into consideration. On average, our other Named Executive Officers were also at approximately the median of our primary peer group, with some variation by position.
The following charts provide an overview of the 2019 executive compensation components for the CEO and other legacy BMS NEOs, as originally granted, and highlights the percentage of target compensation that is variable and at risk.

This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term, stock-based incentives while providing competitive annual cash components, thus aligning our executive compensation program with our business strategy.

The following sections discuss the primary components of our executive compensation program and provide detail on how specific pay decisions were made for each NEO in 2019.

Components of Our 2019 Compensation Program

Core components of our 2019 executive compensation program for legacy BMS NEOs:
•	Base Salary
•	Annual Incentive Award
•	Long-Term Equity Incentives, comprising:
  – Performance Share Units
  – Market Share Units
Base Salary
Base salaries are used to help us attract talent in a highly competitive labor market. The salaries of our executives are primarily based on the specialized qualifications, experience and criticality of the individual executive and/or his or her role and the pay levels of comparable positions within our primary peer group. Salary increases for our executives are determined based on both the performance of an individual and the size of our annual salary increase budget in a given year, which is based in part on an assessment of market movement related to salary budgets for our peer companies and broader general industry trends. Therefore, we typically set our annual salary increase budgets based on the median of such forecasts. There may be adjustments to salary from time to time to recognize, among other things, when an executive assumes significant increases in responsibility and/or is promoted, and to reflect competitive pay based on market data for individual executive roles.
In 2019, in accordance with our company-wide merit review process, employees, including the Named Executive Officers, were eligible for a merit increase provided that their performance fully met or exceeded expectations on both Results and Behaviors (as defined below). Employees who are determined to be below the fully performing level typically receive either a reduced merit increase or no salary increase depending on the extent to which they are below the fully performing level. In addition, the position of total compensation relative to market is also considered in determining whether to provide a salary increase to each employee. Effective April 1, 2019, Mr. Bancroft, Dr. Boerner, Ms. Leung and Dr. Lynch received an increase of 3%. Dr. Caforio did not receive an increase because the Committee determined that his base salary relative to market was appropriately aligned.
In addition, in connection with the Celgene Transaction, the Committee reviewed the compensation for all of our legacy BMS NEOs. This was done in an attempt to ensure that we continue to pay competitively in light of the increased complexity of, and changes to, our business, including the incorporation of the Hematology franchise and the new reporting structure of our R&D function into Research and Early Development and Global Drug Development. As a result of this review, the Committee made no additional changes to our CEO’s base salary. Dr. Boerner received an increase of 7.6%, effective as of June 1, 2019, and Ms. Leung received an increase of 3.2%, effective as of the Closing. The compensation packages for the legacy Celgene NEOs, including their new base salary levels following the Closing, are discussed on page 55 under “2019 Compensation Program – Legacy Celgene Named Executive Officers.”
Annual Incentive Plan
Our annual incentive plan is designed to reward performance that supports our business strategy of creating the leading biopharmaceutical company and our Mission to help patients prevail over serious diseases. The annual plan aligns with our business strategy and Mission by sharpening management’s focus on key financial and pipeline goals, as well as by rewarding individual performance (both Results and Behaviors), consistent with our pay-for-performance philosophy.
Each NEO’s target annual incentive is expressed as a percentage of base salary, which is set at a level to ensure competitive total direct compensation. Annual incentive awards for each NEO are determined by evaluating both company performance (as measured by the Company Performance Factor) and individual performance (as measured by the Individual Performance Factor (“IPF”)). The maximum incentive opportunity for each NEO is 200% of target.
The Company Performance Factor can range from 0% to 152%, based on financial achievements and pipeline results, and the IPF can range from 0% to 165%, based on individual performance (both Results and Behaviors), subject to a 200% of target maximum payout. For 2019, the IPF was also based on transaction-related factors, such as deal execution, integration planning activities, human capital management, and synergy identification and planning. The graphic below illustrates the calculation used to determine annual incentive plan awards.

Annual Incentive Award Calculation for Named Executive Officers
Target annual bonus (As percentage of NEO base salary)	X	Company Performance Factor (Based on achievement of financial and pipeline metrics)	X	Individual Performance Factor (Based on achievement of pre-defined objectives that align with strategic goals and consider actions taken towards successful integration planning and execution)	=	Annual Bonus
The target annual incentive for each legacy BMS NEO is expressed as a percentage of the executive’s base salary. If mid-year salary adjustments are made, the target annual incentive award will include the pro-rated impact of the adjustments.
Performance Metrics Underlying the Company Performance Factor
Our 2019 annual incentive plan design has the following corporate-wide measures, which apply to all legacy BMS employees eligible to participate in the plan, including our legacy BMS Named Executive Officers:
2019 Metric and Weighting	What It Is	Why It’s Important
Earnings Per Share (EPS) (50%)	Non-GAAP Diluted EPS (Net Income divided by outstanding shares of common stock, as adjusted to reflect the Celgene Transaction)	A critical measure of annual profitability aligning our employees’ interests with those of our shareholders
Total Revenues (25%)	Total Revenues, Net of Foreign Exchange (Total revenues minus reserves for returns, discounts, rebates and other adjustments)	A measure of topline growth that creates a foundation of long-term sustainable growth and competitive superiority
Pipeline (25%)	• Near-Term Value (Submissions and approvals) • Long-Term Growth Potential	Increases BMS-wide focus on delivery of our late-stage pipeline and continued development of a robust pipeline through both internal efforts and business development
Our pipeline metric highlights the importance of pipeline delivery to the near-term and long-term success of the company. This metric measures the sustainability and output of our R&D pipeline portfolio and is comprised of goals in two categories, Near-Term Value and Long-Term Growth Potential with a Qualitative Overlay on the entire metric:
Metric	What It Is	Why It’s Important
Near-Term Value (50%)	Regulatory submissions and approvals for new medicines and new indications and formulations of key marketed products in the U.S., EU, China and Japan	Recognizes delivery of the late-stage pipeline, which drives near-term value
Long-Term Growth Potential (50%)	• Development Candidates • First in Human • Registrational Study Starts	Recognizes the progression and successes of the R&D pipeline at various stages of development, including internally and externally sourced compounds
Qualitative Overlay
Reflects management’s, the Science & Technology Committee’s (“S&T Committee”) and CMDC’s holistic evaluation of our pipeline performance, including such considerations as the performance of high value assets and the integration of acquired assets, among other factors. In particular, this considers actions taken toward successful integration planning and execution.

Adjustments Made to Legacy BMS NEO Annual Incentive Program due to the Celgene Transaction
Upon the Closing of the Celgene Transaction, the Committee made adjustments to the 2019 annual incentive plan to ensure appropriate treatment for all legacy BMS employees, including our NEOs. Those adjustments included:
Adjustment	Details	Rationale
Limit Earnings Per Share (EPS) measurement to the quarter immediately preceding the Closing (or Q3)
• “Lock in” EPS actual performance through three quarters (the most recent publicly available earnings measurement prior to Close)
• Payout based on actual EPS achievement through three quarters compared to goal through three quarters

• Ensure the appropriate reward for BMS employees, including NEOs, based on EPS generated organically
• Prevent windfall payouts due to combined company EPS, which was likely to be higher than legacy BMS

Include Celgene Transaction- related factors in qualitative IPF evaluation
• Evaluate certain factors, such as deal execution, integration planning activities, human capital management, and synergy identification and planning as part of IPF
• Retain IPF payout parameters; IPF may range from 0-165%, and maximum bonus capped at 200% of target

• Immediately begin to tie executive compensation to integration planning success and focus
• Reward executives for integration success through qualitative mechanism in 2019 due to short post-Closing period; move to embedded metric in 2020

The Committee believes that it is appropriate to continue to evaluate the revenue and pipeline measures in the Company Performance Factor for 2019 by measuring the performance of the legacy BMS business through the close of the relevant performance period (calendar year), as there were fewer than six weeks remaining in the fiscal year for the business to operate post Closing. Maintaining this structure was important to help ensure that management and the broader employee base who participate in the annual incentive plan, stayed focused on execution of critical business priorities. Accordingly, the revenue goal remained unchanged after the Closing, but revenues contributing to the achievement of legacy BMS executive Company Performance Factor achievement only includes revenues attributed to the legacy BMS business, and excludes any revenue contributed by the former Celgene business.
Similarly, the pipeline metric remained focused solely on the performance of the legacy BMS business pipeline.
Financial and Pipeline Metric Target Setting Considerations
At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the high performance that drives shareholder value creation in both the short- and long-term.
Financial and strategic performance targets are:
•	Predefined;
•	Stretch goals that are aligned with earnings guidance;
•	Tied to the key financial objectives of the company; and
•	Aligned with industry benchmarks on speed of commercial launch and expected market adoption.
Pipeline performance targets are:
•	Set in collaboration with the S&T Committee;
•	Aligned with the company’s strategic plan and key value drivers;
•	Aligned with industry benchmarks on typical clinical study duration and regulatory approval timelines;
•	Separated into two performance categories, “Near-Term Value” and “Long-Term Growth Potential”, subject to a qualitative overlay; and
•
Reflective of annual milestones that link short-term outcomes to long-term strategic R&D priorities (milestones for higher-value assets are emphasized in goal setting to provide a framework that assesses not only quantity, but also quality and impact of milestones).

The S&T Committee also identifies those highest-value assets and the integration of acquired assets, among other factors, the importance of which will inform the application of a qualitative overlay.
In establishing targets and goals each year, the Committee considers budget, operational priorities, long-term strategic plans, historical performance, product pipeline and external factors, including external expectations, competitive developments, and the regulatory environment, among other things. Threshold, target, and maximum performance goals are evaluated independently and are set to provide appropriate awards across a wide but reasonable set of performance outcomes.
The Committee set incentive targets in the first quarter of 2019 in consideration of anticipated performance, in line with guidance provided to the market in early 2019 and in line with commercial and pipeline expectations. Later in the year, we met or exceeded financial and operational goals in certain key areas, including growth of both revenues and non-GAAP earnings, positive regulatory and development milestones, important business development activities, and disciplined expense management, resulting in a revision of guidance to the market for the year.
Annual Incentive Plan Program Outcome Calculations
The payouts for the 2019 annual incentive plan were based on the combination of an executive’s target bonus amount, the Company Performance Factor, and the Individual Performance Factor for each executive.
Company performance results for the year led to a Company Performance Factor of 116.29% for 2019.
The calculation was based on the following performance against goals:
Performance Measure	Target	Actual	% of Target	Resulting Payout Percentage
Non-GAAP Diluted Earnings Per Share(1)(2)(3)	$3.16	$3.42	108.3%	125.95%
Total Revenues, Net of Foreign Exchange ($=MM)(1)(2)	$24,009	$24,413	101.7%	113.25%
Pipeline Score	3	3	100.0%	100.00%
Total	—	—	104.6%	116.29%
1)
Consistent with the company’s past practice, non-GAAP diluted earnings per share (for the nine months ended September 30, 2019) and total revenues (full year), net of foreign exchange, were each adjusted ($0.03) and $102 million, respectively, due to unanticipated favorable budget variance for Sprycel performance in Europe due to changes in timing of the generic competition. The Committee determined that it was appropriate to exclude the impact of this unanticipated favorable budget variance because this event favorably impacted performance in an amount that was not determinable when the target was set in the first quarter of 2019.

2)
Consistent with the company’s past practice, non-GAAP diluted earnings per share (for the nine months ended September 30, 2019) and total revenues (full year), net of foreign exchange, were each adjusted ($0.02) and $145 million, respectively, due to unanticipated favorable budget variance due to changes in timing of the UPSA business divestiture. The Committee determined that it was appropriate to exclude the impact of this unanticipated favorable budget variance because this event favorably impacted performance in an amount that was not determinable when the target was set in the first quarter of 2019.

3)	Non-GAAP diluted earnings per share target reflects the first three fiscal quarters because this metric was measured as of the quarter immediately preceding the Closing (or Q3).

For the pipeline metric, the S&T Committee reviews performance in the near-term value and long-term growth potential categories and holistically assesses the quality of the results to determine a performance score using a scale of one to five, with three being target. For 2019, we met our target goal range for near-term value, but did not meet the target goal range for long-term growth potential. We advanced a number of important programs and achieved several high value milestones. The S&T Committee considered the specific milestones that were achieved and those that were not achieved and determined, based on a holistic review of not only the quantity of the milestones achieved, but the impact and import of those milestones, to recommend a pipeline score of 3.0, which the Committee approved. The following results were among the inputs considered in determining that pipeline score.
Near-Term Value
• 27 regulatory submissions and approvals (target range of 23-34).
• Opdivo combination with Yervoy approved for first-line kidney cancer in the EU; Empliciti approved in combination with Pomalyst for second-line multiple myeloma in the EU and Japan.

Long-Term Growth Potential
• Met goal in one of three categories, with 19 pipeline projects meeting transition milestones (target range for transition milestones was 22-34).
• Achieved high-value development candidate CCR8 (for treatment of different forms of cancer, including breast, colon and lung).
• Initiated a Phase 1 clinical trial for STING agonist (for treatment of different forms of cancer); initiated registrational studies for Opdivo in first-line liver cancer and high-risk breast cancer; achieved significant progress in the TYK2 inhibitor registrational program (targeting moderate-to-severe psoriasis).

Individual Performance Factor
Our executive compensation program is designed to reward executives for financial, operational, strategic, share price and individual performance while demonstrating high integrity and ethical standards. We believe this structure appropriately incentivizes our executives to focus on our long-term business strategy, to achieve our Mission to help patients prevail over serious diseases, and to attain sustained long-term value creation for our shareholders.
2019 BMS Behaviors ✔ Passion ✔ Innovation ✔ Speed ✔ Accountability
When determining individual award levels, the Committee considers (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and shareholder value creation (“Results”) and (ii) an executive’s demonstration of the behaviors defined in the BMS Behaviors (“Behaviors”) identified in the box to the left.

The Role of Risk Assessment in Our Incentive Program
Also embedded in the determination of individual award levels is the ongoing assessment of enterprise risk, including reputational risk stemming from the dynamic external environment. In particular, we evaluate how each of our executives demonstrate our BMS Behaviors in the execution of their day-to-day decisions. This evaluation is one input into the determination of payouts under both the annual incentive and long-term equity incentive programs. Therefore, given the direct link between Behaviors that impact payout and our executive compensation program’s emphasis on sustainable long-term value, we attempt to minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions that could maximize short-term results at the expense of sustainable long-term value creation for our shareholders.
2019 Individual Performance Assessment
When determining the individual component of the annual incentive awards, the Committee considered each executive’s contributions to our company’s strategic achievements and financial and operational performance, including factors related to the Celgene Transaction, as well as his or her demonstration of our BMS Behaviors. The Committee evaluated our NEOs’ performance against clear and pre-defined objectives established at the beginning of the year and tied to the company’s key strategic objectives.

For the CEO, the Committee evaluated the following in determining his IPF:
2019 CEO Performance Evaluation
Strategic Objective	Evaluation

Drive enterprise performance: Achieve budgeted financial targets established at the beginning of the year, including revenues, non-GAAP EPS and operating margin, achieve predefined customer service metrics and ensure supply chain reliability.

Continue to improve the operating model, including executing on-time completion of 2019 deliverables against company transformation plan, strengthening pipeline governance and execution, and ensure readiness for integration of Celgene.

Demonstrate ethics, integrity and quality in everything we do, including setting a firm “tone at the top” on a culture of respect, business integrity, quality, compliance and uncompromising ethics.

• Met or exceeded targets for revenues (excluding Celgene), operating margin (through September 30, 2019) and non-GAAP EPS (through September 30, 2019), as a result of strong commercial execution.
• Exceeded all customer service metrics and supply chain reliability target.
• Achieved transformation savings goal in 2019 and implemented strengthened portfolio governance process without compromising timelines.
• Significant integration planning and execution progress achieved in 2019, including, but not limited to, pre-closing announcement of the organizational design and top three levels of leadership, as well as general managers and key leadership team appointments for international markets, business continuity, synergy capture and employee engagement.
• Launched internal campaign focused on integrity, included integrity and uncompromising ethics in key messages at town halls, and continued mandatory global compliance trainings.

Maximize the value of the marketed portfolio and develop the next generation of medicines for long-term growth: Achieve budgeted revenue targets for core marketed products, advance key product regulatory approvals, regulatory submissions, registrational study starts, and other key pipeline milestones.

• Met or exceeded revenue targets for Eliquis, Orencia, Sprycel and Yervoy and grew net sales of prioritized brands compared to 2018.
• Met or exceeded most U.S. new patient share objectives for Opdivo, including in first-line kidney cancer, first-line melanoma, adjuvant melanoma, second-line head and neck cancer, second-line hepatocellular carcinoma, and third-line small-cell lung cancer, among other indications.
• Additional indications approved for Opdivo, including first-line kidney cancer in the EU and achieved positive clinical trial results from Checkmate 227 Part 1 and Checkmate 9LA.
• Overall pipeline performance and key milestones are described in more detail on page 46.

Evolve our culture and execute our People Strategy: Continue to cultivate great managers and leaders, drive global diversity and inclusion, and build talent.
• Continued comprehensive approach to deepen engagement of global leadership team and cultivate great managers.
• Improved manager capability index on employee engagement survey.
• Progress made on diversity and inclusion with representation of women globally and underrepresented ethnic groups in the U.S.; identified opportunities to increase diversity and inclusion with 2020 aspirational goals.
• Significant progress made on building a new culture for the combined company based on shared values and a strong patient focus, which will further enable the long-term value of the transaction to be realized.
• Successfully managed succession for certain key roles and continued robust management development and succession planning for critical positions.

Individual Performance Modifier Based on CMDC Evaluation: 135%
In addition, the Committee noted the following with respect to each of our other NEOs:
For Mr. Bancroft, the Committee considered: (i) his significant leadership in the achievement of the Company’s strong financial results; (ii) his proactive leadership in all aspects of the Celgene Transaction and integration planning, including shareholder and employee engagement, financing arrangements, divesting the Otezla business for $13.4 billion with minimal delay to the overall timeline, financial planning, synergy capture, and minimizing risks of business disruption following the Closing; (iii) his continued leadership through the Closing in driving the evolution of our operating model while ensuring a balanced approach to capital allocation, enabling the Company to increase the dividend for the 11th year in row and maintaining a strong balance sheet and strong investment grade credit ratings with financial flexibility; (iv) his critical support of other significant business development activities, including the divestitures of the UPSA business, the completion of the de-risking of the U.S. Pension Plan and a manufacturing plant in Anagni, Italy; and (v) the successful transition of his CFO responsibilities to David V. Elkins upon the Closing. After 35 years of service with our Company, Mr. Bancroft is retired effective March 16, 2020.
For Mr. Elkins, the Committee considered: (i) his leadership in the achievement of very strong financial performance at Celgene through the Closing; (ii) his critical role in executing the Celgene transaction and planning for integration with a focus on synergy capture and minimizing business disruption; (iii) his critical role in divesting the Otezla business for $13.4 billion; and (iv) his leadership in building the new Finance organization, retaining critical talent, and maintaining appropriate business and financial controls.
For Ms. Leung, the Committee considered: (i) her critical role in providing strategic and tactical advice to our Board and senior management in all aspects of the Celgene Transaction, including attaining shareholder approval of the Transaction, successfully negotiating and executing the Otezla divestiture and consent agreement with the U.S. Federal Trade Commission, and providing legal advice generally with respect to securities and financing, corporate governance and executive compensation matters; (ii) her leadership in protecting and defending our intellectual property position and proactive management of significant legal issues; (iii) her role in supporting other significant transactions, including innovative partnerships and the divestitures of the UPSA business and manufacturing plant in Anagni, Italy; and (iv) her contributions and performance as a trusted and respected senior leader who provides valuable strategic advice and whose impact spans across all teams and functions.
For Dr. Boerner, the Committee considered: (i) his leadership of the Commercialization organization and focus on strong commercial execution, resulting in a 10% increase in revenues attributed to the legacy BMS products (with no increase in U.S. average net selling prices for legacy BMS products); (ii) his critical role engaging with shareholders and employees in connection with the Celgene transaction; (iii) his critical role in integration planning, including organizational design, synergy capture, and talent management, including the pre-Closing appointment of general managers and key leadership team appointments for international markets among other things; and (iv) his active, visible commitment to ethics and integrity and driving a culture of compliance across all markets.
For Dr. Vessey, the Committee considered (i) the significant milestones and developments achieved by the legacy Celgene pipeline assets through the Closing; (ii) his critical role in integration planning, including relating to organizational design, the combined pipeline portfolio, synergy capture and talent management, among other things; (iii) his leadership of Research & Early Development and successful stabilization of the broader Research and Development organization; and (iv) his successful development and management of external partnerships and other key research relationships.
2019 Annual Incentive Award Payments
The actual annual incentive awards paid to our legacy BMS Named Executive Officers are shown in the table below and can also be found in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column:
Executive	Target Incentive Award	Applying Company Performance Factor(1)	Actual Payout(2)
Giovanni Caforio, M.D.	$2,475,000	$2,878,178	$3,885,540
Charles A. Bancroft	$1,269,634	$1,476,457	$1,993,217
Sandra Leung	$1,010,553	$1,175,172	$1,586,482
Christopher Boerner, Ph.D.	$891,766	$1,037,035	$1,399,997
Thomas J. Lynch, Jr., M.D.(3)	$1,051,588	$1,222,892	$1,222,892
1)	Adjusted to reflect Company Performance Factor (financial and pipeline performance) earned at 116.29%.
2)	Adjusted to reflect Individual Performance Factors.
3)	Bonus amount is prorated to reflect time spent in role in 2019.

As set forth in the table above, the Company Performance Factor of 116.29% was applied to each legacy BMS Named Executive Officer’s target incentive award. Then, an Individual Performance Factor was applied to determine the actual payout. The Committee can approve an Individual Performance Factor up to 165% of the adjusted incentive, subject to 200% of target maximum payout. Based on the performance of each NEO described above, the Committee approved Individual Performance Factors ranging between 100% and 135% for our Named Executive Officers.
Long-Term Incentive Program
Our long-term incentive program employs only performance-based equity, and is designed to promote creation of sustainable long-term value for shareholders by focusing on strong year-to-year financial and operational performance, and on the development and advancement of our pipeline over the long-term.
The Committee’s Annual Process for Granting Annual Long-Term Incentive Awards
Long-term incentive awards are typically approved each year on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is good corporate governance and reduces the risk of selecting a grant date with a preferential stock price.
Since March 2014, the Committee has established annual equity award guidelines for all of our executives, including our Named Executive Officers, other than the CEO, as a percentage of salary. The CEO’s long-term equity incentive award level is assessed by the Committee annually. Based upon individual performance, an executive other than the CEO may receive a long-term equity incentive award ranging from 0% to 150% of the target award. Once the grant value is established for each executive, 60% of the value is converted into Performance Share Units (or “PSUs”) and 40% into Market Share Units (or “MSUs”).
In determining the size of the individual long-term equity incentive awards granted to our Named Executive Officers in March 2019, the Committee considered the prior year’s performance (both Results and Behaviors) of each executive as well as ways to motivate our Named Executive Officers to focus on the company’s long-term performance. Given each year’s awards have an overlapping performance period from the prior year, we believe these awards provide the right balance between short-term and long-term focus. Each Named Executive Officer, other than the CEO, had a target value for his or her long-term equity incentive award granted in March 2019. The Committee approved individual awards ranging between 125% and 135% of that target value for these Named Executive Officers. The CEO’s long-term equity incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. Dr. Caforio’s award took into account his strong performance as CEO during 2018 and a long-term equity incentive opportunity that was commensurate with his role as CEO and the competitive market pay for that position.
2019 Long-Term Incentive Program Grants
Like our annual incentive plan, our long-term equity incentive program is designed to reward performance that supports our strategic objectives and creates value for our shareholders. A significant percentage of our Named Executive Officers’ compensation is in the form of equity that vests over several years, which is designed to closely tie the interests of our Named Executives Officers’ to the interests of our shareholders. Our long-term equity incentive program also is designed to promote retention through multi-year vesting.
In 2019, we continued to offer two long-term award vehicles, each of which served a different purpose:
•
Performance Share Unit Awards: rewards the achievement of key financial goals and the value created for shareholders as measured by relative total shareholder return (or “TSR”) over a three-year period ending in the first quarter of the applicable year.

•	Market Share Unit Awards: rewards the creation of incremental shareholder value over a long-term period.

We believe our long-term equity incentive program serves the best interests of our shareholders by focusing the efforts of our executives on key drivers of both short- and long-term success and on shareholder value. Key aspects of the long-term equity incentive program include that:
•	100% of executives’ long-term equity incentive awards are performance-based;
•	The design of our long-term equity incentive program applies to all our executives, not just our most senior, thus promoting organizational alignment with our recruitment and business strategy; and
•	Our long-term equity incentive program serves as a retention lever, through vesting and payout over several years.
2019 Equity Incentive Program Summary
	Performance Share Units	Market Share Units
Proportion of Annual Grant	60%	40%
Metrics & Weighting	Non-GAAP Operating Margin: 33% Total Revenues (ex-fx): 33% 3-Year Relative TSR: 34%	Number of shares earned, based on increase or decrease in our common stock share price from the grant date*
Min / Max Payout (% of Target Units)	0% / 200%	0% / 200%*
Vesting	3-year, cliff vesting	4-year, ratable vesting
*
The number of shares earned from MSUs can increase or decrease, in proportion to the change in our share price over the one-, two-, three- and four-year performance periods. The minimum share price achievement required to earn any shares from MSUs is 60% of the grant date stock price. Accordingly, if 60% is not achieved, zero MSUs will vest.

2019 Performance Share Unit Awards
The Performance Share Unit (PSU) Awards made in 2019 were focused on motivating executives to deliver long-term top- line growth and improved margins, while also focusing on delivering shareholder value at a rate faster than our industry peers. For the 2019 PSU awards, the following metrics and goals were applied.
2019-2021 PSU Payout Schedule
	2019-2021 Cumulative Operating Margin (33%)		2019-2021 Cumulative Total Revenues (ex-fx) (33%)		3-Year Relative TSR (34%)
	Achievement	Payout	Achievement	Payout	TSR Percentile	Payout
Maximum	115%	200%	110%	200%	80%ile	200%
Target	100%	100%	100%	100%	50%ile	100%
Threshold	85%	50%	90%	50%	35%ile	50%
Below Threshold	<85%	0%	<90%	0%	<35%ile	0%
For the Operating Margin and Revenue awards, the targets were set using the board-approved three-year business plan. Our Board assessed the rigor of the targets and found that they were appropriate. In addition, our Board assessed the maximum and threshold achievement levels for each of these metrics and found that they were appropriate relative to the intended motivational effect of PSUs.

2019 Market Share Unit Awards
MSUs make up 40% of our executives’ target long-term equity incentives. Each grant of MSUs vests 25% on each of the first four anniversaries of the grant date, and the number of shares received by an executive upon payout increases or decreases depending on the performance of our stock price during the one-, two-, three- and four-year performance periods.
Upon vesting, a payout factor is applied to the target number of MSUs vesting on a given date to determine the total number of units paid out. If our stock price increases during the performance period, both the number of units and value of shares that vest increases. If our stock price declines during the performance period, both the number of units and value of shares that are eligible to vest will be reduced. The payout factor is a ratio of the 10-day average closing price on the measurement date divided by the 10-day average closing price on the grant date. Beginning with our 2013 annual MSU award grant, the measurement date is the February 28 immediately preceding the vesting date. The minimum payout performance factor that must be achieved to earn any payout is 60% and the maximum payout factor is 200%. If our stock price performance is below 60%, then the portion of the award scheduled to vest will be forfeited. The following chart shows the performance periods for the MSU awards granted to our executives in March 2019:

Transaction-Related Adjustments to 2018 and 2019 PSUs.
The Committee modified the outstanding 2018 and 2019 PSUs to be effective as of the Closing of the Celgene Transaction. These modifications were intended to: (i) avoid an unintended windfall that could have occurred due to the larger Revenue and higher Operating Margin basis resulting from the Celgene Transaction, (ii) adjust goals to fully account for the scale of the new combined entity and (iii) motivate and hold accountable the management team to successfully complete the Celgene integration.
The modifications to the 2018 and 2019 program consisted of:
•	Replacing the three-year Revenue goal to account for new combined company revenue in both target and achievement of Revenue, to appropriately eliminate a windfall opportunity for our NEOs.
•
Reducing the weight on Operating Margin and “locking in” the resulting operating margin as of the third quarter of 2019 (the quarter ending immediately prior to the Closing); this resulted in a reduction in operating margin to 22% weighting for the 2018 award and 11% for the 2019 award;

•	Reallocating the remaining weighting of 11% for 2018 PSUs and 22% for 2019 PSUs to the new Key Integration Metric, which replaces the Operating Margin metric. The Key Integration Metric comprises:
•	Human Capital Management, an assessment of both voluntary attrition management and employee experience/engagement; and
•	Synergy Realization, objectively measured as progress towards acquisition synergy cost avoidance and cost savings targets.
Consistent with the plan methodology, we removed Celgene from the peer group comparators for measuring Relative Total Shareholder Return.

Transaction-Related Modifications to 2017 PSUs
Upon Closing of the Celgene Transaction, the Committee modified the outstanding PSUs granted in 2017. For these awards, the Operating Margin metric was adjusted to reduce the measurement period by one quarter, “locking in” the Operating Margin result as of the financial statements produced for the period ending September 30, 2019. This adjustment was made to prevent any distortion in the Operating Margin resulting from the Celgene Transaction from affecting the payout. No adjustments were made to the Total Revenues (ex-fx) or Relative TSR metric (except for the exclusion of Celgene from our primary peer group). For the Total Revenues (ex-fx) measure, revenues measured over the period will contain only legacy BMS business revenue (and will specifically exclude revenues associated with the Celgene Transaction).
The below chart provides a graphical presentation of the adjustments to the outstanding PSUs described earlier.
Adjustments to Outstanding PSU Awards

“Stub Period” refers to the remaining performance period of an applicable award following the Closing.
Outcomes of the 2016 PSUs
The 2016 PSUs, granted on March 10, 2016 and having a three-year performance cycle, were evaluated and certified in March 2019. The below table summarizes the outcomes for each of the metrics included in the 2016 PSUs and the associated payout level in terms of percentage of target shares.
Performance Measure	Target	Actual(2)	% of Target	Resulting Payout Percentage
Cumulative 3-Year Total Revenues, Net of Foreign Exchange ($=MM)(1)(2)(3)	$56,920	$62,968	110.6%	200.00%
Cumulative 3-Year Operating Margin(1)(2)(3)	27.30%	27.31%	100.0%	100.03%
3-Year Relative TSR (TSR%ile)	50.00%	5.0%	(45.0%)	0.00%
Total	—	—	—	99.01%
1)
Actual 2016-2018 Total Revenues for all three years are restated to our 2016 Budget Rate. Includes net adjustments 0.2% to Operating Margin for the impact of a change in defined benefit plan accounting rules (ASU 2017-07).

2)	Includes net adjustments of $200 million for total revenues net of foreign exchange and 0.2% to Operating Margin for the impact of a change in revenue recognition accounting rules (ASC 606).
3)	Includes net adjustments of ($128) million for total revenues, net of foreign exchange and (0.1%) Operating Margin for Sprycel loss of exclusivity in Europe.

MSU Performance Results
The following table summarizes the payout factors relating to the tranches that vested in 2019 for MSUs outstanding at that time:
Grant Date	Vesting Date	# of Years in Performance Period	Payout Factor
March 10, 2015	March 10, 2019	4	80.07%
May 5, 2015*	May 5, 2019	4	70.16%
March 10, 2016	March 10, 2019	3	78.88%
April 3, 2017**	April 3, 2019	2	87.26%
March 10, 2017	March 10, 2019	2	89.22%
March 10, 2018	March 10, 2019	1	76.35%
*	Reflects CEO grant on promotion to CEO.
**	Reflects grant to Dr. Lynch on hire as Chief Scientific Officer.
Restricted Stock Units and Stock Options
Restricted stock units may be granted selectively to executives at other times of the year generally, as inducement grants as part of an offer in attracting candidates to BMS, for retaining employees, or for providing special recognition, such as when an employee assumes significant increases in responsibility. On December 2, 2019, BMS granted a special restricted stock unit award to Dr. Boerner in connection with the expansion of his role. During 2019, BMS also granted inducement awards that consisted of restricted stock units to legacy Celgene executives, Mr. Elkins and Dr. Vessey, as described in more detail in the section titled “2019 Compensation Program – Legacy Celgene Named Executive Officers” beginning on page 55. No other Named Executive Officers received restricted stock units in 2019. Other than conversion of outstanding Celgene compensatory equity awards as a result of the Celgene Transaction, we have not granted any stock options to our executives or employees since 2009.
Other Elements of 2019 Compensation
In addition to the components set forth above, our senior executives, including all of our NEOs, were entitled to participate in the following plans or arrangements in 2019:
Other Elements of 2019 NEO Compensation

• Post-Employment Benefits
   – Change-in-Control Arrangements
   – Severance Plan
   – Qualified and Nonqualified- Pension Plans (Frozen; applicable only to Mr. Bancroft and Ms. Leung. The qualified Pension Plan was terminated on February 1, 2019)
   – Qualified and Nonqualified Savings Plans
• Other Compensation

Post-Employment Benefits
We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee in an attempt to ensure that they are consistent with competitive practice. The plans offered are intended to enhance our ability to attract and retain key talent.

Change-in-Control Arrangements
We have entered into change-in-control agreements with certain executives including the CEO and other NEOs. These agreements enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change-in-control of BMS. Additionally, the agreements provide for continuity of management in the event of a change-in-control. It is our policy that our agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change-in-control and subsequent involuntary termination or termination for good reason by the employee within either 36 months or 24 months after a change-in-control.
We do not gross up compensation on excess parachute payments for any of our executives, including our Named Executive Officers, except that Mr. Elkins and Dr. Vessey remain eligible for gross-up payments solely related to the Celgene Transaction under certain legacy Celgene arrangements approved prior to the Transaction, which the company is required to honor, the value of which is provided in the tables in the “Post-Termination Benefits” section of this Proxy Statement beginning on page 75. Despite having assumed the legacy Celgene arrangements for Mr. Elkins and Dr. Vessey in the Transaction, it will continue to be our policy on a go-forward basis not to enter into any new gross-up arrangements with any of our Named Executive Officers.
If a change-in-control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change-in-control occurrs, as applicable. The value of this benefit for our Named Executive Officers is provided in the “Post-Termination Benefits” section beginning on page 75.
Severance Plan
The Bristol Myers Squibb Senior Executive Severance Plan is intended to provide a competitive level of severance protection for certain senior executives (including our Named Executive Officers) to help us attract and retain key talent necessary to run our company. The value of this benefit for our Named Executive Officers is shown in the “Post-Termination Benefits” section beginning on page 75.
Defined Benefit Pension Plans
Our frozen defined benefit pension plans provide retirement income for U.S. employees who joined the company and were U.S. employees prior to December 31, 2009. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a nonqualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the participating Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and nonqualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and closed the plans to new participants. For active plan participants at year-end 2009, we allowed five additional years of pay growth in our pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to mitigate volatility risk to the company, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.
In 2019, the company terminated the U.S. Retirement Income Plan (“US-RIP” or the “Plan”) and transferred approximately $3.8 billion of U.S. pension obligations. The obligations were distributed through a combination of lump sum payments to Plan participants who elected such payments, and the purchase of a group annuity contract from Athene Annuity and Life Company, a wholly owned insurance subsidiary of Athene Holding, Ltd, for all remaining liabilities. For a further discussion on the termination of the US-RIP, please see “Retirement Plan” beginning on page 72.
Savings Plans
Our savings plans allow employees to receive matching contributions from BMS to supplement their savings and retirement income. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a nonqualified deferred compensation plan that allows a select group of management and highly compensated employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program.

The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The company matching contribution under our savings plans equals 100% of the employee’s contribution on the first 6% of eligible compensation (base salary and annual incentive) that an employee elects to contribute. Employees are eligible for an additional automatic company contribution that is based on a point system of an employee’s age plus service as follows: below 40 points, the automatic contribution is an additional 3% of eligible compensation; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%.
As of December 31, 2019, all legacy BMS NEOs had accrued a 6% contribution, except for Dr. Boerner who accrued a 4.5% contribution. All U.S. employees are eligible to participate in the savings plans. The Summary Compensation Table reflects company contributions to these plans during 2019 in the “All Other Compensation” column. The Nonqualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.
Other Compensation
We typically provide what we consider to be minimal perquisites and other personal benefits to our Named Executive Officers. In 2019, these benefits included Company-paid use of HeliFlite, an on-demand helicopter charter service. This benefit was primarily intended for business purposes, but in certain exigent circumstances, it was used for personal use. Any personal use of this benefit is reflected in the applicable Named Executive Officer’s total compensation for 2019 in the “Summary Compensation Table” beginning on page 64 and was treated as taxable income under applicable tax laws. We did not reimburse any Named Executive Officers for any taxes paid on such income. Please see “All Other Compensation” in the “Summary Compensation Table” for further discussion of all perquisites and other personal benefits provided to our Named Executive Officers.
2019 Compensation Program – Legacy Celgene Named Executive Officers

Key Considerations Related to Legacy Celgene Executive Compensation
In connection with the Celgene Transaction, effective on the Closing, we successfully retained Mr. David Elkins, the CFO of Celgene, to serve our new company as Executive Vice President and Chief Financial Officer, and Dr. Rupert Vessey, the EVP of Research & Early Development of Celgene, to serve as Head of Research and Early Development. When constructing the compensation packages for Mr. Elkins and Dr. Vessey, we considered our commitments under the Merger Agreement, the pre-Closing compensation packages for Mr. Elkins and Dr. Vessey, and how best to integrate Mr. Elkins and Dr. Vessey into BMS’s compensation policies, plans, and programs for our NEOs.
We committed pursuant to the Merger Agreement, (i) through the first anniversary of the Closing to (a) maintain base salary; (b) maintain annual cash bonus opportunities and annual equity bonus opportunities, with these two components being considered in the aggregate (e.g., cash bonus opportunity may be increased and equity bonus opportunity decreased); and (c) provide severance benefits no less favorable than those provided prior to Closing, and (ii) through the end of 2019, employee benefits no less favorable than those provided prior to Closing. In addition, the Merger Agreement provided that (x) 2019 annual incentive awards would be paid at the higher of target or actual achievement; (y) outstanding service-based long-term equity awards would be converted to service-based BMS equity awards and CVRs with matching service-based vesting restrictions; and (z) outstanding performance-based equity awards would be converted at the higher of target or actual achievement as of the quarter-end prior to the Closing, and converted to service-based BMS equity awards and CVRs with matching service-based vesting restrictions.
Mr. Elkins and Dr. Vessey were both participants in the Celgene Corporation Executive Severance Plan (the”Celgene ESP”) prior to Closing. The Celgene ESP provided that upon a qualifying termination within two years following the Closing, the executive was entitled to: (i) a lump-sum cash amount equal to 2.5 multiplied by the sum of base salary and target bonus; (ii) if a timely election was made, either the elected level of coverage at active employee rates under COBRA for 30 months or a monthly cash payment in lieu of subsidized coverage; (iii) in kind outplacement services for 18 months; (iv) a lump- sum cash amount equal to the greater of the target and actual bonus for the year of termination, prorated for the number of days of employment in the applicable year; and (v) vesting of any outstanding service-based equity awards. Mr. Elkins and Dr. Vessey agreed to waive their continued participation in the Celgene ESP, and as a result, are currently covered by the applicable BMS severance and change-in-control plans. For a discussion of the current BMS benefit plans covering post-employment benefits, change-in-control arrangements and severance plans, see the “Post-Termination Benefits” section of this Proxy Statement beginning on page 75.
Compensation of Our New Chief Financial Officer and EVP of Research and Early Development
After a robust process conducted by the Committee together with its independent compensation consultant, Mr. Elkins and Dr. Vessey were provided with compensation packages that took into consideration competitive market, peer compensation data consistent with the process taken for reviews of all of our NEOs’ compensation, our commitments under the Merger Agreement and the pre-Closing compensation packages for Mr. Elkins and Dr. Vessey.
The packages for each of Mr. Elkins and Dr. Vessey consisted of:
•
An annual base salary of $1,000,000 with a target bonus opportunity of 100% of base salary subject to the attainment of one or more pre-established performance goals established by our Board or a Board Committee, resulting in a total target cash compensation opportunity of $2,000,000;

•
Eligibility to participate in our long-term equity incentive plan as part of annual compensation and consistent with our other NEOs. Mr. Elkins and Dr. Vessey will first be eligible for an annual equity grant on our unified grant date of March 10, 2020;

•
Accelerated vesting of legacy Celgene equity awards only in the event of a termination due to death, disability, without “Cause” or upon a resignation for “Good Reason”. The definitions of “Cause” and “Good Reason” for these awards are described in the “Post-Termination Benefits” section of this Proxy Statement beginning on page 75;

•	Eligibility to participate in our Senior Executive Severance Plan and the Change-in-Control Agreement consistent with our other NEOs; and
•	Legal fees incurred in negotiating the compensation packages, up to $25,000.
Mr. Elkins and Dr. Vessey also received one time, sign-on awards (each, an “Inducement Award”) in order to induce Mr. Elkins and Dr. Vessey to join BMS, and to help retain them and ensure they felt properly incentivized going forward. The following describes generally the terms of the Inducement Awards:
•
The cash portion of the Inducement Award is equal to $2,100,000 for Mr. Elkins and $2,000,000 for Dr. Vessey. In each case, the cash portion is payable 50% as soon as practicable following the Closing, 25% on the one-year anniversary of the Closing and 25% on the two-year anniversary of the Closing and subject to accelerated vesting upon a termination due to death, or disability, without “Cause” or upon a resignation for “Good Reason”. The definitions of “Cause” and “Good Reason” for the Inducement Award are described below in the “Post-Termination Benefits” section of this Proxy Statement beginning on page 75.

•
The restricted stock unit award is valued at $2,000,000 for both Mr. Elkins and Dr. Vessey, vesting 25% on each of the first, second, third and fourth anniversaries of the grant date and subject to accelerated vesting upon a termination due to death, disability, without “Cause” or upon a resignation for “Good Reason.” The restricted stock unit award component was granted on December 2, 2019.

Mr. Elkins and Dr. Vessey did not enter into an individual employment contract. For a further discussion on the specific elements of compensation for these executives, please see “Summary Compensation Table” beginning on page 64.
Other Elements of Legacy Celgene Executive Compensation
401(k) Plan
•
During 2019, Mr. Elkins and Dr. Vessey continued to participate in the Celgene 401(k) Plan, a tax-qualified retirement savings plan available to all U.S. Celgene eligible employees. Prior to the Closing, both Mr. Elkins and Dr. Vessey received company matching contributions under the plan equal to 6% of their eligible earnings (subject to applicable IRS limits). Because these matching contributions were made by Celgene prior to Closing, they are not reflected in the Summary Compensation Table below or elsewhere in this Proxy Statement. Matching contributions for all employees under the Celgene 401(k) Plan, including Mr. Elkins and Dr. Vessey, vest 20% per year for the first five years of employment, after which all contributions are 100% vested.

Health & Welfare Benefits
•
Along with other legacy Celgene employees, Mr. Elkins and Dr. Vessey will continue to be covered by Celgene health and welfare benefits through January 1, 2021. The arrangements for Mr. Elkins and Dr. Vessey are consistent with the plans, programs and eligibility provided to other legacy Celgene employees. In addition, an excess liability insurance policy is provided to certain senior-level legacy Celgene eligible employees.

Professional Tax and Financial Counseling
•
Mr. Elkins and Dr. Vessey continue to be eligible for reimbursement of reasonable expenses incurred in obtaining professional tax and financial counseling, up to a maximum of $15,000 annually, through January 1, 2021, in each case pursuant to legacy Celgene arrangements.

Legacy Celgene 2019 Annual Bonus Calculation and Payment
The performance measures under the Celgene Management Incentive Plan (“Celgene MIP”), as approved by the Celgene Compensation Committee for fiscal 2019, included a Company Performance Factor (“CPF”) consisting of financial objectives (total revenues and adjusted EPS) and non-financial objectives (selected strategic key performance indicators (“KPI”)) with a maximum of 200% achievement for the CPF, which was then multiplied by an Individual Performance Modifier (“IPM”), which could range up to 130%. The CPF was prorated based on actual performance during the pre-Close period and awarded at no less than target for the post-Close period. In particular, after Closing through the end of 2019, the CPF continued to be measured and scored according to performance against the pre-established revenue, EPS, and KPI goals. The IPM was assessed in the ordinary course and in the case of Mr. Elkins and Mr. Vessey, consideration of integration planning activities were included in determining their IPM.
The full-year payout was then calculated as follows:

As noted, the payouts under the Celgene MIP were based on the combination of an executive’s target bonus amount, the Company Performance Factor, and the Individual Performance Modifier for each executive.

The blended company performance results for the year led to a performance factor of 143.10% for 2019. The calculation was based on the following performance against goals both pre-Close and post-Close:
Pre-Close Performance
Performance Measure	Target	Actual	Resulting Pre-Close Payout Percentage(1)
Adjusted EPS	$10.60 - $10.80	$11.08	56.00%
Total Revenues, ($=B)	$17.0 - $17.2	$17.39	32.00%
Project-Based KPIs	40 Points	59 Points	59.00%
Total			147.00%
1)	Certified by the Celgene Compensation Committee on November 15, 2019. Per the Merger Agreement, payout factor based on performance through the Closing applicable to the pre-close performance period.
Post-Close Performance
Performance Measure	Target	Actual	Resulting Full Year Payout Percentage(3)
Adjusted EPS(1)	$10.60 - $10.80	Target	28.00%
Total Revenues, ($=B)(2)	$15.1 - $15.3	$15.57	34.00%
Project-Based KPIs	40 Points	51 Points	51.00%
Total			113.00%
1)	Per the Merger Agreement, adjusted EPS deemed achieved at target.
2)	Total Revenues exclude Otezla due to its divestiture on November 21, 2019.
3)	Per the Merger Agreement, payout factor based on full year results applicable to the post-Close performance period.
The actual annual bonus for each legacy Celgene executive who is an NEO is shown in the table below and can also be found in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.
Executive	Target Bonus Amount	Applying Blended Company Performance Factor(1)	Actual Payout(2)
David Elkins	$770,861	$1,103,102	$1,323,722
Rupert Vessey M.A, B.M., B.Ch., F.R.C.P., D.Phil.	$694,118	$993,283	$1,241,604
1)
Adjusted to reflect blended Company Performance Factor earned at 143.10%, which is calculated based on the weighted average of a pre-Close Company Performance Factor of 147% and a post-Close Company Performance Factor of 113%.

2)	Adjusted to reflect Individual Performance Modifier.

BMS Compensation Program Design Process

Compensation and Management Development Committee
The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers and certain other members of senior management.
The Committee annually reviews and evaluates the executive compensation program with the intent to ensure that the program is aligned with our compensation philosophy and with our performance. See page 24 for a discussion of the duties and responsibilities of the Committee in more detail.
Role of the Independent Compensation Consultant
The Committee has retained CAP on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and shareholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.
In 2019, CAP provided the following services:
•	reviewed and advised on the composition of the peer group used for competitive benchmarking;
•	participated in the review of our executive compensation program;
•	provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;
•	provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;
•	consulted on incentive plan design and compensation packages for senior executives in light of the Celgene Transaction;
•	reviewed and advised on all materials provided to the Committee for discussion and approval; and
•	attended all of the Committee’s regularly scheduled and special meetings in 2019 at the request of the Committee, and also met with the Committee chairman without management present.
The Committee reviews the independence of CAP annually in accordance with its charter, applicable SEC rules and NYSE listing requirements. After review and consultation with CAP, the Committee has determined that CAP is independent, and there is no conflict of interest resulting from retaining CAP currently or during the year ended December 31, 2019.
Role of Company Management
The CEO makes recommendations to the Committee concerning the compensation of Named Executive Officers other than the CEO, as well as other members of senior management. In addition, the CEO, CFO and, in the case of our pipeline performance metric, the Head of Research and Early Development (and formerly the Chief Scientific Officer) are involved in recommending for the Committee’s approval the performance goals for the annual and long-term incentive plans, as applicable. The Chief Human Resources Officer works closely with the Committee, its independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Executive Compensation Governance Practices

Best Practice Compensation Governance
We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.
What We Do:	What We Don’t Do:
100% performance-based annual and long-term incentives	No guaranteed incentives with our Named Executive Officers
Caps on the payouts under our annual and long-term incentive award programs	Prohibition on speculative and hedging transactions
Robust share ownership and share retention guidelines	Prohibition on pledging shares and holding them in a margin account
Neutralize share buyback impact on share-denominated compensation metrics	Proactively eliminate windfall gain potential
Robust recoupment and clawback policies	No employment contracts with our Named Executive Officers
Proactive shareholder engagement	Prohibition on re-pricing or backdating of equity awards
“Double-trigger” change-in-control agreements	Minimal perquisites to our Named Executive Officers
Share Ownership and Retention Policy
In order to preserve the link between the interests of our Named Executive Officers and those of shareholders, executives are expected to use the shares acquired upon the vesting of (i) Performance Share Unit awards, (ii) Market Share Unit awards and (iii) Restricted Stock Unit awards, if any, after satisfying the applicable taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the exercise of any previously granted stock options. We continue to maintain long-standing share ownership expectations for our senior executives. Our current Named Executive Officers all comply with their ownership and retention requirements, as detailed in the following table:
		Share Retention Policy—applied to all shares acquired, net of taxes
Executive	Stock Ownership guideline as a Multiple of Salary	Prior to Achieving Guideline	After Achieving Guideline	2018 Compliance with Share Ownership and Retention Policy
Giovanni Caforio, M.D.	6 x	100%	75% for 1 year	Yes
Charles Bancroft	3 x	100%	75% for 1 year	Yes
David Elkins	3 x	100%	75% for 1 year	Yes
Sandra Leung	3 x	100%	75% for 1 year	Yes
Christopher Boerner, Ph.D.	3 x	100%	75% for 1 year	Yes
Rupert Vessey M.A, B.M., B.Ch., F.R.C.P., D.Phil.	3 x	100%	75% for 1 year	Yes
Thomas J. Lynch, Jr., M.D.	3 x	100%	75% for 1 year	Yes

Recoupment of Compensation
We maintain clawback provisions relating to stock options, Restricted Stock Units, Performance Share Units and Market Share Units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our shareholders.
In 2005, our Board adopted a policy wherein our Board will seek reimbursement of annual incentive awards paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest.
In December 2012, our Board adopted a policy that BMS will seek recoupment of any incentive and/or other compensation paid to executives and certain other employees where:
•
the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

•	the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.
In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future incentive and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. In addition, in March 2020, our Board revised the policy to provide that, if legally permissible, the company will publicly disclose whenever a decision has been made to use the clawback policy, so long as the underlying event has already been publicly disclosed with the SEC.
The full clawback policy may be viewed on our website at www.bms.com.
Equity Grant Policy
The Committee’s policy covering equity grants for our Named Executive Officers is as follows:
Approval of Awards
•	Awards granted to the CEO must be approved by the Committee and recommended by the Committee to, and approved by at least 75% of, the independent directors of our Board.
•	The Committee must approve awards to all Named Executive Officers.
Grant Effective Date
Annual Awards
•	Our regularly scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March, with a grant effective date of March 10.
All Other Awards
•
For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•
For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price
•
The grant price of awards is a 10-day average closing price (i.e., an average of the closing price on the grant date plus the 9 prior trading days). For stock options that may be granted under special circumstances (none have been granted since 2009), the grant price will be the closing price on the date of grant.

Policy Prohibiting Hedging and Pledging
We consider it improper and inappropriate for our directors, officers, and other employees to engage in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities. As such, our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions or any other transactions that are designed to offset any decrease in the value of our securities. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.
Policy Prohibiting the Repricing of Stock Options Without Shareholder Consent
We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of shareholders. Our Board has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on our website at www.bms.com.
Policy Regarding Shareholder Approval of Severance
Our Board has approved a policy that requires shareholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive award. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.
Risk Assessment of Executive Compensation
The Committee annually reviews the compensation programs from a risk perspective. Based on that review of the executive compensation arrangements for legacy BMS executives as detailed beginning on page 41, the Committee believes that our compensation program does not encourage executives to take excessive or inappropriate risks that could maximize short-term results at the expense of sustainable long-term value creation that may harm shareholder value. Beginning with the 2020 compensation year, this risk assessment review will also include legacy Celgene executives.
The Committee’s ongoing review of our business strategy and our extensive shareholder engagement efforts have allowed our executive compensation program to maintain close alignment with our strategic focus and the perspectives of our shareholders.
Our compensation program is intended to achieve this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance and payout under our incentive programs, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements. For example, our current long-term equity incentive program (60% Performance Share Units and 40% Market Share Units) incorporates the company’s stock price into its performance measures and generally magnifies the impact of changes in our stock price as well as relative total shareholder return performance over the mid and longer-term.
Also embedded in the Committee’s annual review is the ongoing assessment of enterprise risk, including reputational risks stemming from the dynamic external environment. In addition, we evaluate the performance of each of our executives based on a number of factors, including how they demonstrate our BMS Behaviors in the execution of their day-to-day decisions. Those behaviors include, among others, accountability. This evaluation is one input into the determination of payouts under both the annual incentive and long-term equity incentive programs. Therefore, given the direct link between payout and our executive compensation program’s emphasis on sustainable long-term value, we attempt to minimize and appropriately reduce the possibility that our executive officers will make excessively or inappropriately risky decisions that could maximize short-term results at the expense of sustainable long-term value creation for our shareholders.
Compensation and Management Development Committee Report

The Compensation and Management Development Committee of Bristol Myers Squibb has reviewed and discussed with management the “Compensation Discussion and Analysis” on pages 33 to 82 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation and Management Development Committee
Michael Grobstein, Chair
Peter J. Arduini
Mathew W. Emmens
Dinesh C. Paliwal
Gerald L. Storch, Chair-elect
Karen H. Vousden, Ph.D.
Tax Implications of Executive Compensation Program

When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). The 2017 Tax Act eliminated most of the exceptions from the $1 million deduction limit, except for certain arrangements in place as of November 2, 2017. As a result, most of the compensation payable to our Named Executive Officers in excess of $1 million per person in a year will not be fully deductible.

Summary Compensation Table

for Fiscal Years Ended December 31, 2019, 2018, and 2017
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Giovanni Caforio, M.D. Chairman and Chief Executive Officer	2019	$1,650,000	$0	$12,545,754	$3,885,540	$0	$685,959	$18,767,253
	2018	$1,637,500	$0	$13,011,542	$4,066,322	$0	$664,391	$19,379,755
	2017	$1,587,500	$0	$12,650,528	$3,899,094	$0	$550,001	$18,687,123
Charles Bancroft(8) EVP, Head of Integration and Strategy & Business Development Former CFO and EVP, Head of Global Business Operations	2019	$1,058,028	$0	$4,159,181	$1,993,217	$1,932,721	$391,433	$9,534,580
	2018	$1,027,212	$0	$4,313,576	$2,203,913	$0	$349,706	$7,894,407
	2017	$997,294	$0	$4,321,014	$1,887,005	$1,307,641	$303,354	$8,816,308
David Elkins(8) EVP and Chief Financial Officer	2019	$116,667	$1,050,000	$1,865,662	$1,323,722	$0	$15,500	$4,371,551
Sandra Leung EVP and General Counsel	2019	$1,008,635	$0	$3,172,998	$1,586,482	$1,425,687	$322,655	$7,516,457
	2018	$975,860	$0	$3,290,794	$1,680,159	$0	$296,370	$6,243,183
	2017	$947,436	$0	$3,047,660	$1,493,890	$794,983	$259,448	$6,543,417
Christopher Boerner, Ph.D. EVP and Chief Commercialization Officer	2019	$891,259	$0	$3,250,793	$1,399,997	$0	$199,601	$5,741,650
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.(9) EVP and President, Research and Early Development	2019	$116,667	$1,000,000	$1,865,662	$1,241,604	$0	$11,550	$4,235,483
Thomas J. Lynch, Jr., M.D.(10) Former EVP and Chief Scientific Officer	2019	$796,111	$0	$3,783,765	$1,222,892	$0	$2,485,785	$8,288,553
	2018	$1,022,500	$0	$4,075,218	$1,625,039	$0	$311,366	$7,034,123
	2017	$796,154	$1,400,000	$4,425,587	$1,576,706	$0	$113,522	$8,311,969
1)	Compensation is not shown for 2017 and 2018 for Mr. Elkins, Dr. Boerner, and Dr. Vessey because they were not Named Executive Officers in those years.
2)
Reflects actual salary earned. Dr. Lynch’s 2017 salary was paid from March 16, 2017, the date he was hired as Executive Vice President and Chief Scientific Officer, through the end of the year. Mr. Elkins’ and Dr. Vessey’s 2019 salaries were earned from November 20, 2019, the Closing of the acquisition of Celgene Corporation, through the end of the year.

3)
For 2017, represents Dr. Lynch’s cash sign on bonus granted in connection with recruiting him to join the company. For 2019, for Mr. Elkins and Dr. Vessey, represents the 50% portion of their cash inducement awards. See page 56 of the CD&A for further details. In each case they were payable as soon as practicable after the Closing.

4)
Represents aggregate grant date fair value under FASB ASC Topic 718 of RSU, MSU and PSU awards granted during a specified year. For Mr. Elkins and Dr. Vessey, represents restricted stock units. See page 76 of CD&A for further details. These awards were granted on December 2, 2019, the first grant date following the Closing. Further information regarding these awards, including the assumptions made in determining their values, is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. As approved in anticipation of the Closing, the 2018 and 2019 PSU awards for our Legacy BMS NEOs were modified as described in the footnote to the 2019 Grants of Plan-Based Awards Table. This modification, which will be a 2020 event under the U.S. GAAP accounting rules, may result in an incremental accounting charge for these awards, and, therefore, the amounts in the 2020 Summary Compensation table may include these incremental charges. For PSU awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units
Name	2017	2018	2019
Giovanni Caforio, M.D.	$12,037,692	$12,282,168	$12,015,451
Charles Bancroft	$4,111,682	$4,071,790	$3,983,342
Christopher Boerner, Ph.D. (1)	n.a.	n.a.	$2,577,347
Sandra Leung	$2,899,997	$3,106,319	$3,038,877
Thomas J. Lynch, Jr., M.D.	$3,072,610	$3,846,794	$3,623,827
5)
For all NEOs, except Mr. Elkins and Dr. Vessey, represents incentive award earned under our Company’s annual incentive plan. Dr. Lynch’s 2017 target incentive award was prorated based on his date of hire and his 2019 target incentive was prorated based on his separation date. For 2019, for Mr. Elkins and Dr. Vessey, represents actual bonus earned under the 2019 Celgene MIP and paid out by the Company. For 2019, the payments were made on March 13, 2020 for Mr. Elkins and Dr. Vessey, and on March 6, 2020 for the other NEOs. For 2018 and 2017, the payments were made on March 8, 2019 and March 9, 2018, respectively.

6)
Includes increase in estimated value of accrued pension benefits under the U.S Retirement Income Plan ("US-RIP") and BEP-RIP during the year. The Company does not pay above-market interest rates on deferred compensation. The Company terminated the US-RIP effective February 1, 2019 and transferred approximately $3.8 billion of U.S. pension obligations in connection with the termination. All liabilities associated with the US-RIP were settled through direct lump sum payments to participants or through the purchase of group annuity contracts in the third quarter of 2019. The present value of the accrued pension benefits for Mr. Bancroft and Ms. Leung, the only 2019 NEO participants in the Company’s defined benefit pension plans, increased over the previous year because of a decrease in discount rates and attainment of age 60, partially offset by updated lump sum mortality projection scales. The change in pension value with respect to the US-RIP includes the difference between (i) 2019 value of the lump sums paid in July 2019 and the value of annuity premiums paid in August 2019 to settle these executives’ benefits under the US-RIP and (ii) Present Value of Accumulated Benefits under the US-RIP as reported in last year’s Proxy Statement.

7)
For all NEOs, except Mr. Elkins and Dr. Vessey, the amounts indicated for 2019 represent Company contributions to the qualified and non-qualified savings plans. During 2019 Mr. Elkins and Dr. Vessey continued to participate in the Celgene 401(k) Plan, a tax-qualified retirement savings plan available to all U.S. Celgene eligible employees, and each received his maximum 2019 company contributions prior to the Closing. Consequently, no amounts are reportable for the 2019 post-Closing period. For Dr. Lynch the value additionally includes (i) accrued severance in the amount of $ 2,121,800 and (ii) payout of accrued vacation in the amount of $73,447, both in connection with his separation from the Company. For Mr. Elkins and Dr. Vessey, the values reflect the reimbursement of legal fees incurred in negotiating their compensation packages in the value of $15,500 and $11,550, respectively. On occasion, a family member accompanied Dr. Caforio and Dr. Boerner, at no incremental cost to the Company, when traveling on the Company’s HeliFlite account on business. Dr. Caforio and Dr. Boerner paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Dr. Caforio or Dr. Boerner for taxes they paid.

8)
Mr. Elkins was appointed EVP and Chief Financial Officer effective November 20, 2019 and, at the same time, Mr. Bancroft assumed the role of the EVP, Head of Integration and Strategy & Business Development.

9)	Dr. Vessey was appointed EVP and President, Research and Early Development effective November 20, 2019.
10)	Dr. Lynch separated from the Company on October 1, 2019.

Grants of Plan-Based Awards

2019 Fiscal Year
Name	Award Type	Grant Date(1)	Approval Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)			All Other Stock Awards: # of Shares or Stock of Units	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Giovanni Caforio, M.D.	Legacy BMS AIP			$287,843	$2,475,000	$4,950,000
	PSU	03/10/19	03/01/19				24,545	148,758	297,516(3)		$7,436,412(6)
	MSU	03/10/19	03/01/19				59,503	99,172	198,344(4)		$5,109,341(7)
Charles Bancroft	Legacy BMS AIP			$147,658	$1,269,634	$2,539,268
	PSU	03/10/19	03/01/19				8,137	49,316	98,632(3)		$2,465,307(6)
	MSU	03/10/19	03/01/19				19,727	32,878	65,756(4)		$1,693,875(7)
David Elkins	Legacy Celgene MIP			$0	$770,861	$1,541,722
	RSU	12/02/19	05/31/19							35,168(5)	$1,865,662(8)
Sandra Leung	Legacy BMS AIP			$117,527	$1,010,553	$2,021,106
	PSU	03/10/19	03/01/19				6,208	37,623	75,246(3)		$1,880,774(6)
	MSU	03/10/19	03/01/19				15,049	25,082	50,164(4)		$1,292,225(7)
Christopher Boerner, Ph.D.	Legacy BMS AIP			$103,712	$891,766	$1,783,532
	PSU	03/10/19	03/01/19				5,265	31,909	63,818		$1,595,131(6)
	MSU	03/10/19	03/01/19				12,764	21,273	42,546		$1,095,985(7)
	RSU	12/02/19	05/31/19							10,550(5)	$559,678(8)
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.	Legacy Celgene MIP			$0	$694,118	$1,388,236
	RSU	12/02/19	05/31/19							35,168(5)	$1,865,662(8)
Thomas J. Lynch, Jr., M.D.(9)	Legacy BMS AIP			$146,981	$1,263,810	$2,527,620
	PSU	03/10/19	03/01/19				7,403	44,865	89,730(3)		$2,242,801(6)
	MSU	03/10/19	03/01/19				17,946	29,910	59,820(4)		$1,540,963(7)
1)	These equity awards were granted under our 2012 Stock Award and Incentive Plan.
2)
Except for Mr. Elkins and Dr. Vessey, target payouts under the legacy BMS 2019 annual incentive plan ("Legacy BMS AIP") are based on a targeted percentage of annual base salary. The Committee reviews Company and individual performance in determining the actual incentive award as reported in the Summary Compensation Table. The Legacy BMS AIP company performance for 2019 was based 50% on non-GAAP diluted earnings per share, 25% on total revenues (net of foreign exchange), and 25% on pipeline performance. Maximum represents the maximum individual incentive award allowable under the Legacy BMS 2019 AIP and for our Named Executive Officers equals 200% of target. For 2019, threshold payout for all three measures was 46.50% of target. The threshold column above reflects the lowest possible combined payout of 11.63% of target based on the threshold payout on one of the least weighted metrics. As approved in anticipation of the Closing, the measurement of EPS metric was adjusted to reflect performance through September 30, 2019, the end of the quarter immediately preceding the Closing, and compared to the goal through three quarters. Total Revenues and relative TSR metrics continued to be measured through the end of the year. For Mr. Elkins and Dr. Vessey, target payouts under the legacy Celgene 2019 management incentive plan ("Legacy Celgene MIP") are based on a targeted percentage of annual base salary. The Legacy Celgene MIP company performance for 2019 was based 28% on adjusted earnings per share, 28% on total revenues, and 44% on project goals. Maximum represents the maximum individual incentive award allowable under Legacy Celgene 2019 annual incentive plan and equals 200% of target. The 2019 bonus under the Legacy Celgene MIP as reported in the 2019 Summary Compensation Table was determined in accordance with the Merger Agreement as follows: (a) pre-Closing payout factor, applicable to the pre-Closing performance period, was based on the performance through the Closing and certified by the Celgene Compensation Committee and (b) post-Closing payout factor, applicable to the post-Closing performance period, was based on the full year results with adjusted EPS deemed achieved at target and the final payout approved by the Company. See pages 43 and 57 of the CD&A for further details regarding both plans, respectively.

3)
Reflects PSUs which cliff vest on the third anniversary of the grant date. Performance targets under these PSUs are based 33% on 3-year cumulative total revenues (net of foreign exchange), 33% on 3-year cumulative operating margin, and 34% on 3-year relative TSR expressed as a percentile rank versus our peer group. Threshold payout for all three measures is 50% of target. The threshold column above reflects the lowest possible combined payout of 16.50% of target based on the threshold payout on one of the least weighted metrics only. The maximum performance will result in a payout of 200% of target. These PSUs do not accrue dividend equivalents. As approved in anticipation of the Closing, the awards were modified such that the cumulative Legacy BMS revenues weighted 33% were replaced by the combined Company cumulative total revenues, Legacy BMS cumulative operating margin weighted 33% was replaced by key integration metrics, and the 3-year relative TSR stayed the same except that Celgene was removed from the peer group. The same modification applies to the PSUs granted in 2018. This modification, which will be a 2020 event under the U.S. GAAP accounting rules, may result in an incremental accounting charge for these PSUs, and if so, it would be disclosed as separate grants in the 2020 Grants of Plan-Based Awards table. See page 51 of the CD&A for further details regarding this modification.

4)
Reflects MSUs which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each MSU converts into the number of shares of Common Stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing Common Stock price on the February 28 measurement date immediately preceding the vesting date plus the nine prior trading days divided by the average Common Stock price on the grant date (also a 10-day average). The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%. These MSUs do not accrue dividend equivalents.

5)	Reflects RSUs which vest in equal installments on the first, second, third, and fourth anniversaries of the grant date. These RSUs do not accrue dividend equivalents.
6)
Fair value for the portion of these PSUs related to the relative TSR measure (34% weighting) is estimated as of the date of grant on March 10, 2019 using a Monte Carlo simulation. Estimated fair value of this portion was determined to be $56.53, which represents 110% of the grant date closing Common Stock price of $51.39. The assumptions used in this Monte Carlo simulation were based on three-year historical stock price data and are as follows: volatility for BMY of 27.5% and the average for the peers of 21.5%; correlation co-efficient average of 32.8%; assumed dividend yield of 3.19% based on the recent annualized payment of $1.64 per share and the grant date stock price of $51.39; and BMY’s starting TSR of (1.0%) and the average for the peers of (1.4%). Fair value for the remaining portion of these PSUs, related to Company financial measures (66% weighting), is calculated based on the grant date closing Common Stock price of $51.39 on March 8, 2019 and a probable outcome of a 100% payout, discounted for the lack of dividends. Estimated fair value of this portion was determined to be $46.63, which represents 91% of the grant date closing Common Stock price of $51.39. Therefore, the estimated grant date fair value for the whole PSU award equals $49.99, which represents 97% of the grant date closing Common Stock price of $51.93.

7)
Fair value of these MSUs is estimated as of the date of grant on March 10, 2019 using a Monte Carlo simulation. Estimated fair value was determined to be $51.52, which represents 100.3% of the grant date closing Common Stock price of $51.39. The assumptions used in this Monte Carlo simulation were as follows: volatility for BMY of 27.0% based on four-year historical stock price data; assumed dividend yield of 3.19% based on the recent annualized payment of $1.64 per share and the grant date stock price of $51.39; BMY’s starting performance was (1.0%); and risk-free rate for each measurement period of:

•	Tranche 1 ending Feb 28, 2020: 2.53%;
•	Tranche 2 ending Feb 28, 2021: 2.45%;
•	Tranche 3 ending Feb 28, 2022: 2.43%; and
•	Tranche 4 ending Feb 28, 2023: 2.43%.
8)
The fair value of these RSUs is calculated based on the grant date closing Common Stock price of $57.41 on December 2, 2019, discounted for the lack of dividends. Estimated fair value was determined to be $53.05, which represents 92% of the grant date closing Common Stock price of $57.41.

9)	Dr. Lynch’s 2019 equity awards were forfeited upon his separation from the Company and his target bonus amount was prorated based on his separation date of October 1, 2019.

Outstanding Equity Awards at Fiscal Year-End

2019 Fiscal Year
		Option Awards				Stock Awards
Name	Grant Date/ Performance Award Period	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(3)
		Exercisable	Unexercisable
Giovanni Caforio, M.D.	1/1/2017-2/28/2020							128,654(6)	$8,258,300
	1/1/2018-2/28/2021							112,343(7)	$7,211,297
	1/1/2019-2/28/2022							148,758(8)	$9,548,776
	3/10/2016							18,184(9)	$1,167,231
	3/10/2017							42,885(9)	$2,752,788
	3/10/2018							56,172(9)	$3,605,681
	3/10/2019							59,503(10)	$3,819,510
Charles Bancroft	1/1/2017-2/28/2020							43,944(6)	$2,820,765
	1/1/2018-2/28/2021							37,244(7)	$2,390,692
	1/1/2019-2/28/2022							49,316(8)	$3,165,594
	3/10/2016							6,174(9)	$396,309
	3/10/2017							14,648(9)	$940,255
	3/10/2018							18,622(9)	$1,195,346
	3/10/2019							19,727(10)	$1,266,263
David Elkins	8/1/2018	2,060	6,183	$48.49	8/1/2028
	8/1/2018	46,258	138,776	$48.49	8/1/2028
	8/1/2018					92,805(4)(13)	$5,957,153
	8/1/2018					20,624(5)(12)	$1,323,855
	3/1/2019					73,735(4)(13)	$4,733,050
	3/1/2019					47,401(5)(12)	$3,042,670
	12/2/2019					35,168(11)	$2,257,434
	8/1/2018					11,088(14)	$33,375
	8/1/2018					49,895(14)	$150,184
	8/1/2018					3,324(14)	$10,005
	8/1/2018					74,611(14)	$224,579
	3/1/2019					25,484(14)	$76,707
	3/1/2019					39,642(14)	$119,322
Sandra Leung	1/1/2017-2/28/2020							30,994(6)	$1,989,505
	1/1/2018-2/28/2021							28,413(7)	$1,823,830
	1/1/2019-2/28/2022							37,623(8)	$2,415,020
	3/10/2016							4,434(9)	$284,618
	3/10/2017							10,333(9)	$663,275
	3/10/2018							14,207(9)	$911,947
	3/10/2019							15,049(10)	$966,008
Christopher Boerner, Ph.D.	1/1/2017-2/28/2020							10,953(6)	$703,073
	1/1/2018-2/28/2021							10,568(7)	$678,360
	1/1/2019-2/28/2022							31,909(8)	$2,048,239
	3/10/2016							1,569(9)	$100,714
	3/10/2017							3,652(9)	$234,422
	3/10/2018							5,284(9)	$339,180
	3/10/2019							12,764(10)	$819,308
	12/2/2019					10,550(11)	$677,205

		Option Awards				Stock Awards
Name	Grant Date/ Performance Award Period	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(3)
		Exercisable	Unexercisable
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.	2/2/2015	6,305	0	$63.41	2/2/2025
	2/2/2015	29,489	0	$63.41	2/2/2025
	5/4/2015	5,843	0	$58.78	5/4/2025
	7/27/2015	5,843	0	$70.89	7/27/2025
	11/9/2015	5,843	0	$61.01	11/9/2025
	2/1/2016	0	1,454	$54.20	2/1/2026
	2/1/2016	2,905	0	$54.20	2/1/2026
	5/2/2016	0	373	$56.44	5/2/2026
	5/2/2016	12,002	5,628	$56.44	5/2/2026
	8/1/2016	18,098	6,036	$61.34	8/1/2026
	10/31/2016	43,535	14,515	$54.94	10/31/2026
	1/30/2017	0	1,651	$60.53	1/30/2027
	1/30/2017	12,064	10,419	$60.53	1/30/2027
	5/1/2017	10,644	10,644	$66.35	5/1/2027
	7/31/2017	10,644	10,644	$72.42	7/31/2027
	10/30/2017	24,466	24,466	$54.29	10/30/2027
	1/29/2018	0	1,800	$55.52	1/29/2028
	1/29/2018	5,293	14,080	$55.52	1/29/2028
	5/8/2018	8,489	25,469	$44.70	5/8/2028
	7/30/2018	8,489	25,469	$47.81	7/30/2028
	10/29/2018	0	1	$38.41	10/29/2028
	10/29/2018	8,489	25,467	$38.41	10/29/2028
	5/1/2017					10,707(4)(13)	$687,282
	10/30/2017					5,804(4)(13)	$372,559
	3/1/2018					25,866(5)(12)	$1,660,339
	5/8/2018					17,245(4)(13)	$1,106,957
	2/4/2019					10,777(4)(13)	$691,776
	3/1/2019					45,029(5)(12)	$2,890,412
	3/1/2019					70,048(4)(13)	$4,496,381
	12/2/2019					35,168(11)	$2,257,434
	2/1/2016					782(14)	$2,354
	5/2/2016					201(14)	$605
	5/2/2016					3,026(14)	$9,108
	10/31/2016					7,803(14)	$23,487
	5/1/2017					5,756(14)	$17,326
	10/30/2017					3,120(14)	$9,391
	10/30/2017					13,154(14)	$39,594
	1/29/2018					968(14)	$2,914
	1/29/2018					7,570(14)	$22,786
	3/1/2018					13,906(14)	$41,857
	5/8/2018					9,271(14)	$27,906
	5/8/2018					13,693(14)	$41,216
	7/30/2018					13,693(14)	$41,216
	10/29/2018					1(14)	$3
	10/29/2018					13,692(14)	$41,213
	2/4/2019					5,794(14)	$17,440
	3/1/2019					24,209(14)	$72,869
	3/1/2019					37,660(14)	$113,357
Thomas J. Lynch, Jr., M.D.	1/1/2017-2/28/2020							31,019(6)	$1,991,110
	1/1/2018-2/28/2021							18,348(7)	$1,177,758
1)
At Closing, Celgene stock options were assumed by the Company and converted into options relating to our Common Stock in accordance with the methodology and exchange ratio set forth in the Merger Agreement. Further, pursuant to the conversion methodology of the Merger Agreement, (a) vested in-the-money Celgene stock options as of the Closing also received a contingent value right (“CVR”) and (b) unvested in-the-money stock options will receive either a CVR or in some cases, CVR consideration, per share underlying each such option once the unvested option vests. Out-of-the-money stock options as of Closing will not receive a CVR or CVR consideration. Pursuant to legacy Celgene equity plans, options granted to employees are immediately exercisable. However, the shares of Common Stock acquired upon exercise would be subject to the same vesting schedule as the underlying options (i.e., in four equal annual installments beginning on the first anniversary of the grant date). Unvested options are included in the Unexercisable Column.

2)	Represents RSUs and CVRs, as applicable, as of December 31, 2019.
3)	Values for stock options and RSUs are based on the closing Common Stock price on December 31, 2019 of $64.19.
4)
At Closing, each Celgene time-based RSU was assumed by the Company and converted, in accordance with the methodology and exchange ratio set forth in the Merger Agreement, into (a) an RSU that settles in a number of shares of our Common Stock equal to (i) the number of shares of Celgene common stock underlying such RSU immediately prior to Closing multiplied by (ii) the exchange ratio, rounded up to the nearest whole number of shares of our Common Stock, and (b) the right to receive, immediately upon, and subject to, the vesting of such RSU, one CVR, or in some cases, CVR consideration, per share underlying each such RSU once the RSU vests.

5)
At Closing, each Celgene PSU was assumed by the Company and converted, in accordance with the methodology and exchange ratio set forth in the Merger Agreement, into (a) an RSU that settles in a number of shares of our Common Stock equal to the product of (i) the number of shares of Celgene common stock underlying such legacy Celgene PSU immediately prior to Closing (with such number of shares determined by deeming the applicable performance goals to be achieved at the greater of the target level and the actual level of achievement through the end of the calendar quarter immediately preceding the Closing, as determined by the Management Compensation and Development Committee of the board of directors of Celgene prior to Closing), multiplied by (ii) the exchange ratio set forth in the Merger Agreement, and (b) the right to receive, immediately upon, and subject to, the vesting of such legacy Celgene PSU, one CVR, or in some cases, CVR consideration, per share underlying each such legacy Celgene PSU once the legacy PSU vests.

6)	Represents target number of PSUs granted under the 2017-2019 award at target payout of 100%. The award vested and was paid out on March 10, 2020.
7)	Represents target number of PSUs granted under the 2018-2020 award at target payout of 100%. These PSUs cliff vest on the third anniversary of the grant date.
8)	Represents target number of PSUs granted under the 2019-2021 award at target payout of 100%. These PSUs cliff vest on the third anniversary of the grant date.
9)	Represents MSUs at threshold payout of 100%. These MSUs vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
10)	Represents MSUs at target payout of 60%. These MSUs vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
11)	These RSUs vest in four equal installments on each of the first, second, third, and fourth anniversaries of the grant date.
12)	These RSUs, assumed by the Company and converted from Celgene PSUs, cliff vest on the last day of the applicable pre-Closing three-year performance period.
13)
These RSUs, assumed by the Company and converted from Celgene RSUs, continue to vest in three equal installments on each of the first, second, and third anniversaries of the grant date for Mr. Elkins and cliff vest on the third anniversary of the grant date for Dr. Vessey, all according to the pre-Closing vesting schedule.

14)	Reflects CVRs issuable when the related equity award vests. Values are based on CVR trading value on December 31, 2019 of $3.01.

Option Exercises and Stock Vesting

2019 Fiscal Year
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Giovanni Caforio, M.D.	0	$0	0	$0(3)
			59,057	$3,019,314(4)
			108,019	$5,551,096(5)
Charles Bancroft	52,884	$1,820,267	0	$0(3)
			20,857	$1,071,841(4)
			36,663	$1,884,112(5)
David Elkins(7)	0	$0	12,373	$794,223(3)
			0	$0(4)
			0	$0(5)
			6,652	$20,023(6)
Sandra Leung	169,893	$5,835,825	0	$0(3)
			15,320	$787,295(4)
			26,341	$1,353,664(5)
Christopher Boerner, Ph.D.	0	$0	4,465	$222,759(3)
			5,152	$264,761(4)
			9,308	$478,338(5)
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.(7)	0	$0	16,060	$1,030,891(3)
			0	$0(4)
			0	$0(5)
			8,634	$25,988(6)
Thomas J. Lynch, Jr., M.D.(8)	0	$0	9,410	$448,396(3)
			15,417	$756,086(4)
			0	$0(5)
1)
The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our Common Stock at the time of exercise and the exercise price of the stock option award.

2)
The value realized for each RSU and MSU award was determined by multiplying the number of units that vested by the closing share price of our Common Stock on the respective vesting date. The value realized for each PSU award was determined by multiplying the number of units that vested by the market price of our Common Stock on March 8, 2019, the business day preceding March 10, 2019, the vesting date. The value realized for each contingent value right ("CVR") was determined by multiplying the number of CVRs that were realized by the market trading value of CVRs on the respective vesting date.

3)	Reflects RSUs that vested during 2019. For Mr. Elkins and Dr. Vessey, RSUs reflect the converted Celgene 2017-2019 PSU awards that vested on December 31, 2019.
4)	Reflects MSUs that vested during 2019.
5)	Reflects payouts of the vested 2016-2018 PSUs based on the closing Common Stock price of $51.39 on March 8, 2019.
6)
Reflects CVRs realized on December 31, 2019 upon vesting of the converted Legacy Celgene 2017-2019 PSUs. Pursuant to the Merger, upon vesting of the converted legacy Celgene award, one CVR is received per share underlying each such award.

7)
Activity prior to the Closing, including (i) any Merger consideration received at Closing in respect of Celgene options exercised or RSUs that vested prior to the Closing and (ii) any consideration received at Closing in respect of the conversion of unexercised Celgene options and unvested RSUs that have been excluded from the table.

8)	Includes RSUs and MSUs that vested in connection with Dr. Lynch’s separation from the Company on October 1, 2019.

Retirement Plan
As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and the Benefit Equalization Plan (BEP)—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we closed the plans to new entrants. For active plan participants at year end 2009, we provided five additional years of pay growth in the pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans. In December 2018, the company announced the termination of the U.S. Retirement Income Plan (“the “Plan”) effective February 1, 2019, and its intent to transfer $3.8 billion of Plan obligations. Specifically, as part of the Plan termination, active employees were provided a window to commence their Plan benefits in either a lump sum or annuity form of payment while remaining actively employed. The obligations were distributed through a combination of lump sums to Plan participants who elected such payments, and the purchase of group annuity contracts from Athene Holding, Ltd, for all remaining liabilities. The Plan has sufficient assets to satisfy all termination and transfer obligations, and no company cash contributions will be made to effect the transaction. This transaction continues the company’s pension de-risking strategy and actions, which began with the freezing of the company’s defined benefits plans in the U.S. and Puerto Rico in 2009. This transaction reduces the company’s future risk and administrative costs while entrusting the pensions of Plan participants and their beneficiaries to a highly rated financial institution selected by an independent fiduciary with expertise in the long-term management of retirement benefits.
Prior to its effective termination date, the Plan was a tax-qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code, providing income for employees after retirement. The retirement benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees hired before January 1, 2010 who were not participants in a pension plan through a collective bargaining agreement were eligible to participate in the Plan if they worked at least 1,000 hours per year.
The key plan provisions of the Plan are as follows:
•	The retirement benefit generally equals:
–	2% × Final Average Compensation × Years of Service through December 31, 2009, up to 40, minus
–	1/70th of the Primary Social Security Benefit × Years of Service through December 31, 2009, up to 40.
•
Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee’s compensation was the highest. Compensation equals the base salary rate plus annual incentive awards paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.
•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is generally reduced by 4% for each year that the retirement age precedes age 60.
•	Employees are 100% vested after attaining five years of service.
•	The pension is generally payable as a monthly life annuity, with or without survivor benefits, or a lump sum.
The BEP—Retirement Plan is a nonqualified plan that provides income for employees after retirement in excess of the benefits payable under the Plan. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP – Retirement Plan.
The benefit is calculated using the same formula as the Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code.
The provisions are the same as those above for the Plan, except for the following:
•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.
•	Compensation includes the higher of annual incentive award earned or paid during the year.
•
The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a “Specified Employee” of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month delay following the executive’s separation from service.

Present Value of Accumulated Pension Benefits

2019 Fiscal Year
Name	Plan Name	# of Years of Credited Service(1)	Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year
Giovanni Caforio, M.D.(3)	Benefit Equalization Plan	0.0	$0	$0
	Retirement Income Plan	0.0	$0	$0
Charles Bancroft(4)(5)	Benefit Equalization Plan	25.6	$16,198,725	$0
	Retirement Income Plan	25.6	$0	$1,889,394
David Elkins(3)	Benefit Equalization Plan	0.0	$0	$0
	Retirement Income Plan	0.0	$0	$0
Sandra Leung(4)(5)	Benefit Equalization Plan	17.8	$9,527,399	$0
	Retirement Income Plan	17.8	$0	$1,266,940
Christopher Boerner, Ph.D.(3)	Benefit Equalization Plan	0.0	$0	$0
	Retirement Income Plan	0.0	$0	$0
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.(3)	Retirement Income Plan	0.0	$0	$0
	Benefit Equalization Plan	0.0	$0	$0
Thomas J. Lynch Jr., M.D.(3)	Retirement Income Plan	0.0	$0	$0
	Benefit Equalization Plan	0.0	$0	$0
1)
Reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the Retirement Income and Benefit Equalization Plans. The company terminated the US-RIP as of February 1, 2019 and transferred all remaining liabilities to a leading third-party insurer, Athene Holdings Ltd.

2)	The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2019 disclosure for the BEP:
•	100% lump-sum utilization;
•	Citigroup Regular yield curve and implied forward rates as of the measurement date; and
•
50/50 male/female blend of the Pri-2012 Mortality Table projected generationally with Scale MP-2018 as described in Appendix of IRS Notice 2018-02 for payments in 2019; and projected generationally with Scale MP-2019 for payments in 2020 and later.

These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60 for BEP, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60. The actual benefit received will vary based on age and interest rates at the time of retirement.
3)
Dr. Caforio, Mr. Elkins, Dr. Boerner, Dr. Vessey and Dr. Lynch are not participants in any of the Company’s defined benefit pension plans. For Dr. Caforio, does not include the value of participation in the Italian government pension system.

4)	Mr. Bancroft and Ms. Leung have met the requirements for early retirement under the BEP.
5)
The figures shown represent the value of the lump sums paid in July 2019 and the value of annuity premiums paid in August 2019 to settle the executives’ benefits under the US-RIP which was terminated effective February 1, 2019. All liabilities associated with the US-RIP were settled through direct lump sum payments to participants or through the purchase of group annuity contracts in the third quarter of 2019. The lump sum values were determined using the lump sum mortality table in effect for payments made during 2019 under Section 417(e) of the Internal Revenue Code and the May 2019 417(e) segment rates, i.e. 2.72% for years 1 through 5, 3.76% for years 6 through 10, and 4.33% thereafter, as called for under the provisions of the US-RIP. The annuity premium amount was the amount as determined by the insurer from whom the Company purchased the group annuity contracts. The amount shown for Mr. Bancroft represents the lump sum of $777,863 paid to him and the annuity purchased in the amount of $1,111,531 to settle his liabilities related to the US-RIP, and the amount shown for Ms. Leung was the lump sum paid to her to settle her liabilities related to the US-RIP.

Non-Qualified Deferred Compensation Plan
The Benefit Equalization Plan (BEP)—Savings Plan is a nonqualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the BEP—Savings Plan. The key provisions of the BEP—Savings Plan are as follows:
•
Employee deferrals to the BEP—Savings Plan begin once the employee’s total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 25% of their eligible compensation.
•	The company matching contribution equals 100% of the employee’s contribution on the first 6% of eligible compensation that an employee elects to contribute.
•
An additional automatic company contribution, which is based on a point system of a participant’s age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%.

•	The plan is not funded. Benefits are paid from general assets of the company.
•
Employees may allocate their contributions among 12 different notional investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

•
The employee’s full balance under the BEP—Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a “Specified Employee” of the Company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month delay following the executive’s separation from service.

Non-Qualified Deferred Compensation Plan

2019 Fiscal Year
Name	Executive Contributions in 2019(1)	Registrant Contributions in 2019(2)	Aggregate Earnings in 2019(3)	Aggregate Withdrawals/ Distributions in 2019	Aggregate Balance at December 31, 2019(2)(4)
Giovanni Caforio, M.D.(5)	$326,179	$666,359	$1,010,758	$0	$6,542,578
Charles Bancroft(5)	$178,916	$357,833	$1,369,273	$0	$6,908,596
David Elkins(6)	$0	$0	$0	$0	$0
Sandra Leung(5)	$150,489	$311,817	$1,566,826	$0	$8,028,350
Christopher Boerner, Ph.D.(5)	$162,096	$179,219	$146,361	$0	$1,012,292
Rupert Vessey, M.A., B.M. B.Ch., F.R.C.P., D.Phil.(6)	$0	$0	$0	$0	$0
Thomas J. Lynch, Jr., M.D.(5)(7)	$130,000	$275,269	$123,810	$0	$1,037,011
1)
The contribution amounts in this column reflect the deferral of a portion of 2019 base salary and the 2018 annual incentive award that was paid in March 2019. The base salary deferral amount is also included as 2019 Salary in the Summary Compensation Table. The 2018 annual incentive award deferral amount was also included as 2018 Non-Equity Incentive Plan Compensation in the previous year’s Summary Compensation Table, as applicable.

2)
The contribution amounts in this column are included as 2019 All Other Compensation in the Summary Compensation Table. Includes the additional annual registrant contributions earned in 2019 but paid in February 2020.

3)
Aggregate earnings are not reflected in the 2019 Summary Compensation Table and were not reflected in prior years’ Summary Compensation Tables. The company does not pay above-market interest rates on non-qualified deferred compensation.

4)
Portions of the aggregate balances in this column reflect amounts reported in the Summary Compensation Tables in prior years as follows: Dr. Caforio, $776,401 for 2017 and $960,837 for 2018; Mr. Bancroft, $406,431 for 2017 and $475,059 for 2018; Dr. Lynch, $95,108 for 2017 and $434,857 for 2018; and Ms. Leung, $547,178 for 2017 and $423,265 for 2018.

5)	Reflects 2019 activity and aggregate balances in the non-qualified BEP-Savings Plan.
6)	Mr. Elkins and Dr. Vessey are not participants in the non-qualified BEP-Savings Plan.
7)
Because Dr. Lynch was a “specified employee” of the Company as defined under Section 409A of the Internal Revenue Code, the payment under his BEP-Savings Plan account is delayed by six months. Additionally, since Dr. Lynch was not fully vested at the time of separation, his lump sum payment will reflect 60% of the company funds balance, including the annual Company contribution credited in February 2020. The 40% unvested Company funds balance will be forfeited back to the Company upon distribution. Dr. Lynch will receive his lump sum payment of $757,817 plus any accrued interest, gains and losses through the date immediately preceding the date of distribution effective April 3, 2020.

Post-Termination Benefits

Following is a description of payments and benefits available under different termination scenarios:
Voluntary Termination
The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination, other than those that are vested at the time of termination, unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason
Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for “good reason,” where “good reason” is defined as:
•	A material reduction in the executive’s weekly base salary;
•	The material reduction in the executive’s grade level resulting in a material diminution of the executive’s authority, duties, or responsibilities; or
•
The relocation of the executive’s job or office, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:
•	Severance payments in the amount of 2 times weekly base salary for our senior most executives, including the Named Executive Officers, and 1.5 times weekly base salary for other senior executives;
•	Continuation of medical, dental and life insurance benefits until the earlier of (i) fifty-six weeks from termination date or (ii) the date the executive begins new employment; and
•	Outplacement services.
In addition to being eligible to receive severance payments and benefits under the Bristol-Myers Squibb Senior Executive Severance Plan as described above, Mr. Elkins and Dr. Vessey are eligible to receive vesting of their converted legacy Celgene equity awards and their Inducement Awards (including the accelerated payment of the remaining cash portion) if they voluntarily terminate their employment for “good reason,” where “good reason” is defined as:
•
A material reduction in the executive’s (i) annual base salary or (ii) target annual cash incentive compensation opportunity and target annual equity incentive compensation opportunity, in the aggregate;

•
A material diminution in the executive’s duties and responsibilities (other than temporarily while the Eligible Employee is physically or mentally incapacitated or as required by applicable law) or, for Mr. Elkins only, assignment of any duties inconsistent with his status as an officer or a member of the leadership team of the company;

•	A material adverse change in the executive’s reporting relationships;
•	A relocation of an executive’s primary work location that results in an increase to the executive’s one-way commute by 30 miles or more;
•	The company’s failiure to timely pay any gross-up amounts due under certain legacy Celgene arrangements; or
•	For Dr. Vessey only, a change to the company’s by-laws that would cause the executive to cease to be eligible for indemnification or advancement under such by-laws.
If Mr. Elkins and Dr. Vessey are terminated and they sign a general release, they will be eligible for the following:
•
Converted Legacy Celgene Stock Options – Employees are eligible to vest in their unvested legacy Celgene stock options. The legacy Celgene stock options will remain exercisable until the earlier of one year after termination and the original 10-year option term.

•
Converted Legacy Celgene Restricted Stock Units and Inducement Awards - Employees are eligible to vest in their unvested legacy Celgene RSUs and, where applicable, their unvested Inducement Awards (including the accelerated payment of the remaining cash portion).

Retirement and Death
The following benefits are generally available to all salaried employees including the Named Executive Officers:
Annual Incentive—Under the Annual Incentive Plan, employees are eligible for a pro-rata award based on the number of months worked in the performance period and paid by March 15th following the performance period, and under the legacy Celgene MIP employees are eligible for a pro-rata award based on the number of days worked in the performance period; paid upon retirement with the award amount remaining subject to Company discretion based on estimates of Company performance.

Converted Legacy Celgene Stock Options—Mr. Elkins, Dr. Vessey and other employees are eligible to vest in all unvested options. Options will remain exercisable until the earlier of three years after termination and the original 10-year option term.
Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of RSUs held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested RSUs held for at least one year will vest in full prior to their retirement or death.
Converted Legacy Celgene Restricted Stock Units and Inducement Awards —For death and disability only (not retirement)—Mr. Elkins, Dr. Vessey and, for legacy Celgene RSUs only, other employees are eligible for full and immediate vesting of all unvested legacy Celgene RSUs and, where applicable, unvested Inducement Awards (including the accelerated payment of the remaining cash portion). Upon retirement, Mr. Elkins and Dr. Vessey are eligible (i) for full acceleration of all unvested legacy Celgene RSUs, but vesting follows the normal schedule, and (ii) to vest in a pro-rata portion of Inducement Awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Inducement Awards held for at least one year will vest in full prior to their retirement or death.
Market Share Units—Employees are eligible to vest in a pro-rata portion of MSUs held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested MSUs held for at least one year will vest in full upon their retirement or death, subject to performance provisions.
Performance Share Units—Employees are eligible to vest in a pro-rata portion of unvested PSUs held at least one year from the grant date subject to performance provisions.
Defined Benefit Pension Excess Benefit Plan—Employees may be eligible for benefits accrued under the BEP—Retirement Plan.
Savings Plans — Employees are eligible for benefits accumulated under our Savings and Investment Program and the BEP—Savings Plan (as well as a pro-rata annual contribution (if applicable) on eligible compensation paid in the year of separation from service or death) or the Celgene Corporation 401k Plan.
Post-Retirement Medical and Life Insurance—Employees age 55 or older with 10 years of service or age 65 or over at the time of retirement are eligible for post-retirement medical and life insurance benefits provided that they were employed by a company participating in the Bristol-Myers Squibb Health & Welfare Benefit Plan at the time that their employment ended. Employees retiring with less than 10 years of service are not eligible to receive a company subsidy for their post-retirement medical coverage.
Involuntary Termination Not for Cause
The following benefits are generally available to all salaried employees including the Named Executive Officers:
Annual Incentive—Under the Annual Incentive Plan, employees who are severance eligible and execute and do not revoke a Separation Agreement are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. Further, an employee who is severance eligible and whose age plus years of service equals or exceeds 70, and who has at least 10 years of service, upon signing and not revoking a Separation Agreement the employee is eligible for a pro-rata award based on the number of months worked in the performance period for a termination occurring at any point in the plan year. Under the legacy Celgene MIP, an employee’s eligibility for a MIP award is determined by the Company, in its sole discretion, and is contingent upon execution and non-revocation of a Separation Agreement.
Converted Legacy Celgene Stock Options—Upon signing a general release, Mr. Elkins, Dr. Vessey and other employees are eligible to vest in all unvested options. Options will remain exercisable until the earlier of one year after termination and the original 10-year option term.
Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of RSUs held at least one year from the grant date; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested RSUs held for at least one year will vest in full upon their involuntary termination not for cause.

Converted Legacy Celgene Restricted Stock Units and Restricted Stock Unit Inducement Awards—Upon signing a general release, Mr. Elkins, Dr. Vessey and, for legacy Celgene RSUs only, other employees are eligible to vest in all unvested legacy Celgene RSUs and, where applicable, unvested Inducement Awards (including the accelerated payment of the remaining cash portion).
Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested MSUs held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested MSUs held for at least one year will vest in full upon their involuntary termination not for cause, subject to performance provisions.
Performance Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested PSUs held at least one year from the grant date, subject to performance provisions.
Defined Benefit Pension Excess Benefit Plan—Employees may be eligible for benefits accrued under the BEP—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.
Savings Plans—Employees are eligible for benefits accumulated under our Savings and Investment Program and the BEP—Savings Plan, or the Celgene Corporation 401k Plan. Under the Savings and Investment Program and the BEP-Savings Plan, if the employee is involuntarily terminated not for cause on or after September 30th and the employee is receiving severance and signs a general release, or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee is receiving severance and signs a general release, the employee is eligible for a pro-rata annual contribution (if applicable) based on eligible compensation paid in the year of separation from service.
Post-Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, provided that they were employed by a company participating in the Bristol-Myers Squibb Health & Welfare Benefit Plan at the time that their employment ended, and as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, post-retirement medical benefits.
Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for “cause,” where “cause” is defined as:
•	failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or
•
severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

A terminated executive who signs a general release will be eligible for the following:
•	Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;
•	Continuation of medical, dental and life insurance benefits; and
•	Outplacement services.
For Dr. Vessey, “cause” is defined as:
•
on or within four years following the Closing, the executive’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity), material violation of a written company policy, material breach of an employment or similar agreement, or misappropriation of company property; provided, that in the event of a dispute concerning the application of this provision, the Board must determine that it has been established by clear and convincing evidence that Cause exists and must adopt a resolution to that effect with approval of at least 75% of the Board (after reasonable notice and an opportunity to be heard is provided to the executive); and
•
after the four-year period following the Closing, “cause” is as defined above except for that the definition (i) includes materially unsatisfactory performance of the executive’s duties to the company that has not been cured within ten days after a written demand for substantial performance is delivered by the Compensation and Management Development Committee and (ii) does not include the requirement for a Board determination and resolution in the event of a dispute.

For Mr. Elkins, “cause” includes the requirement for a Board determination and resolution as described above for Dr. Vessey in the event of a dispute at any time and is otherwise defined as:
•
the executive’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity), material violation of a written company policy, material breach of an employment or similar agreement, or misappropriation of company property, in each case, that has not been cured within ten days after a written notice is delivered by the company.

Change-in-Control
As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2020, and may be extended with revisions, as appropriate, beginning on January 1, 2021, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change-in-control shall have occurred prior to January 1 of such year.
To trigger benefits, there must be both a change-in-control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason is further defined in the agreements and includes a reduction in job responsibilities, changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for 36 months following a change-in-control for our senior most executives, including all our Named Executive Officers, except for Dr. Boerner, Mr. Elkins and Dr. Vessey, or except in very limited circumstances, 24 months following a change-in-control for other executives who became eligible for change-in-control benefits after September 1, 2010, including Dr. Boerner, Mr. Elkins and Dr. Vessey:
“Change-in-Control” means the earliest to occur of any one of the following dates:
(i)
The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)
The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)
The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)
The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change-in-control:
•
A cash payment equal to 2 years of base salary plus target annual incentive award for Dr. Boerner, Mr. Elkins and Dr. Vessey and 2.99 years of base salary plus target annual incentive award for the other Named Executive Officers.

•	For Mr. Elkins and Dr. Vessey, accelerated payment of the remaining cash portion of the Inducement Awards.
•	Payout of annual incentive award on a pro-rata basis at target.
•	Vesting of unvested stock options, if any, including options held less than one year.
•	Vesting of unvested RSUs, if any, including units held less than one year.
•	Vesting of unvested MSUs, subject to performance provisions, including units held less than one year.
•	Payout of a proportionate amount of outstanding PSUs at target for awards granted prior to 2019 and payout of all outstanding performance share units at target for awards granted in 2019 and beyond.
•
Three additional years of service and age for pension purposes if a participant is in BEP—Retirement Plan sponsored by BMS, and eligibility for the plan’s early retirement subsidy if the executive’s age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

•	Eligibility for retiree medical benefits based on two years additional age and service for Dr. Boerner, and three years additional age and service for the other legacy BMS Named Executive Officers
•	Continuation of health benefits for two years for Dr. Boerner, Mr. Elkins and Dr. Vessey and three years for the other Named Executive Officers.
•	Vesting of unvested match in the company’s savings plans.
•
We no longer gross up compensation on excess parachute payments for any of our executives, including all of our legacy BMS Named Executive Officers. All gross-ups are pursuant to legacy Celgene arrangements.

•	Payment of any reasonable legal fees incurred to enforce the agreement.

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2019. To the extent payments and benefits are generally available to salaried employees on a nondiscriminatory basis, they are excluded from the table.
Termination of Employment Obligations (Excluding Vested Benefits)

2019 Fiscal Year
Name	Cash Severance(1)	In-the- Money Value of Options(2)(6)	Restricted Stock Units (“RSUs”)(3)(6)	Market Share Units (“MSUs”)(4)(6)	Performance Share Units (“PSUs”)(5)(6)	Contingent Value Rights (“CVRs”)(6)(7)	Pension Plans(8)	Savings Plans(9)	Health(10)	Retiree Medical(11)	Total	Gross-Up on Excise Taxes(15)
Termination for Good Reason
Giovanni Caforio, M.D.(12)(13)	$3,300,000	$0	$0	$0	$0	$0	$0	$0	$33,899	$0	$3,333,899	n/a
Charles Bancroft(12)	$2,131,578	$0	$0	$0	$0	$0	$0	$0	$24,603	$0	$2,156,181	n/a
David Elkins(13)	$3,050,000	$2,275,856	$17,314,161	$0	$0	$614,172	$0	$0	$22,643	$0	$23,276,833	$2,719,821
Sandra Leung(12)	$2,090,000	$0	$0	$0	$0	$0	$0	$0	$20,644	$0	$2,110,644	n/a
Christopher Boerner, Ph.D.(13)	$1,850,000	$0	$0	$0	$0	$0	$0	$0	$34,063	$99,892	$1,983,955	n/a
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.(13)	$3,000,000	$2,206,707	$14,163,138	$0	$0	$524,640	$0	$0	$22,631	$0	$19,917,117	$0
Involuntary Termination Not for Cause
Giovanni Caforio, M.D.(12)(13)	$3,300,000	$0	$0	$0	$0	$0	$0	$0	$33,899	$0	$3,333,899	n/a
Charles Bancroft(12)	$2,131,578	$0	$0	$0	$0	$0	$0	$0	$24,603	$0	$2,156,181	n/a
David Elkins(13)	$3,050,000	$2,275,856	$17,314,161	$0	$0	$614,172	$0	$0	$22,643	$0	$23,278,833	$2,719,821
Sandra Leung(12)	$2,090,000	$0	$0	$0	$0	$0	$0	$0	$20,644	$0	$2,110,644	n/a
Christopher Boerner, Ph.D.(13)	$1,850,000	$0	$0	$274,412	$1,069,534	$0	$0	$0	$34,063	$99,892	$3,327,901	n/a
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil. (13)	$3,000,000	$2,206,707	$14,163,138	$0	$0	$524,640	$0	$0	$22,631	$0	$19,917,117	$0
Qualifying Termination Within 2 or 3 Years Following a Change-in-Control
Giovanni Caforio, M.D.(13)(14)	$12,333,750	$0	$0	$12,331,605	$9,548,776	$0	$0	$0	$103,703	$0	$34,317,834	n/a
Charles Bancroft(14)	$7,010,760	$0	$0	$4,108,160	$3,165,594	$0	$9,352,038	$0	$75,051	$0	$23,711,603	n/a
David Elkins(13)	$5,050,000	$2,275,856	$17,314,161	$0	$0	$614,172	$0	$67,805	$41,802	$0	$25,363,797	$3,893,327
Sandra Leung(14)	$6,249,100	$0	$0	$3,095,242	$2,415,020	$0	$7,453,874	$0	$63,337	$0	$19,276,574	n/a
Christopher Boerner, Ph.D.(13)	$3,700,000	$0	$677,205	$2,355,580	$3,117,772	$0	$0	$385,010	$69,908	$93,868	$10,399,344	n/a
Rupert Vessey, M.A., B.M., B.Ch., F.R.C.P., D.Phil.(13)	$5,000,000	$2,206,707	$14,163,138	$0	$0	$524,640	$0	$34,200	$41,781	$0	$21,970,466	$3,407,553
1)
For voluntary termination for good reason and involuntary termination not for cause, cash severance is equal to 2 times base salary. For change-in-control, cash severance is equal to 2 times base salary plus target annual incentive award for Mr. Elkins, Dr. Boerner, and Dr. Vessey and 2.99 times for the other Named Executive Officers. For Mr. Elkins and Dr. Vessey, for voluntary termination for good reason, involuntary termination not for cause and for a change-in-control, in each case, cash severance also include $1,050,000 and $1,000,000, respectively, in respect of the acceleration of the remaining cash portion of their Inducement Awards.

2)	For Mr. Elkins and Dr. Vessey, represents all in-the-money unvested options.
3)
For Dr. Boerner, for involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change-in-control, represents all unvested units. For Mr. Elkins and Dr. Vessey, represents all unvested RSUs.

4)
For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change-in-control, represents all unvested units. The payout factor applied is equal to the 10-day average closing price on December 31, 2019 divided by the 10-day average closing price on the grant date.

5)
For change-in-control, represents a pro-rata payout of the 2017-2019 and 2018-2020 PSU awards at target and a full payout of the 2019-2021 PSU award at target. For involuntary termination not for cause, the payment excludes the payout of 2019-2021 PSU award because as of December 31, 2019 the award had not been held for at least one year since the grant date.

6)
For awards other than CVRs. values as of December 31, 2019 based on the closing Common Stock price of $64.19 on that day. For CVRs, values are based on the market trading value as of December 31, 2019 of $3.01.

7)
Pursuant to the Merger, upon vesting of the converted legacy Celgene equity awards, including accelerated vesting in any of the three termination scenarios, one CVR is received per share underlying each such award, if applicable.

8)	Reflects BEP - Retirement Plan. Change-in-control values include early retirement subsidy and additional years of credited service and age.
9)
Change in control values reflect Company matching contributions and automatic year-end contributions, if applicable, under the legacy Celgene 401(k) plan for Mr. Elkins and Dr. Vesey and under the Company’s Savings Plans for the other NEOs and equal two additional years of service. For Mr. Elkins, additionally reflects vesting of the unvested portion of his Company matching contributions.

10)
For voluntary termination for good reason and involuntary termination not for cause, reflects health care benefit continuation through the severance period of 56 weeks. For change in control, represents continuation of health care benefits for two (2) years for Mr. Elkins and Dr. Vessey and three (3) years for the other Named Executive Officers.

11)	Reflects cost to the Company for providing retiree medical benefits. For change-in-control, includes additional years of credited service and age.
12)
These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to the following benefits, which are generally available to all retirement eligible participants in our stock plans:

•	a pro-rata portion of RSUs held for one year from the grant date;
•	a pro-rata portion of MSUs held for one year from the grant date, subject to performance provisions; and
•	a pro-rata portion of the PSUs held one year from the grant date, subject to performance provisions.
13)	Drs. Caforio, Boerner and Vessey and Mr. Elkins are not participants in any of our pension plans.
14)	These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:
•	Restricted Stock Units—the difference between a pro-rata portion of RSUs held for one year from the grant date and all unvested RSUs including units held less than one year.
•
Market Share Units—the difference between a pro-rata portion of MSUs held for one year from the grant date and all unvested MSUs including units held less than one year from the grant date, subject to performance provisions.

•	Performance Share Units—a payout of the 2019-2021 PSU award at target.
15)
It is the Company’s practice to not gross up compensation on excess parachute payments for our executives. These gross-ups are pursuant to legacy Celgene arrangements, approved prior to the Transaction and assumed by the Company. Any liability for gross-up payments are limited solely to payments, if any, related to the Celgene Transaction. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 39.4%, excise tax of 20% and relevant state taxes. It does not reflect employment taxes. These estimates do not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change-in-control or for any payments made in consideration of non-compete agreements or as reasonable compensation.

Pay Ratio

To determine the ratio of the CEO’s annual total compensation to the median annual total compensation of all employees excluding the CEO, we identified the median employee as of October 2, 2018 using target total cash compensation (i.e., salary plus 2018 target incentive award). In accordance with SEC rules, our median employee remained the same for 2019 because we determined that there was no change in our employee population or employee compensation arrangements that we reasonably believed would result in a significant change to our pay ratio disclosure, in part because, also in accordance with SEC rules, we omitted approximately 9,449 legacy Celgene employees from our calculation who became our employees as a result of the Celgene Transaction. We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees. We estimate that the median employee’s 2019 total compensation, as determined in the same manner as “Total Compensation” in The Summary Compensation Table, was $123,365. Dr. Caforio’s 2019 total compensation was $18,767,253, which was 152:1 times that of the median of the annual total compensation of all employees.
Item 2—Advisory Vote to Approve the Compensation of Our Named Executive Officers

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 33. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes approved to such programs and the feedback we received from our shareholder engagement. Accordingly, we are requesting your non-binding vote on the following resolution:
“RESOLVED, that the shareholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the company’s 2020 Proxy Statement.”
Our executive compensation programs are designed to enable us to attract and retain talented executives capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. A significant portion of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as key behaviors necessary to our evolution as a leading biopharmaceutical company. In addition, a substantial portion of an executive’s compensation is in the form of equity awards that tie the executive’s compensation directly to creating shareholder value and achieving financial and operational results. We value input from our shareholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions
The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Equity Compensation Plan Information

The following table summarizes information concerning the company’s equity compensation plans and outstanding and exercisable options as of December 31, 2019:
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	140.4(1)	$48.08(1)	127.7(2)
Equity compensation plans not approved by security holders(3)	0.0		28.5
	140.4	$48.08	156.2
1)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2019, there were a total of approximately 34.7 million shares subject to restricted stock units, approximately 1.6 million shares subject to market share units and approximately 3.0 million shares subject to performance share units.

2)
As part of the Celgene acquisition, BMS assumed the 2017 Stock Incentive Plan and the 2014 Equity Incentive Plan from Celgene. At December 31, 2019 approximately 29.5 million shares were available for award under these plans.

3)	No awards have been granted under this plan since 2006 and no future awards will be made under this plan.
Item 3—Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the year 2020. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders. As a matter of good corporate governance, we are asking shareholders to ratify such appointment. In the event our shareholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our shareholders.
The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fees of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson participate in the process for the selection of D&T’s new lead engagement partner.
Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb Company’s independent registered public accounting firm for 2020.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2019 and 2018 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.
	2019	2018
	(in millions)
Audit	$16.70	$10.36
Audit Related	2.20	1.65
Tax	10.00	7.11
All Other	0.10	0.24
Total	$29.00	$19.36
Audit fees for 2019 and 2018 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultations and adoption of new accounting standards, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.
Audit Related fees for 2019 and 2018 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.
Tax fees were for services related to tax compliance, including the preparation of tax returns, claims for refund, assistance with tax audits and appeals and preparation of transfer pricing documentation studies and such amounts were $6.0 million and $4.2 million in 2019 and 2018, respectively. Additionally, fees were incurred for tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with advice related to acquisitions, internal restructurings, legislative updates, and requests for rulings or technical advice from tax authorities. Such amounts were $4.0 million and $2.0 million in 2019 and 2018, respectively.
All Other fees for 2019 and 2018 were related to subscriptions to research databases, as well a benchmarking, forums and compliance procedures.
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. During 2019, the Audit Committee did not delegate pre-approval authority to any of its members.

Audit Committee Report

As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.
Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) to obtain reasonable assurance that Bristol Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s auditing process on behalf of the Board of Directors.
As part of the oversight of the company’s financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.
In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and have discussed with D&T their independence from Bristol Myers Squibb and its management. We have determined that D&T’s provision of non-audit services in 2019 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.
We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company’s internal control over financial reporting, and the overall quality of the company’s financial reporting.
Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2019 be included in Bristol-Myers Squibb Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.
In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.
The Audit Committee
Robert Bertolini, Chair
Peter J. Arduini
Michael Bonney
Michael Grobstein
Alan J. Lacy
Theodore R. Samuels
Gerald L. Storch

Shareholder
Proposals
The Company expects the following shareholder proposals (Items 4 and 5) to be presented at the 2020 Annual Meeting. The Board of Directors has recommended a vote against these proposals for the policy reasons set forth following each proposal. The stock holdings of each proponent will be provided upon request to the Corporate Secretary of Bristol-Myers Squibb Company.
Item 4— Shareholder Proposal on the Adoption of a Board Policy that the Chairperson of the Board be an Independent Director

The proponents of this resolution are lead filer The Sisters of St. Francis of Philadelphia and other co-filers1. The Sisters of St. Francis of Philadelphia is located at 609 S. Convent Road, Aston, PA 19014.
Proposal 4—Separate Chair & CEO
RESOLVED: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy would be phased in for the next CEO transition.
If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.
Supporting statement
We believe:
•	The role of the CEO and management is to run the company.
•	The role of the Board of Directors is to provide independent oversight of management and the CEO.
•	There is a potential conflict of interest for a CEO to have a past CEO an inside director act as Chair.
Giovanni Caforio has been the Chief Executive Officer of BMS since 2015 and its Chairman of the Board since 2017. The company has designated a board member as lead independent director, but BMS’ own Corporate Governance Guidelines states that this person shall “...facilitate information flow and communication between the Directors and the Chairman, and to perform such other duties specified by the Board”, thus making the lead independent director merely a conduit to the Chair. We believe Bristol-Myers Squibb should create a stronger governance structure moving forward.
As Andrew Grove, Intel’s former chair, stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”
In our view, shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A CEO serving as Chair can result in excessive management influence on the Board and weaker oversight of management. We urge BMS’ Board to take the opportunity to appoint a new independent Board Chair in the next round of succession.
1 The Sisters of St. Francis of Philadelphia is co-filing this proposal with the Mercy Investment Services, Inc., Daughters of Charity, Dignity Health, School Sisters of Notre Dame Cooperative Investment Fund, Dana Investment Advisors, Monasterio de San Benito and Bon Secours Mercy Health.

Numerous institutional investors recommend independence for these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place. In addition, investor interest in this governance practice is growing.
According to ISS “2017 Board Practices”, (March 2017), 58% of S&P 1,500 firms separate these two positions and the number of companies separating these roles is growing.
To simplify the transition, this policy would be phased in and implemented when the next CEO is chosen.
Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons.
The Board has carefully considered this proposal and believes the actions requested are not in the best interests of the company and its shareholders. The Board believes that shareholder interests are well served when the Board has the flexibility to determine the best person to serve as Chairman.
The Board completes a robust evaluation of its leadership structure each year. The company’s governance documents provide the Board with the ability to design the company’s board leadership structure as it deems appropriate based on the circumstances at the time. This enables the Board to tailor its structure to the strengths of the company’s officers and directors in order to best address the company’s evolving and complex business. The Board believes that the company and its shareholders are well served by allowing the Board to continue to follow its current policy of determining the most advantageous governance for the company generally, and the best person to serve as the Chairman specifically.
In fact, the Board has implemented this practice for many years, including over the last two decades where the Board has had different leadership structures depending on the needs of the Board and the company at the time. In particular, from 2005 until 2007 and from 2010 until 2017, the Board had a separate Chairman and Chief Executive Officer. The company’s independent directors have determined that it is currently appropriate and in the best interest of shareholders to have a combined Chairman and Chief Executive Officer role for the reasons described elsewhere in this Proxy Statement. This is counterbalanced by a strong Lead Independent Director role and other sound governance practices, as described in this Proxy Statement and further below.
The company’s Corporate Governance Guidelines provide that the independent directors will designate a Lead Independent Director when the Chairman is not an independent director. The Board believes the robust duties of the Lead Independent Director, who is selected annually by the company’s independent directors, provide for effective, appropriate safeguards and oversight. The role of the Lead Independent Director at the company is modeled on the role of an independent chairman, ensuring a strong, independent and active Board. The company’s Corporate Governance Guidelines provide that the Lead Independent Director shall “preside over executive sessions of the company’s independent directors, facilitate information flow and communication between the Directors and the Chairman, and to perform such other duties specified by the Board.” The Lead Independent Director’s responsibilities include:
•	Serving as liaison between the independent directors and the Chairman and Chief Executive Officer.
•	Reviewing and approving meeting agendas and sufficiency of time.
•	Calling meetings of the independent directors.
•	Presiding at all meetings of the independent directors and any Board meeting when the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors.
•	Approving the quality, quantity and timeliness of information sent to the Board.
•	Serving a key role in Board and Chief Executive Officer evaluations.
•	Engaging with, and responding directly to, shareholder and stakeholder questions, as appropriate.
•	Providing feedback from executive sessions of the independent directors to the Chairman and Chief Executive Officer and other senior management.

•	Recommending advisors and consultants.
•	Conducting, along with the Committee on Directors and Corporate Governance, an annual assessment of the Board and committees.
The Board operates under sound principles of corporate governance. When the roles of Chairman and Chief Executive Officer are combined, the Board ensures independent oversight of the company through a counterbalancing governance structure. For example, the company’s robust corporate governance policies and practices provide independent directors with the ability to effectively oversee the company’s management. These include:
•	Director independence. Currently, 11 of the 12 director nominees are independent.
•
Fully independent Board committees. All members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee are “independent” in accordance with or as defined in the rules adopted by the SEC and the New York Stock Exchange and the company’s own Corporate Governance Guidelines.

•	Continued Board refreshment. The Board continually reviews its composition with a focus on refreshing necessary skill sets to oversee management’s execution of the company’s strategy.
•
Independent evaluation of Chief Executive Officer performance. The company’s Compensation and Management Development Committee, which is fully independent, is responsible for performing an annual evaluation of the Chief Executive Officer against his performance objectives.

The Board’s current governance structure ensures strong independent leadership while still giving the Board flexibility. The adoption of a mandate that the Chairman of the Board be an independent director is highly prescriptive and would erode the Board’s judgement and flexibility. Such a requirement would limit the Board’s ability to select the style of leadership best suited to meet the needs of the company and its shareholders based on the relevant facts, circumstances, and criteria, as they exist at the time of determination. The Board must have a certain degree of discretion, and the company believes the current governance structure provides the necessary flexibility in determining the Board’s leadership structure. The Board will continue to monitor the company’s governance structure; however, given the needs of the company continually evolve, the Board believes it is beneficial to maintain the flexibility to determine the best leadership structure for the Board at the time. A vote “FOR” the proposal would upset the careful balance the Board has struck between ensuring the leadership remains accountable to the company’s shareholders while being best suited to meet their needs. For these reasons the Board recommends that you vote against this proposal.
Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.
Item 5 – Shareholder Proposal on Shareholder Right to Act by Written Consent

The proponent of this resolution is James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758.
Proposal 5—Shareholder Right to Act by Written Consent
Resolved, Bristol-Myers Squibb (“BMY” or “Company”) shareholders request our board of directors undertake steps as necessary to permit written consent by shareholders entitled to cast the minimum number of votes necessary to authorize action at a meeting at which all shareholders entitled to vote were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent consistent with applicable law, including the ability to initiate any topic for written consent consistent with applicable law.
Supporting statement
Shareholder rights to act by written consent and special meetings are often complimentary ways to bring urgent matters to the attention of management and shareholders outside the annual meeting cycle.
Many boards and investors assume a false equivalency between rights of written consent and special meetings. However, any shareholder, regardless how many (or few) shares she owns, can seek to solicit written consents on a proposal.

By contrast, calling a special meeting may require a two-step process. A shareholder who does not own the minimum shares required must first obtain the support of other shareholders. Once that meeting is called, the shareholder must distribute proxies asking shareholders to vote on the proposal to be presented at the special meeting. This two-step process can take more time and expense than the one-step process of soliciting written consents, especially when BMY requires a 25% threshold, instead of 10% as provided for in Delaware law.
Blackrock’s proxy voting guidelines for 2019 include the following:
In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to solicit votes by written consent provided that: 1) there are reasonable requirements to initiate the consent solicitation process (in order to avoid the waste of corporate resources in addressing narrowly supported interests); and 2) shareholders receive a minimum of 50% of outstanding shares to effectuate the action by written consent.
This proposal topic is trending positively. Written consent won 47% support at United Rentals in 2018; 51% support in 2019. At Flowserve 43% support in 2018; 51% support in 2019. At Capital One Financial 44% support in 2018; 56% support in 2019. The topic also recently won majorities at JetBlue, Cigna, Applied Materials, Nuance Communications, Netflix, Newell Brands, Gilead Sciences, L3 Technologies, Eastern Chemical Company, Kansas City Southern and HP.
Our Company should join the hundreds of major companies that enable shareholders to act by written consent.
Increase Shareholder Value
Vote for right to act by written consent – Proposal 5
Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons.
The Board has carefully considered the proposal and believes that permitting shareholders to act by written consent is unnecessary and not in the best interests of the company and its shareholders.
Currently, the company’s shareholders have the ability to propose matters for consideration at each annual meeting of shareholders. In addition, the company’s Bylaws permit holders of 25% or more of outstanding shares, half of the necessary threshold for shareholders to act by written consent under Delaware law and this proposal, to call special meetings of shareholders. This right provides shareholders an opportunity to raise appropriate issues for the company to consider between annual meetings and on which all shareholders can deliberate and vote. Any group of shareholders with holdings sufficient to act by written consent under this proposal may already call a special meeting of shareholders.
The Board believes that permitting shareholder action by written consent would circumvent the proper and usual process of allowing deliberation at a meeting of shareholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise shareholders. Unlike meetings of shareholders, action by written consent would disenfranchise certain shareholders by denying them the ability to vote or otherwise have a say on proposed shareholder actions. Action by written consent would enable the holders of just a majority of the company’s outstanding shares to take action on a proposal without the benefit of hearing the views, questions and arguments of other shareholders or the company. In addition, action by written consent eliminates the need for advance notice to be provided to shareholders about a proposed action. Therefore, certain shareholders may not be informed about the proposed action until after the action has already been taken, denying these shareholders the ability to exercise their rights. The Board believes that this proposal could adversely affect the conduct of shareholder business if the company takes an action it otherwise would not have taken if all of the company’s shareholders were afforded the opportunity to discuss, debate and vote on the matter. The Board believes that a meeting of shareholders, which provides all shareholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum to facilitate shareholder action.
Permitting shareholders to act by written consent has the potential to create substantial confusion and disruption, and the Board does not believe it is appropriate for the corporate governance of a widely-held public company. Multiple groups of shareholders would be able to solicit written consents at any time and as frequently as they choose on a range of special or self-interested issues. There also is the possibility that consent solicitations may conflict with one another, be duplicative, or not be in the best interests of the company or the shareholders as a whole. The written consent process that this proposal seeks to authorize may be cumbersome, time consuming and costly for the company. As a result, the Board continues to believe that holding meetings where all shareholders may discuss the proposed actions and vote their shares is the best way for shareholders to take action.
Additionally, permitting shareholders to act by written consent is unnecessary given the other avenues available to shareholders to engage with the company and its Board. In addition to soliciting, evaluating and responding to feedback from the company’s shareholders on an ongoing basis, with the leadership of a strong Lead Independent Director, the Board continually reassesses the company’s corporate governance practices to identify additional steps to further benefit shareholders. For example, following extensive engagement with the company’s shareholders throughout 2015, the Board amended the company's Bylaws to adopt a proxy access shareholder right in February 2016. The Board took particular care to adopt a bylaw with provisions that reflect the input of shareholders, the details of which are described on page 13 of this Proxy Statement under the heading “Proxy Access Shareholder Right.” The Board recommended, and shareholders approved, amendments to the company’s governing documents to eliminate all supermajority provisions applicable to common shareholders. Further, the Board's Committee on Directors and Corporate Governance has created a process for shareholders to communicate directly with the company’s non-employee directors outside the annual meeting cycle, which is described on page 26 of this Proxy Statement under the heading “How to Communicate with Us” More information about the company's corporate governance practices and policies can be found beginning on page 14 of this Proxy Statement under the heading “How We Govern and Are Governed.”
The Board, therefore, believes that shareholder action by written consent continues to not be in the best interests of the company or its shareholders. For these reasons the Board recommends that you vote against this proposal.
Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

Voting Securities
and Principal Holders
At the close of business on March 16, 2020, there were 2,262,463,353.509 shares of $0.10 par value common stock and 3,546 shares of $2.00 convertible preferred stock outstanding and entitled to vote.
Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of March 16, 2020, beneficial ownership of shares of our common stock by each director, each of our Named Executive Officers and all directors and executive officers as a group, in each case, as of such date. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.
	Bristol-Myers Squibb Company
Name	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
P. J. Arduini	25,204	0	25,204
C. A. Bancroft(4)	437,534	0	0
R. Bertolini	31,405	0	20,008
C. Boerner, Ph.D.	21,033	0	0
M. Bonney	112,039	102,169	3,801
G. Caforio, M.D.	485,424	0	0
D. Elkins	82,809	48,318	0
M. W. Emmens	20,505	0	20,245
M. Grobstein(5)	90,368	0	86,819
J. Haller, M.D.	89,731	83,469	3,853
A. J. Lacy(5)	79,878	0	77,573
S. Leung	580,563	0	0
D. C. Paliwal	46,072	0	33,137
T. R. Samuels	45,769	0	18,769
V. L. Sato, Ph.D.	70,460	0	70,460
G. L. Storch	56,021	0	56,021
R. Vessey, M.A, B.M., B.Ch., F.R.C.P., D.Phil.	217,229	168,273	0
K. H. Vousden, Ph.D.	13,636	0	13,636
P. Yale	3,853	0	3,853
All Directors and Executive Officers as a Group(6)	3,119,662	631,254	433,379
1)
Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, and Celgene Corporation 401(k) Plan, stock options that are currently exercisable, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days and deferred share units.

2)
Consists of shares underlying stock options that are currently exercisable, restricted stock units that vest within 60 days, and the target number of market share units that vest within 60 days. None of these shares have any voting rights.

3)	Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.
4)	Mr. Bancroft retired from the company on March 16, 2020.
5)	Mr. Grobstein and Mr. Lacy are not standing for re-election at the 2020 Annual Meeting.
6)	Includes 29 individuals.

Principal Holders of Voting Securities

The following table sets forth information regarding beneficial owners of more than 5% of the outstanding shares of our common stock. There are no beneficial owners of more than 5% of the outstanding shares of our preferred stock.
Name	Number of Shares Beneficially Owned	Percent of Class
Vanguard Group Inc. PO Box 2600 V26 Valley Forge, PA 19482-2600	194,860,154(1)	8.66%(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	171,343,446(2)	7.61%(2)
1)
This information is based on the Form 13G/A filed by Vanguard Group Inc. with the SEC on February 12, 2020 reporting beneficial ownership as of December 30, 2019. The reporting person has sole voting power with respect to 3,570,899 shares, shared voting power with respect to 656,771 shares, sole dispositive power with respect to 190,848,600 shares and shared dispositive power with respect to 4,011,554 shares.

2)
This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020 reporting beneficial ownership as of December 31, 2019. The reporting person has sole voting power with respect to 146,949,101 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 171,343,446 shares and shared dispositive power with respect to zero shares.

Delinquent Section 16(a) Reports

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership wit the SEC. To the best of our knowledge, during the year ended December 31, 2019, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements with the following exceptions: (ii) Form 4 reports for each or Messrs. Ahmed and Elkins and Dr. Vessey were not timely filed due to an administrative delay in calculations surrounding the total merger consideration received by these individuals in connection with the Celgene Transaction; and (ii) Form 4 reports for our legacy BMS executives in connection with our annual awards vestings on March 10, 2019, due to a system-wide failure in the administrative software used for these filings.
Policy on Hedging and Pledging

Our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

Other
Matters
Advance Notice Procedures

As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year’s annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year’s annual meeting. For our 2021 Annual Meeting, we must receive this notice between January 5, 2021 and February 4, 2021. These requirements are separate and distinct from the SEC requirements that a shareholder must meet to have a shareholder proposal included in our proxy statement. For further information on how a shareholder may nominate a candidate to serve as a director, please see page 13.
Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary.
2021 Shareholder Proposals

Shareholder proposals relating to our 2021 Annual Meeting of Shareholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, Attention: Corporate Secretary, no later than November 25, 2020. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Shareholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to shareholders.
Compensation Committee Interlocks and Insider Participation

There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2019.
Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Principles of Integrity, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to anyone who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016.

Frequently
Asked Questions
Why am I receiving these materials?
This Proxy Statement is being delivered to all shareholders of record as of the close of business on March 16, 2020 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on May 5, 2020. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to shareholders on or about March 25, 2020. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.
What is “householding” and how does it work?
“Householding” is a procedure we adopted whereby shareholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the shareholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Shareholder Services, Bristol-Myers Squibb Company, 430 East 29th Street—14th Floor, New York, New York 10016, or by calling us at (212) 546-3309. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.
Who can attend the Annual Meeting?
Only shareholders of Bristol-Myers Squibb Company as of the record date, March 16, 2020, their authorized representatives and guests of Bristol-Myers Squibb Company may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification and proof of ownership as of the record date (such as an admission ticket, a brokerage statement, proxy card or voting instruction form reflecting your stock ownership), will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification. Please see below instructions for obtaining an admission ticket.
How do I receive an admission ticket?
To request an admission ticket in advance of the Annual Meeting, please visit www.proxyvote.com and follow the instructions provided. You will need the 16-digit number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.
If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.
If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Shareholder Services, Bristol-Myers Squibb Company, 430 East 29th Street, 14th Floor, New York, NY 10016. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.
We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?
All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 16, 2020 will be entitled to vote at the 2020 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.
How do I vote if I am a registered shareholder?
Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:
i)	via Internet at www.proxyvote.com;
ii)	by telephone at (800) 690-6903;
iii)	by mail, if you received a paper copy of the proxy materials; or
iv)	in person at the Annual Meeting.
Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.
If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.
If you wish to vote in person, you can vote your shares at the Annual Meeting.
How do I vote if I am a beneficial shareholder?
If you are a beneficial shareholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card, which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.
Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm,
Under NYSE rules, the election of directors, the advisory vote to approve the compensation of our Named Executive Officers and the approval of any shareholder proposals are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.
What items will be voted upon at the Annual Meeting?
At the Annual Meeting, we will consider and act on the following items of business:
i)	the election to the Board of Directors the 12 persons nominated by the Board, each for a term of one year;
ii)	an advisory vote to approve the compensation of our Named Executive Officers;
iii)	the ratification of the appointment of our independent registered public accounting firm; and
iv)	two shareholder proposals, if presented at the meeting.
We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.
What are the Board of Directors’ voting recommendations?
For the reasons set forth in more detail in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the advisory vote to approve the compensation of our Named Executive Officers, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 and AGAINST the shareholder proposal.

How will my shares be voted at the Annual Meeting?
Voting Options
Item	Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a vote cast	No	No effect
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
3	Ratification of the appointment of an independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
4	Shareholder Proposal on Separate Chair and CEO	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
5	Shareholder Proposal on Shareholder Right to Act by Written Consent	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
How many votes are needed to elect the directors and to approve each of the proposals?
Director Elections: A majority of votes cast with respect to each director’s election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.
Advisory Vote to Approve Compensation of Our Named Executive Officers: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our Named Executive Officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.
Ratification of Our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.
Shareholder Proposals: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on this matter is required for the approval of the shareholder proposals if presented at the meeting. Abstentions will be counted as votes against the proposals and broker non-votes will have no effect on the proposals.
How are the votes counted?
In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of shareholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?
If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:
i)	by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb Company;
ii)	by casting a new vote by telephone or by the Internet; or
iii)	by voting in person at the Annual Meeting.
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting.
How do I designate my proxy?
If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.
Who counts the votes?
An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.
Is my vote confidential?
Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential.
Who will pay for the costs involved in the solicitation of proxies?
We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $22,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Exhibit A
Categorical Standards of Independence

In determining director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:
a)
an immediate family member of the director is or has been employed by the company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the company;

b)
more than three years has elapsed since i) the director was employed by the company, ii) an immediate family member of the director was employed by the company as an executive officer, or iii) an executive officer of the company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)
the director, or an immediate family member of the director, received, in any 12-month period within the last three years, $120,000 or less in direct compensation from the company (other than director’s fees or compensation that was deferred for prior service with the company);

d)
more than three years has elapsed since i) the director has been a partner with or employed by the company’s independent auditor or ii) an immediate family member personally worked on the company’s audit as a partner or employee of the company’s independent auditor;

e)	the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the company’s audit;
f)
the director of the company, or an immediate family member of a director, is a director, an executive officer or an employee of, or is otherwise affiliated with, another company that makes payment to, or receives payment from, the company for property or services in an amount which in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)
the director of the company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the company for property or services; and

h)
the director of the company is a director, executive officer, or trustee of, or is otherwise affiliated with, a charitable organization or non-profit organization, and the company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

Exhibit B
Directions to our Lawrence Township office at:

3401 Princeton Pike
Lawrence Township, New Jersey 08648
Phone: 609-302-7630
By Car:
From the North:
Take US-1 S to County Rd 533/Quakerbridge Rd in West Windsor Township
Take the County Rd 533 N exit from US-1 S
Merge onto County Rd 533/Quakerbridge Rd
Use the left 2 lanes to turn left onto Province Line Rd
Turn left onto Princeton Pike
Turn right onto BMS Drive
From Southern New Jersey:
Access I-295 N
Continue on I-295 N to Lawrence Township
Take exit 8B from I-95 S
Make left at light onto BMS Drive
From Western New Jersey / Pennsylvania:
Access I-95 N
Take exit 7B onto 206 North
Bear right onto Franklin Corner Road
0.2 miles make left onto Lewisville Rd Go to end of Lewisville Road make right onto Princeton Pike
BMS Princeton Pike immediately on the right
By Train:
New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Lawrence Township office is approximately a 15-minute car drive from the station.
Parking:
Free parking for shareholders attending the 2020 Annual Meeting is available. Please go directly to the parking area reserved for shareholders.
B-1

Y  O  U  R  V  O  T  E  I  S  I  M  P  O  R  T  A  N  T
P  L  E  A  S  E  V  O  T  E  Y  O  U  R  P  R  O  X  Y

Bristol Myers Squibb™

P.O. BOX 4000
PRINCETON, NJ 08540

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2020 for shares in employee benefit plans or (ii) Monday, May 4, 2020 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 30, 2020 for shares in employee benefit plans or (ii) Monday, May 4, 2020 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 27, 2020 to ensure timely receipt of your proxy.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. You must register for and print your ticket on the shareholder meeting registration site: www.proxyvote.com. If you are unable to print your ticket, please call Shareholder Meeting Registration Phone Support (Toll Free) 1-844-318-0137 or (International Toll Call) 1-925-331-6070.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96399-P32757-Z76300

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRISTOL-MYERS SQUIBB COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR UNDER ITEM 1.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1A) Peter J. Arduini	☐	☐	☐
1B) Robert Bertolini	☐	☐	☐
1C) Michael W. Bonney	☐	☐	☐
1D) Giovanni Caforio, M.D.	☐	☐	☐
1E) Matthew W. Emmens	☐	☐	☐
1F) Julia A. Haller, M.D.	☐	☐	☐
1G) Dinesh C. Paliwal	☐	☐	☐
1H) Theodore R. Samuels	☐	☐	☐
1I) Vicki L. Sato, Ph.D.	☐	☐	☐
1J) Gerald L. Storch	☐	☐	☐
1K) Karen H. Vousden, Ph.D.	☐	☐	☐
1L) Phyllis R. Yale	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2 AND 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve the compensation of our Named Executive Officers	☐	☐	☐
3. Ratification of the appointment of an independent registered public accounting firm	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4 AND 5.	**For**	**Against**	**Abstain**
4. Shareholder Proposal on Separate Chair & CEO	☐	☐	☐
5. Shareholder Proposal on Shareholder Right to Act by Written Consent	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Bristol Myers Squibb™

ADMISSION TICKET

2020 Annual Meeting of Shareholders

Tuesday, May 5, 2020
10:00 A.M.
Bristol-Myers Squibb Company
3401 Princeton Pike
Lawrence Township, New Jersey

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.
This ticket admits only the shareholder(s) listed on the reverse side of this card and is not transferable.

Bristol-Myers Squibb Company is located at 3401 Princeton Pike, Lawrence Township, New Jersey.
Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-302-3000.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting:
The Notice of 2020 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

E96400-P32757-Z76300

Bristol Myers Squibb™

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 5, 2020.

The undersigned hereby appoints Giovanni Caforio, M.D., David V. Elkins, and Katherine R. Kelly, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Shareholders of the company to be held at Bristol-Myers Squibb Company, 3401 Princeton Pike, Lawrence Township, New Jersey, on May 5, 2020 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, the Celgene Corporation 401(k) Plan, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 30, 2020, the Trustee will vote the shares in the same proportion as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2 and 3, and AGAINST Items 4 and 5. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)